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As filed with the Securities and Exchange Commission on December 22, 2004

Registration No. 333-115037

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIO-key International, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State of incorporation)	3577 (Primary Standard Industrial Classification Code Number)	41-1741861 (I.R.S. Employer Identification No.)
1285 Corporate Center Drive, Suite 175, Eagan, MN 55121, (651) 687-0414 (Address and telephone number of registrant's principal executive offices)

Michael W. DePasquale
Chief Executive Officer
BIO-key International, Inc., 1285 Corporate Center Drive, Suite 175, Eagan, MN 55121, (651) 687-0414
(Name, address and telephone number of agent for service)

Copy to:
 Charles J. Johnson, Esq.
Choate, Hall & Stewart
Exchange Place
53 State Street
Boston, MA 02109
Telephone: (617) 248-5000
Facsimile: (617) 248-4000

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Number of units to be registered(1)	Proposed maximum aggregate offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $.01 par value per share	2,422,108 shares(4)	$1.95	$4,723,111	$598

Common Stock, $.01 par value per share	8,888,928 shares(5)	$1.95	$17,333,410	$2,196

Common Stock, $.01 par value per share, issuable upon exercise of warrants	4,444,464 shares(6)	$1.95	$8,666,705	$1,098

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares of the registrant's common stock as may be issuable upon any stock split, stock dividend or similar transaction.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sale prices of the registrant's common stock as reported on the OTC Bulletin Board on April 28, 2004, a date within five days of the original filing date of this registration statement.

(3)
Registration fee has been previously paid.

(4)
Shares of the registrant's common stock issued in connection with an agreement and plan of merger dated as of March 30, 2004.

(5)
Shares of the registrant's common stock issued pursuant to a securities purchase agreement dated as of March 31, 2004.

(6)
Shares of the registrant's common stock issuable upon the exercise of warrants issued pursuant to a securities purchase agreement dated as of March 31, 2004.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 22, 2004

PROSPECTUS

15,755,500 Shares

BIO-key International, Inc.

Common Stock

        We are registering up to 15,755,500 shares of our common stock for offer or sale by the selling security holders named in this prospectus. Of the shares being registered, 11,311,036 shares have been issued to the selling security holders and 4,444,464 shares are issuable upon exercise of warrants issued to the selling security holders. Of the 11,311,036 shares that have been issued to the selling security holders, 2,416,108 shares are being held in escrow and may not be offered or sold by the selling security holders until such escrow is released. The selling security holders may offer or sell all or a portion of their shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the shares being registered for offer and sale by the selling security holders.

Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 4.

        Our common stock is traded on the OTC Bulletin Board under the symbol "BKYI". The last reported sale price of our common stock on December 7, 2004 was $1.01 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

December       , 2004

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Applicable rules of the Securities and Exchange Commission may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

        On July 1, 2004, BIO-key International, Inc. (the "Company," "BIO-key," "we" or "us") filed a registration statement on Form SB-2/A (No. 333-115037) (the "Registration Statement") that registered up to 15,755,500 shares of its common stock for resale from time to time. The Registration Statement was declared effective by the Securities and Exchange Commission on July 8, 2004.

        In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(1) of Regulation S-B, the Company has filed this Post-Effective Amendment No. 1 to the Registration Statement to reflect certain fundamental changes in the Description of the Business and Risk Factors sections of the prospectus included in the Registration Statement following the Company's previously disclosed acquisition from Aether Systems, Inc. of its Mobile Government Division, and to otherwise update the information contained in the Registration Statement. No additional shares of our common stock are being registered pursuant to this Post-Effective Amendment No. 1.

About BIO-key International, Inc.

        BIO-key International, Inc. (the "Company," "BIO-key," "we" or "us") is in the business of delivering advanced identification solutions and information services to law enforcement departments, public safety agencies and other government and private sector customers. Our mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state, and national databases. More than 2,500 police, fire and emergency services departments in North America currently utilize the our solutions, making us a leading supplier of mobile and wireless solutions for public safety.

        Our scalable biometric finger identification technology identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy as well as reducing identity theft. Biometrics is the science of analyzing specific human characteristics which are unique to an individual in order to identify a specific individual from a broader population. Our technology scans a person's fingerprint and identifies that person within seconds without using a password, key card, personal identification number or any other identifying data. Fingerprint analysis is an accurate and reliable method to distinguish one individual from another and is generally viewed as less intrusive than many other biometric identification methods. We believe our technology and products will have a broad range of applications relating to protecting access to information and assets in both electronic and physical environments, including:

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  Delivering mission critical centralized enterprise information to field personnel graphically and wirelessly through standard off-the-shelf hardware devices;

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  Securing access to logical networks and applications;

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  Securing access to buildings and restricted areas; and

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  Prevention of identity and data theft.

        Our technology provides a reliable and secure user identification/authentication system for public and private computer networks. WEB-key™ is designed to secure access to proprietary information residing on remote servers which is transmitted via the Internet. It is compatible with Oracle server software and new security features in Microsoft's Internet Explorer Versions 5.5 SP2 and 6.0. Network authentication is typically accomplished by using passwords. Since passwords can be lost, transferred, stolen or forgotten, we believe our WEB-key™ biometric solution is a more secure method for verifying the identity of remote users and eliminates the substantial administrative costs associated with tracking and reissuing new passwords.

        On March 30, 2004, we acquired Public Safety Group, Inc. ("PSG"), a privately held leader in wireless solutions for law enforcement and public safety markets. PSG's primary technology is a software solution that provides police officers and other security personnel instantaneous access to criminal, civil and private database information in a wireless environment. PocketCop© is a handheld application that allows law enforcement officers to access state and federal databases over the wireless network for PalmOS, Windows CE and PocketPC. With the use of a portable wireless handheld device and PocketCop© application software, an authorized user can access suspect information such as wanted status, warrant status, vehicle registration and driver license status. With our acquisition of PSG, we believe there is a substantial market opportunity to integrate our VST™ and WEB-key™ biometric technologies with the PSG mobile solution.

        On September 30, 2004, we acquired the Mobile Government Division ("Aether Mobil Government") of Aether Systems, Inc. ("Aether"). Pursuant to the Asset Purchase Agreement dated as of August 16, 2004 by and among the Company, Aether, Cerulean Technology, Inc. and SunPro, Inc., we paid Aether a purchase price of $10,000,000 in cash, subject to post-closing adjustments to reflect changes in Aether Mobile Government's working capital and cash flows since June 30, 2004. In connection with this acquisition, we also issued a subordinated secured promissory note to Aether in the face amount of $6,884,588 (the "Aether Note"). The Aether Note evidences a contingent reimbursement obligation of the Company to Aether and a surety fee payable by the Company to Aether, in each case with respect to a letter of credit maintained by Aether for the Company's benefit in connection with the acquisition. Our obligations under the Aether Note are secured by a security interest granted to Aether in all or substantially all of our assets, subordinate to the security interests described in the "Convertible Debt Financing Transactions" section of this prospectus below.

        Aether Mobile Government provides wireless data solutions for use by public safety organizations, primarily state and local police, fire and rescue and emergency medical services organizations, that enable such organizations to access law enforcement databases to validate identities and obtain suspect information. Its public safety solutions are integrated into fifty (50) different state databases, as well as local and federal databases, and its products deliver real-time information in seconds, without the need for human dispatchers or other resources.

        Although biometric based solutions currently compete with more traditional security methods such as keys, cards, personal identification numbers and security personnel, biometric technology is becoming an acceptable approach to physical and logical security. Our current business plan is to:

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  License our core technology "VST" to original equipment manufacturers, systems integrators and application developers to develop and market products and applications which can then be sold to end users;

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  License WEB-key™, our web-based biometric authentication solution; and

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  Provide for "device independent" finger identification matching for virtually any application utilizing the latest advances in scanning technology.

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  License our wireless software solutions for law enforcement and public safety markets.

        We have evolved from a development stage company to a revenue generating company, but we have sustained substantial losses to date. We completed a private placement equity offering in March 2004 that resulted in approximately $12,000,000 in gross proceeds to the Company and a private placement convertible debt offering in September 2004 that resulted in approximately $10,000,000 in gross proceeds to the Company (a portion of which was used to finance the acquisition of Aether Mobile Government), and management believes that we now have sufficient funds to meet our working capital requirements for at least the next twenty-four (24) months. To the extent that we will require additional capital to support our operations, expand our marketing and sales efforts and to execute our business plan, we may need to obtain additional financing.

        Our principal executive offices are located at 1285 Corporate Center Drive, Suite 175, Eagan, Minnesota 55121 and our telephone number is (651) 687-0414.

About the Offering

        This prospectus covers the public sale of up to 15,755,500 shares of our common stock to be sold by the selling security holders identified herein. Of this amount, 2,422,108 shares were issued to certain of the selling security holders in connection with our acquisition on March 30, 2004 of PSG, a privately-held company providing wireless solutions for law enforcement and public safety markets. This acquisition was accomplished through the exchange of 2,416,108 shares of our common stock, in addition to cash and our assumption of certain indebtedness of PSG, for all of the outstanding capital stock of PSG. We also issued 6,000 shares of our common stock in connection with this acquisition to Harward Investments, Inc. ("Harward") pursuant to an arrangement involving the discharge of certain prior debt obligations of PSG to Harward. Following the acquisition, PSG became a wholly-owned subsidiary of the Company.

        The 2,416,108 shares of our common stock issued to the former PSG shareholders (the "Merger Shares") are subject to escrow provisions contained in the agreement and plan of merger and a related escrow agreement, which provide for periodic releases of such shares from escrow. One-twelfth (1/12) of the Merger Shares (the "Initial Shares") will be released from the escrow upon the effectiveness of this registration statement to Harward and the former shareholders of PSG. Specifically, Harward will receive an amount of Initial Shares that is equal to $110,000 divided by the closing price of our common stock as reported by the OTC Bulletin Board on such date, and the balance of the Initial Shares will be concurrently released to the former shareholders of PSG. An additional one-twelfth (1/12) of the Merger Shares will be released from the escrow to the former shareholders of PSG on each of June 30, 2004, September 30, 2004 and December 31, 2004. The remaining eight-twelfths (8/12) of the Merger Shares (the "Remaining Shares") will be released from the escrow to the former shareholders of PSG according to the following distribution schedule determined by the license, service and maintenance fee revenue achieved by the Company's Public Safety Division during fiscal year 2004: (i) in the event that such qualifying revenue is less than $2 million, one-twelfth (1/12) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007; (ii) in the event that such qualifying revenue is equal to or greater than $2 million, one-eighth (1/8) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006; and (iii) in the event that such qualifying revenue is equal to or greater than $6 million, one-sixth (1/6) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006.

        8,888,928 shares of our common stock covered by this prospectus were issued on March 31, 2004 in a private placement transaction to certain institutional and accredited investors pursuant to a securities purchase agreement by and among the Company and such investors. The remaining 4,444,464 shares of our common stock covered by this prospectus are issuable upon the exercise of warrants issued to the investors pursuant to such securities purchase agreement. The aggregate purchase price paid by the investors for the securities issued in such private placement was approximately $12,000,000.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following information about certain of the risks of investing in our common stock, together with other information contained in this prospectus, before you decide to purchase our common stock.

Business and Financial Risks

Since our formation, we have historically generated minimal revenue and have sustained substantial operating losses.

        From inception through December 31, 2003, we accumulated a deficit of approximately $27,676,000 and negative cash flow from operations of approximately $19,038,000. As of December 31, 2003, we had positive working capital of approximately $1,085,000, but a stockholders' deficit of approximately $9,136,000. Since our inception, we have focused almost exclusively on developing our core technology and have not generated any significant historical revenue. In order to generate revenue, we have developed a direct sales force and anticipate the need to retain additional sales, marketing and technical support personnel and incur substantial expenses. We cannot assure you that we will be able to secure these necessary resources, that a significant market for our technology will develop or that we will be able to achieve our targeted revenue.

Our technology has yet to gain widespread market acceptance and we do not know how large of a market will develop for our technology.

        Biometric technology has received only limited market acceptance, particularly in the private sector. Our technology represents a novel security solution and we have not generated any significant sales. Although recent security concerns relating to identification of individuals has increased interest in biometrics generally, it remains an undeveloped, evolving market. Biometric based solutions compete with more traditional security methods including keys, cards, personal identification numbers and security personnel. Acceptance of biometrics as an alternative to such traditional methods depends upon a number of factors including:

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  the reliability of biometric solutions,

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  public perception regarding privacy concerns,

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  costs involved in adopting and integrating biometric solutions.

        For these reasons, we are uncertain whether our technology will gain widespread acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce significant revenue or earnings. Our future success depends upon business customers adopting biometrics generally, and our solution specifically.

Biometric technology is a new approach to internet security which must be accepted in order for our WEB-key™ solution to generate significant revenue.

        Our WEB-key™ authentication initiative represents a new approach to Internet security which has been adopted on a limited basis by companies which distribute goods, content or software applications over the Internet. The implementation of our WEB-key™ solution requires the distribution and use of a finger scanning device and integration of database and server side software. Although we believe our solution provides a higher level of security for information transmitted over the Internet than existing traditional methods, unless business and consumer markets embrace the use of a scanning device and believe the benefits of increased accuracy outweigh implementation costs, our solution will not gain market acceptance.

Our software may contain defects which will make it more difficult for us to establish and maintain customers.

        Although we have completed the development of our core technology, it has only been used by a limited number of business customers. Despite extensive testing during development, our software may contain undetected design faults and software errors, or "bugs," that are discovered only after it has been installed and used by customers. Any such default or error in new or existing software or applications could cause delays in delivering our technology or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Since our technology is intended to be utilized to secure physical and electronic access, the effect of any such bugs or delays will likely have a detrimental impact on us. In addition, given that biometric technology generally, and our technology specifically, has yet to gain widespread acceptance in the market, any delays would likely have a more detrimental impact on our business than if we were a more established company.

        While we have commenced a significant sales and marketing effort, we have only developed a limited distribution channel and may not have the resources or ability to sustain these efforts or generate any meaningful sales.

In order to generate revenue, we are dependent upon independent original equipment manufacturers, system integrators and application developers which we do not control. As a result, it may be more difficult to generate sales.

        We market our technology through licensing arrangements with:

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  Original equipment manufacturers, system integrators and application developers which develop and market products and applications which can then be sold to end users; and

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  Companies which distribute goods, services or software applications over the Internet.

        As a technology licensing company, our success will depend upon the ability of these manufacturers and developers to effectively integrate our technology into products and services which they market and sell. We have no control over these licensees and cannot assure you that they have the financial, marketing or technical resources to successfully develop and distribute products or applications acceptable to end users or generate any meaningful revenue for us. These third parties may also offer the products of our competitors to end users.

We face intense competition and may not have the financial and human resources necessary to keep up with rapid technological changes which may result in our technology becoming obsolete.

        The Internet, facility access control and information security markets are subject to rapid technological change and intense competition. We compete with both established biometric companies and a significant number of startup enterprises as well as providers of more traditional methods of access control. Most of our competitors have substantially greater financial and marketing resources than we do and may independently develop superior technologies which may result in our technology becoming less competitive or obsolete. We may not be able to keep pace with this change. If we are unable to develop new applications or enhance our existing technology in a timely manner in response to technological changes, we will be unable to compete in our chosen markets. In addition, if one or more other biometric technologies such as voice, face, iris, hand geometry or blood vessel recognition is widely adopted, it would significantly reduce the potential market for our fingerprint identification technology.

We depend on our chairman of the board and chief executive officer and need additional marketing and technical personnel to successfully market our technology. We cannot assure you that we will be able to retain or attract such persons.

        A loss of our current Chairman of the Board of Directors or Chief Executive Officer could severely and negatively impact our operations. We have an employment contract with Michael W. DePasquale, our Chief Executive Officer. Although the contract does not prevent him from resigning, it does contain confidentiality and non-compete clauses which are intended to prevent him from working for a competitor within one year after leaving our Company. We continue to retain additional employees with expertise in developing, marketing and selling software solutions. In order to successfully market our technology, we will need to retain additional engineering, technical support and marketing personnel. The market for such persons remains highly competitive and our limited financial resources will make it more difficult for us to recruit and retain qualified persons.

We cannot assure you that the limited intellectual property protection for our core technology provides a meaningful competitive advantage or barrier to entry against our competitors.

        Our success and ability to compete is dependent in part upon proprietary rights to our technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets and technical measures to protect our propriety rights. We have filed a patent application relating to both the optic technology and biometrics solution components of our technology wherein several claims have been allowed. More recently, we filed a patent application with respect to our VST™ (Vector Segment Technology), the core algorithm of our biometric identification solution. We cannot assure you that any patents will be issued, or that, if issued, that we will have the resources to protect any patent from infringement. Although we believe our technology does not currently infringe upon patents held by others, we cannot assure you that such infringements do not exist or will not exist in the future, particularly as the number of products and competitors in the biometric industry segment grows.

We may need to obtain additional financing to execute our business plan which may not be available. If we are unable to raise additional capital or generate significant revenue, we may not be able to continue operations.

        Since our inception, we have not generated any significant revenue and have experienced substantial losses, including approximately $3,826,000 during 2003. We also have a stockholders' deficit as of December 31, 2003. In March 2004, we completed a private placement equity offering that resulted in approximately $12,000,000 in gross proceeds to the Company and a private placement convertible debt offering in September 2004 that resulted in approximately $10,000,000 in gross proceeds to the Company (a portion of which was used to finance the acquisition of Aether Mobile Government), and management now believes that we have sufficient funds to meet our working capital requirements for at least the next twenty-four (24) months. To the extent that we will require additional capital to support our operations, expand our marketing and sales efforts and to execute our business plan to substantially increase revenue, we may need to obtain additional financing through the issuance of debt or equity securities. We have not and cannot assure you that we will ever be able to secure any such financing on terms acceptable to us. If we cannot obtain such financing or generate such revenues, we may not be able to execute our business plan or continue operations.

We may not be able to successfully integrate recent acquisitions into our operations.

        On September 30, 2004, we completed our transaction with Aether to purchase Aether Mobil Government based in Marlborough, Massachusetts, a provider of wireless data solutions for use by public safety organizations, as described further in the "Acquisition of Aether Mobile Government"

section of this prospectus. The integration of Aether Mobile Government into our operations involves a number of risks, including:

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  difficulty integrating operations and personnel;

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  diversion of management attention;

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  potential disruption of ongoing business;

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  inability to retain key personnel;

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  inability to successfully incorporate the acquired products and services into our product and service offerings and to develop new products and services; and

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  impairment of relationships with employees, customers or vendors.

        Failure to overcome these risks or any other problems encountered in connection with the acquisition of Aether Mobile Government could slow our growth or lower the quality of our services, which could reduce customer demand. The result could be an adverse effect on our financial results.

We may not achieve profitability with respect to our law enforcement and public safety division if we are unable to maintain, improve and develop the wireless data services we offer.

        We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively develop and improve services we may not be able to recover our fixed costs or otherwise become profitable.

Our law enforcement and public safety division depends upon wireless networks owned and controlled by others.

        If we do not have continued access to sufficient capacity on reliable networks, we may be unable to deliver services and our sales could decrease. Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers such as Verizon Wireless, Bell South Corporation, Metrocall, Motient and AT&T Wireless and on the reliability and security of their systems. All of our services are delivered using airtime purchased from third parties. We depend on these companies to provide uninterrupted and bug free service and would not be able to satisfy our customers' needs if they failed to provide the required capacity or needed level of service. In addition, our expenses would increase and our profitability could be materially adversely affected if wireless carriers were to increase the prices of their services. Our existing agreements with the wireless carriers generally have one-year terms. Some of these wireless carriers are, or could become, our competitors and if they compete with us they may refuse to provide us with their services.

New laws and regulations that impact our law enforcement and public safety division could increase our costs or reduce our opportunities to earn revenue.

        We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime and certain of our hardware suppliers are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

We granted a blanket security interest in all of our assets to the holders of our secured debt. If we are unable to make our required monthly payments on such debt, or any other event of default occurs, it could have a material adverse effect on our business and operations, and the debt holders may foreclose on our assets.

        As part of our recent secured convertible debt financing transactions, we granted to Laurus Master Fund, Ltd. and another holder of such secured debt a blanket security interest in all of our assets, including assets of our subsidiary. See the "Convertible Debt Financing Transactions" section of this prospectus. In the event we default in payment on such debt, or any other event of default occurs under the relevant financing documents, 120% of the outstanding principal amount of the secured notes, plus accrued interest and fees will accelerate and be due and payable in full. See the "Convertible Debt Financing Transactions" section of this prospectus for a list of such potential events of default.

        The cash required to pay such accelerated amounts on the secured notes following an event of default would most likely come out of our working capital. As we rely on our working capital for our day to day operations, such a default could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations. In addition, upon an event of default, the holder of the secured debt could foreclose on our assets or exercise any other remedies available to them. If our assets were foreclosed upon, we were forced to file for bankruptcy or cease operations, stockholders may not receive any proceeds from disposition of our assets and may lose their entire investment in our stock.

Our obligations under our recently issued debt securities may adversely affect our ability to enter into potential significant transactions with other parties.

        As a result of our recent debt financing transactions with Laurus Master Fund, Ltd., The Shaar Fund, Ltd. and other institutional and accredited investors, we incurred significant repayment obligations and we agreed to certain restrictive covenants. In particular, for so long as 25% of the aggregate principal amount of the convertible term notes remains outstanding, we will need the consent of the holders of such notes before we can take certain actions, including the following:

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  pay any dividends;

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  merge, effect a material reorganization, liquidate or dissolve;

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  materially change the scope of our business; or

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  create, incur or assume any debt (other than certain trade debt, equipment financings and debt for the purchase of assets in the ordinary course of business).

        Accordingly, unless we obtain the noteholders' consent, we may not be able to enter into certain transactions. In addition, in connection with any potential significant transaction (such as a merger, sale of substantially all our assets, joint venture, or similar transaction), it is likely that we would have to pay off such debt obligations and have the applicable security interests released. Although we have the right at any time to prepay our debt obligations, we can only do so upon payment of 110% of the then principal balance, plus all other amounts owing under the notes. See the "Convertible Debt Financing Transactions" section of this prospectus. Based on an aggregate principal balance of $10 million, a complete prepayment would require a cash payment of $11 million. These provisions could have the practical effect of increasing the costs of any potential significant transaction, and restrict our ability to enter into any such transaction.

Our obligations to the holders of our outstanding preferred stock may further affect our ability to enter into potential significant transactions with other parties.

        We will need to obtain the consent of the holders of a majority of the then outstanding shares of our Series C preferred stock before we can take certain actions, including the following:

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  a sale or other disposition of any material assets;

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  an acquisition of a material amount of assets;

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  engaging in a merger, reorganization or consolidation; or

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  incur or guaranty any indebtedness in excess of $50,000.

        Accordingly, unless we obtain such consent, we may not be able to enter into certain transactions.

Risks Related To Our Common Stock

We have issued a substantial number of securities convertible into shares of our common stock which will result in substantial dilution to the ownership interests of our existing shareholders.

        As of October 28, 2004, approximately 34,113,323 shares of our common stock were reserved for issuance upon exercise or conversion of the following securities:

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  8,946,933 shares upon conversion of outstanding convertible term notes;

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  14,737,915 shares upon exercise of outstanding stock options and warrants;

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  804,208 shares upon exercise of options available for future grant under our existing option plans; and

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  9,624,267 shares or more upon conversion of our outstanding shares of Series C convertible preferred stock.

        The exercise or conversion of these securities will result in a significant increase in the number of outstanding shares and substantially dilute the ownership interests of our existing shareholders.

A substantial number of our convertible securities are convertible into shares of common stock at a conversion price of $.75 per share. Most of these shares are eligible for public resale. The trading price of our common stock and our ability to raise additional financing may be adversely effected by the influx into the market of such a substantial number of shares.

        Our outstanding convertible preferred stock is convertible into 9,624,267 shares of common stock at a per share conversion price of $.75 which is substantially less than the current trading price of our shares. Although many of the shares issuable upon conversion of our convertible preferred stock are eligible for public resale under Securities and Exchange Commission Rule 144, we have agreed to file a registration statement to cover the public resale of all of these shares. This significant increase in the number of shares available for public sale may have a negative impact on the trading price of our shares and substantially dilute the ownership interests of our existing shareholders. In the event that our stock trades below $.75 per share, in order to raise additional financing we would likely be required to issue additional shares of common stock or securities convertible into common stock at a purchase or conversion price, as applicable, of less than $.75 per share. Any issuance of shares at a purchase price of less than $.75 per share would reduce the conversion price of our Series C preferred shares to such lower price. This would require us to issue additional shares upon conversion of our Series C preferred shares and further dilute the ownership interests of our existing shareholders. To the extent these factors are viewed negatively by the market, it may provide an incentive for persons to execute short sales of our common stock that could adversely affect the trading price of our common stock.

Applicable Securities and Exchange Commission rules governing the trading of "penny stocks" limits the trading and liquidity of our common stock which may affect the trading price of our common stock.

        Our common stock currently trades on the OTC Bulletin Board. Because our common stock continues to trade below $5.00 per share, our common stock is considered a "penny stock" and is subject to Securities and Exchange Commission rules and regulations which impose limitations upon the manner in which our shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

We do not intend to pay dividends in the foreseeable future.

        We have never declared or paid a dividend on our common stock. In addition, the terms of our outstanding Series C preferred shares preclude us from declaring or paying a dividend on our common stock unless a dividend is also declared or paid, as applicable, on our Series C preferred shares. We intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends on our common stock in the foreseeable future.

The trading price of our common stock may be volatile.

        The trading price of our shares has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this prospectus as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in the biometrics and access control industries, and other events or factors. Although we believe that approximately fifteen (15) registered broker dealers currently make a market in our common stock, we cannot assure you that any of these firms will continue to serve as market makers or have the financial capability to stabilize or support our common stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of, and price of, our shares. In recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future trading price of our common stock.

Minnesota anti-takeover law and certain provisions of our articles of incorporation may discourage attempts to effect a change in control of our company, which may adversely affect the value of our common stock.

        We are governed by the provisions of Section 302A.673 of the Minnesota Business Corporation Act ("MBCA"). In general, the law prohibits a public Minnesota corporation from engaging in a "business combination" (with an "interested shareholder") for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, share exchanges, asset sales, plan or proposal of liquidation or dissolution, recapitalization, issuance and transfers of shares in excess of five percent (5%) or more of the Company's shares. An "interested shareholder" means any person who owns directly or indirectly ten percent (10%) or more of a public corporation's outstanding voting stock or an affiliate or associate of a public corporation which owns, or within four years did own, ten percent (10%) or more of the public corporation's outstanding voting stock. These provisions regarding certain business combinations under the MBCA could have the effect of delaying, deferring, or preventing a change in control of the company or the removal of existing management. We have no control over, and therefore cannot predict, what effect these impediments to the ability of third parties to acquire control of us might have on the market price of our common stock. In addition, we are authorized to issue 5,000,000 shares of preferred stock which may be issued by our Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Depending upon the rights, preferences and designations assigned to it, issuance of shares of preferred stock could delay, deter or prevent a change in control of our company to the detriment of our shareholders.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "believe," "estimate," "will," "may," "future," "plan," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Actual results may differ materially due to a number of factors. Many of these factors are set forth in the "RISK FACTORS" section of this prospectus. Actual results may differ materially from the forward-looking statements contained in this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        The shares are being registered hereunder for resale by the selling security holders. We will not receive any proceeds from the sale of the shares by the selling security holders. We will receive the exercise price of certain warrants held by certain of the selling security holders. We expect to use the proceeds of any such sales for general working capital purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Our common stock currently trades on the OTC Bulletin Board under the symbol "BKYI." The following table sets forth the range of high and low bid prices per share of our common stock for each of the calendar quarters identified below as reported by the OTC Bulletin Board. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low
2004:
Quarter ended September 30, 2004	$1.43	$0.60
Quarter ended June 30, 2004	$3.00	$1.26
Quarter ended March 31, 2004	$1.85	$1.03
2003:
Quarter ended December 31, 2003	$1.40	$0.53
Quarter ended September 30, 2003	$0.59	$0.38
Quarter ended June 30, 2003	$0.64	$0.30
Quarter ended March 31, 2003	$0.73	$0.35
2002:
Quarter ended December 31, 2002	$0.74	$0.33
Quarter ended September 30, 2002	$0.50	$0.26
Quarter ended June 30, 2002	$0.75	$0.38
Quarter ended March 31, 2002	$1.20	$0.61

        The last price of our common stock as reported on the OTC Bulletin Board on December 7, 2004 was $1.01 per share.

Holders

        As of October 25, 2004 the number of stockholders of record of our common stock was 220. Based on broker inquiry conducted in connection with the distribution of proxy solicitation materials in connection with the Company's special meeting of shareholders on August 16, 2004, we believe that there are approximately 3,500 beneficial owners of its common stock.

Dividends

        We have not paid any cash dividends to date, and have no intention of paying any cash dividends on our common stock in the foreseeable future. The terms of our outstanding series C preferred shares preclude us from declaring or paying a dividend on our common stock unless a dividend is also declared or paid, as applicable, on our series C preferred shares. The declaration and payment of dividends is also subject to the discretion of our Board of Directors and certain limitations imposed under the Minnesota Business Corporation Act. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in the section captioned "RISK FACTORS" and elsewhere in this prospectus. The following should be read in conjunction with our audited financial statements included elsewhere herein.

Overview

        The following should be read in conjunction with the consolidated financial statements of the Company included elsewhere herein.

        We develop and market proprietary fingerprint identification biometric technology and software solutions. We pioneered the development of automated, finger identification technology that can be used without the aid of non-automated methods of identification such as a personal identification, password, token, smart card, ID card, credit card, passport, driver license or other form of possession or knowledge based identification. This advanced BIO-key™ identification technology improves both the accuracy and speed of finger-based biometrics and is the only finger identification algorithm that has been certified by the International Computer Security Association (ICSA).

        Since our inception in 1993, we have spent substantial time and effort in completing the development of what we believe is the most discriminating and effective finger biometric technology available. During the past two years, our focus has shifted to marketing and licensing this technology. We have built a direct sales force of professionals with substantial experience in selling technology solutions to government and corporate customers. We expect to continue to add additional qualified personnel in 2004.

        During 2003 and the first two quarters of 2004, we entered into a number of licensing and development agreements. Certain of these arrangements have resulted in our technology being used in commercial applications on a run time basis and we are beginning to generate recurring revenue. We will continue to focus a substantial amount of resources on our sales and marketing efforts and expect revenues to increase substantially during 2004. Our primary objective in 2004 is to generate revenue and increase the recognition, use and acceptance of our technology in the market. To accomplish this, all sales efforts are focused on moving evaluation and development relationships to run time license arrangements as quickly as possible. We continue to see increases in qualified leads resulting in evaluation licenses and run time licenses. Our biggest challenge is obtaining financial and human resources to pursue and follow up on all opportunities available to us.

        Although recent security concerns relating to the identification of individuals has increased interest in biometrics generally, it has yet to gain widespread commercial acceptance. We continue to see increasing acceptance of biometric technology, however, and believe the market for our technology is large enough for us to become a successful revenue generating company. Continued concerns regarding security and increased corporate spending on technology are key external conditions which may affect our ability to execute our business plan.

        On March 30, 2004, we acquired all of the outstanding capital stock of PSG, a privately-held provider of wireless solutions for law enforcement and public safety markets based in Winter Park, Florida, in exchange for an aggregate of 2,422,108 shares of our common stock, $500,000 in cash, and our assumption of $600,000 in aggregate net liabilities of PSG. The acquisition was completed pursuant to the terms of an agreement and plan of merger by and among the Company, BIO-Key Acquisition Corp., a wholly-owned subsidiary of the Company, PSG and all of the shareholders of PSG. As a result of this transaction, PSG became a wholly-owned subsidiary of the Company and now constitutes a division of our business specializing in the law enforcement and public safety markets.

        On March 31, 2004, we completed a private placement equity offering that resulted in approximately $12,000,000 in gross proceeds to the Company. Based on available cash resources, existing funding obligations and projected revenue, we believe our existing financial resources will now be sufficient to sustain operations for at least the next twenty-four (24) months. Our long-term viability and growth will depend upon the successful commercialization of our technologies and our ability to obtain adequate financing, among other matters, as to which there can be no assurances.

        As more fully described in our Proxy Statement filed on July 21, 2004 with the Securities and Exchange Commission, we are actively pursuing strategic acquisitions that are expected to be accretive to operating results. To enable us to respond rapidly to acquisition opportunities, and to meet other future needs that could arise, we have obtained shareholder approval to raise the number of shares of common stock that we are authorized to issue from 60 million to 85 million. In that regard, on September 30, 2004, we completed our previously announced acquisition of Aether Mobile Government from Aether. Pursuant to the Asset Purchase Agreement dated as of August 16, 2004 by and among the Company, Aether, Cerulean Technology, Inc. and SunPro, Inc., the Company paid Aether a purchase price of $10,000,000 in cash, subject to post-closing adjustments to reflect changes in Aether Mobile Government's working capital and cash flows since June 30, 2004. In connection with this acquisition, the Company issued a subordinated secured promissory note to Aether in the face amount of $6,884,588 (the "Aether Note"). The Aether Note evidences a contingent reimbursement obligation of the Company to Aether and a surety fee payable by the Company to Aether, in each case with respect to a letter of credit maintained by Aether for the Company's benefit in connection with the acquisition. The Company's obligations under the Aether Note are secured by a security interest granted to Aether in all or substantially all of the Company's assets, subordinate to the security interest described in the "Convertible Debt Financing Transactions" section of this prospectus below.

        Aether Mobile Government provides wireless data solutions for use by public safety organizations, primarily state and local police, fire and rescue and emergency medical services organizations, that enable such organizations to access law enforcement databases to validate identities and obtain suspect information. Its public safety solutions are integrated into fifty (50) different state databases, as well as local and federal databases, and its products deliver real-time information in seconds, without the need for human dispatchers or other resources.

        On September 29, 2004, we entered into a securities purchase agreement with certain institutional and accredited investors. Under this agreement, the Company issued secured convertible term notes in the aggregate principal amount of $5,050,000, convertible into common stock of the Company in certain circumstances at $1.35 per share, and issued warrants to purchase an aggregate of 1,122,222 shares of our common stock at an exercise price of $1.55 per share. The Company's obligations under these financing documents are secured by a security interest in all or substantially all of the Company's assets. Also on September 29, 2004, we entered into a separate securities purchase agreement with existing shareholders of the Company and other accredited investors. Under this agreement, the Company issued unsecured convertible term notes in the aggregate principal amount of $4,950,000, convertible into common stock of the Company in certain circumstances at $1.35 per share, and issued warrants to purchase an aggregate of 1,099,997 shares of our common stock at an exercise price of $1.55 per share. The proceeds from each of these transactions were used in part to finance a portion of the Company's acquisition of Aether Mobile Government and will be used in part for working capital purposes.

Results of Operations

        The discussion below regarding our results of operations for the three and nine months ended September 30, 2004 reflects the combined operations of our historic biometric technology licensing business and our new public safety division, comprised of the former PSG whereas the corresponding periods in 2003 include only the operations of our historic biometric business. In order to present the following discussion in a manner to provide a more meaningful comparison between the two periods, where possible, we have quantified the material changes in our results of operations which are attributable to the operations of each of our businesses. Because the acquisition of the Mobile Government division of Aether Systems was not completed until September 30, the results of operations for Mobile Government are not included in the three and nine month periods ending September 30, 2004. The acquired assets and liabilities are included in our balance sheet as of September 30, 2004.

Three Months And Nine Months Ended September 30, 2004 As Compared To Three Months And Nine Months Ended September 30, 2003

Revenue

        We generated revenues of approximately $309,000 during the three month period ended September 30, 2004 as compared to approximately $147,000 during the corresponding period in 2003. Of this amount, approximately $101,000 was generated by our biometric technology business, a decrease of $46,000 from the corresponding period in 2003. This decline was due to timing of customer orders. PSG, our law enforcement and public safety division which we acquired on March 30, 2004, accounted for approximately $207,000 of the remaining revenue during the three month period ended September 30, 2004.

        We generated revenues of approximately $1,140,000 during the nine month period ended September 30, 2004 as compared to approximately $188,000 during the corresponding period in 2003. Of this amount, approximately $354,000 was generated by our biometric technology business, representing an approximate $167,000 increase over the corresponding period in 2003. This increase was due to an additional number of licensing arrangements, some of which have moved from evaluation to recurring run time licenses. Our law enforcement and public safety division accounted for approximately $785,000 of the remaining revenue during the nine month period ended September 30, 2004.

        Consolidated revenue during the nine month period ended September 30, 2004 consisted of approximately $863,000 from license fees, approximately $135,000 from product sales and approximately $142,000 from technical support services. We expect over the next several quarters, the majority of our biometrics and PSG revenue will come from license fees and with technical support and product sales contributing the balance. As our evaluation customers move to run time licensing arrangements, we expect technical support fees to comprise a larger percentage of these revenues and provide additional recurring monthly revenue. With the acquisition of Mobile Government on September 30, 2004, we expect the majority of our consolidated revenue for the next several quarters to be generated from existing Mobile Government customers. Mobile Government revenue is composed of recurring maintenance revenue, licensed software and related services and third party hardware. We will continue to expand our sales and marketing departments in the expectation of additional biometric, PSG and Mobile Government customers and revenue during 2004.

Costs And Other Expenses

        Cost of products and services sold were approximately $25,000, or 8% of revenue during the three month period ended September 30, 2004 as compared to approximately $2,600 or 2% of revenue during the corresponding period in 2003. Of this amount, approximately $22,600 was associated with sales by our biometric technology business, a slight increase from the corresponding period.

Approximately $2,900 of the remaining cost of products sold in 2004 was attributed to our law enforcement and public safety division.

        As our revenue and customer base continues to grow, we expect these costs to continue to increase. Most initial sales by our law enforcement and public safety division involve the sale of a PDA, and most initial sales by our biometrics business involve the sale of a scanner. Sales by our Mobile Government division typically require engineering, program management and technical resources to install products and service customers. During the next several quarters, we expect cost of products on a consolidated basis to continue to increase as the Company's revenues shift towards larger customer contracts. The company's future gross margin will depend on several variables, including; pricing of license, support and product sales and the amount of product sales. Although we generate a margin on hardware sales, our future earnings, if any, will depend primarily upon licensing and technical support fees.

        For the nine month period ending September 30, 2004, cost of products and services sold were approximately $126,000 or 11% of revenue as compared to approximately $8,000 or 4% of revenue during the corresponding period in 2003. Of this amount, approximately $59,000 was attributed to sales by our biometric technology business, representing an increase of $51,000 from the corresponding period in 2003. Costs associated with revenues from public safety division totaled approximately $67,000 for the nine months ending September 30, 2004.

        Selling, general and administrative expenses increased by approximately $1,222,000 to approximately $1,733,000 during the three months ended September 30, 2004 as compared to approximately $511,000 during the corresponding period in 2003. Of this total amount, approximately $1,255,000 was incurred by our biometric technology business, representing a $744,000 increase over the corresponding period in 2003. The increased biometric spending was due to additional investments in sales and marketing of approximately $213,000, for additional operating expenses and increased staffing levels, and approximately $531,000 increase in general and administrative spending. The increase in general and administrative spending is largely due to additional spending of approximately $350,000 for professional services associated with the purchase of Mobile Government and the related filings with the Security and Exchange commission. Approximately $478,000 of the remaining selling, general and administrative expenses were incurred by our public safety division.

        While we continue to closely monitor expenses, we intend to hire additional employees in sales, technology and finance positions. As the company grows, we expect continued increases in these functions during 2005 as part of our focus on generating additional revenue and supporting our growing customer base. Accordingly, we expect selling, general and administrative expenses to continue to increase during 2004.

        For the nine month period ending September 30, 2004, selling, general and administrative expenses increased by approximately $2,352,000 to $3,901,000 as compared to approximately $1,549,000 for the corresponding period in 2003. Of this total amount, $2,954,000 was incurred by our biometric technology business, representing a $1,405,000 increase over the corresponding period in 2003. The remaining increase of approximately $947,000 was incurred by our public safety division.

        Of the approximately $2,352,000 increase in selling, general and administrative expenses during the nine months period ended September 30, 2004, $683,000 was due to an increase in sales and marketing costs as we continue to focus resources to generating revenue, and approximately $1,669,000 was due to an increase in general administrative costs related to the integration of PSG and Mobile Government, increased professional service expenses incurred in connection with additional Securities and Exchange Commission filings, and related activities.

        Research, development and engineering expenses increased by approximately $206,000 to approximately $453,000 during the three months ended September 30, 2004 as compared to approximately $247,000 during the corresponding period in 2003. Of this amount, approximately $318,000 was incurred by our biometric technology business, representing a $71,000 increase over the corresponding period in 2003. The remaining increase of $135,000 was incurred by our public safety division. Of the approximately $71,000 increase in biometrics research, development and engineering expenses, approximately $3,000 was related to an increase in general development expense, approximately $21,000 was related to an increase in personnel costs and approximately $47,000 was related to sub contractors or temporary workers.

        Having completed the development of our biometrics core technology, biometrics research and development expenses during the remainder of 2004 will consist of enhancing existing software and responses to customer feedback. PSG research and development expenses are not anticipated to significantly increase at this time.

        For the nine month period ending September 30, 2004, research, development and engineering expenses increased to approximately $1,067,000 as compared to approximately $721,000 during the corresponding period in 2003. Of this amount, approximately $856,000 was incurred by our biometric technology business, representing an $135,000 increase over the corresponding period in 2003. Of the remaining increase, approximately $211,000 was incurred by our public safety division. Of the $346,000 total increase in research, development and engineering expenses approximately $24,000 was related to an increase in general development expense, approximately $255,000 was associated with increased personnel costs and approximately $67,000 was due to increased use of contractors and temp workers.

        Interest expense was approximately $1,000 and $138,000 during the three and nine month periods ended September 30, 2004, respectively, as compared to approximately $318,000 and $912,000 during the corresponding periods in 2003, respectively. Substantially all of the interest expense was incurred by our biometric technology business. The decrease in interest expense during the three and nine months ended September 30, 2004 was due to the decrease in the long-term obligations during these periods. On September 29, 2004 the company incurred new long-term obligations in the amount of $9,419,000.

Year Ended December 31, 2003 As Compared To Year Ended December 31, 2002:

Revenues

        We generated revenues of approximately $524,000 during 2003 as compared to approximately $155,000 during 2002. Our 2003 revenues consisted of approximately $411,000 from license fees and approximately $113,000 from products and services as compared to approximately $131,000 from license fees and approximately $24,000 from sales of products and services during 2002. We expect ninety percent (90%) of our future revenues to be generated from license fees and the balance from product sales. We expect revenues to continue to increase during 2004, as we enter into new licensing arrangements and our existing arrangements lead to recurring run time licenses.

Costs and Other Expenses

        Selling, general and administrative expenses.    Selling, general and administrative expenses increased approximately $192,000 to approximately $2,118,000 during 2003 as compared to approximately $1,926,000 in 2002. Of the increase, approximately $182,000 was related to increased sales and marketing activity, approximately $137,000 was related to an increase in general administrative costs, approximately $266,000 was related to an increase in costs for administrative personnel, and approximately $76,000 was related to an increase in professional services. These amounts were offset by a decrease in marketing consulting costs of approximately $469,000 in 2003. Although we continue to closely monitor expenses, we expect marketing, sales and technical support expenses to increase in 2004 as we continue to focus on generating revenue and supporting our growing customer base. Accordingly, we expect selling, general and administrative expenses to increase during 2004.

        Research and Development.    Research, development and engineering expenses decreased approximately $47,000 to approximately $1,037,000 in 2003 as compared to approximately $1,084,000 in 2002. Of the decrease, approximately $58,000 was related to a decrease in general development expense, and approximately $44,000 was related to a decrease for services of outside programming sub-contractors. This was offset by an approximate $55,000 increase in personnel costs. Having completed the development of our core technology, research and development expenses in 2004 will consist of enhancing existing software and reacting to customer feedback. We expect research and development costs to stabilize during 2004.

        Interest Expense.    Interest expense decreased approximately $53,000 to approximately $1,110,000 in 2003 as compared to approximately $1,163,000 in 2002. The decrease was due to a net decrease during 2003 of the amortization of discounts applicable to convertible debt issued during 2001 arising from the warrants issued with such convertible debt and the beneficial conversion features of such debt. We recently converted $6.5 million of long term debt and accrued interest into convertible preferred stock. Unless we are required to raise any necessary financing through issuance of debt securities, we expect interest expenses to decrease substantially in 2004.

Net Operating Loss Carryforwards

        As of December 31, 2003, we had federal and Minnesota net operating loss carryforwards of approximately $24,504,000 and $12,406,000, respectively. Because the company expects to incur additional losses during 2004 and 2005, and because these loss carryfowards are further limited in value by changes in the ownership of the Company, as defined in the Internal Revenue Code, these loss carryfowards have a valuation allowance against them. These carryfowards expire between 2001 and 2023.

Liquidity and Capital Resources

        Net cash used in operating activities during the nine months ended September 30, 2004 was approximately $3,645,000 compared to approximately $2,049,000 during the nine months ended September 30, 2003. The primary use of cash for both years was to fund the net losses. Net cash used in investing activities for the nine months ended September 30, 2004 was approximately $14,614,000 compared to net cash used in investing activities of approximately $100,000 for the corresponding period in 2003, and consisted primarily of $10,090,000 invested in the acquisition of Mobile Government division, approximately $499,000 invested in the acquisition of PSG, approximately $2,769,000 used for deposits, a net investment in securities of approximately $967,000, and approximately $163,000 invested in capital equipment additions. Net cash provided by financing activities during the nine months ended September 30, 2004 was approximately $20,047,000 compared to approximately $2,191,000 in the corresponding period in 2003 and consisted primarily of approximately $11,249,000 from sales of our common stock and approximately $                  9,483,000 from long term borrowings. These increases were offset by approximately $400,000 for a note repayment, approximately $80,000 for financing fees, approximately $125,000 for repurchasing warrants, approximately $49,000 in repayment of advances from a shareholder, and approximately $31,000 for other items.

        Working capital decreased approximately $902,000 during the nine months ended September 30, 2004 to approximately $183,000 compared to approximately $1,085,000 as of December 31, 2003. The decrease in working capital was due to an increase in current liabilities of approximately $12,990,000, offset by an increase in current assets of approximately $12,088,000. The increase in current liabilities included approximately $4,745,000 of deferred revenue, approximately $4,291,000 of accrued liabilities, approximately $2,159,000 of the current portion of long term debt, approximately $1,369,000 of accounts payable and approximately $426,000 in other liabilities. During the same period, current assets increased by approximately $6,620,000 in costs and earnings in excess of billings on uncompleted contracts, approximately $3,079,000 in accounts receivables and approximately $1,959,000 in cash.

Changes in other current assets totaled approximately $430,000 for the nine months ending September 30, 2004.

        Since January 7, 1993 (date of inception), our capital needs have been principally met through proceeds from the sale of equity and debt securities. We do not currently maintain a line of credit or term loan with any commercial bank or other financial institution. As of the date of this report, we had cash resources of approximately $3,700,000 and no debt other than as described above with respect to the Senior Investors and Subordinated Investors and current liabilities. We currently require approximately $500,000 per month to conduct our operations. During the first three quarters of 2004, we generated approximately $1,140,000 of revenue and expect to continue to generate increasing revenue from existing and new relationships during 2004.

        On October 31, 2003, we entered into an amendment to the January 27, 2003 note purchase agreement with The Shaar Fund Ltd. ("Investor") to provide up to $2,500,000 of additional financing pursuant to the terms of a secured promissory note (the "Secured Note"). Of this amount, $600,000 was advanced at closing and $1,900,000 was funded between December 3, 2003 and March 29, 2004. The Secured Note was due October 1, 2005, secured by substantially all of our assets including our intellectual property, accrued interest at the rate of 7% per annum payable on maturity, and may be prepaid without penalty. The principal amount and accrued interest was convertible at the option of the Investor into either shares of our common stock at a conversion price of $.75 per share or shares of our Series C preferred stock (the "Series C Shares") at a conversion price of $100 per share. The Secured Note also provided that in the event we completed a private placement of our equity securities resulting in gross proceeds in excess of $5,000,000 on or before June 30, 2004, some or all of the principal and accrued interest shall, at the option of the Investor, be either converted into such equity securities at a conversion price equal to the sale price of such securities or repaid in cash. Upon the closing of our recent private placement equity offering, the Investor elected to convert $347,500 of the principal amount of the Secured Note into shares of our common stock and warrants to purchase shares of our common stock, each issued to the Investor in connection with such private placement.

        Pursuant to a recapitalization transaction completed on March 3, 2004, all existing promissory notes payable to the Investor, other than the Secured Note, together with all accrued and unpaid interest due thereon (approximately $6,500,000) were cancelled and converted into 65,000 Series C Shares. Series C Shares are convertible into common stock at a conversion price of $.75 per share. In the event that the average closing bid price of our common stock is less than $1.00 per share for thirty (30) consecutive days at any time after March 3, 2007, we will be required to redeem the Series C Shares at a redemption price of $100 per share plus all accrued and unpaid dividends due thereon. In connection with the recapitalization transaction, the Investor sold $375,000 of the principal amount of the Secured Note to Thomas J. Colatosti, our Chairman of the Board of Directors.

        On March 30, 2004, the Investor elected to convert $1,827,463 of principal and accrued interest due under the Secured Note into 18,275 Series C Shares. Also on March 30, 2004, the Investor elected to exchange all of the issued and outstanding shares of our series B preferred stock and accrued and unpaid dividends thereon and all accrued and unpaid interest on such dividends into 5,257 additional Series C Shares. On April 29, 2004, Mr. Colatosti elected to convert $375,000 of the principal amount of the Secured Note into 3,750 Series C Shares. As a result of these conversions, as of the date of this report, we have no outstanding indebtedness other than as described in the "Convertible Debt Financing Transactions" section of this prospectus and current liabilities.

        Between April 7, 2004 and June 21, 2004, we issued an aggregate of 2,237,198 shares of common stock upon conversion of 16,600 shares of the Company's Series C 7% Convertible Preferred Stock and $17,898 of dividends due thereon to the Shaar Fund.

        On March 31, 2004, we entered into a securities purchase agreement with certain institutional and accredited investors pursuant to which we issued and sold an aggregate of 8,888,928 shares of our common stock and warrants (the "Warrants") to purchase an aggregate of 4,444,464 shares of our common stock. The investors paid an aggregate purchase price of $1.35 for each share of common stock and Warrant to purchase 0.5 of a share of common stock, resulting in gross proceeds to of approximately $12,000,000.

        On March 30, 2004, we completed the acquisition of PSG in exchange for an aggregate of 2,416,108 shares of our common stock, $500,000 in cash, and our assumption of $600,000 in net liabilities of PSG. Any liability or obligation of PSG in excess of such $600,000 limitation will be solely the responsibility of the former shareholders of PSG. In connection with this acquisition, we also issued 6,000 shares of our common stock to Harward Investments, Inc. ("Harward") pursuant to an arrangement involving the discharge of certain outstanding debt obligations of PSG to Harward as of March 30, 2004.

        Additional earnout consideration, determined as a proportion of qualified revenues, as defined, attained by the acquired business during fiscal years 2004 and 2005, may be paid to the former shareholders of PSG. During 2004, earnout consideration, if any, will be paid at the following rates: Five percent (5%) of all 2004 Qualifying Revenue less than $2 million, less the Accounts Receivable Holdback; as defined; Ten percent (10%) of all 2004 Qualifying Revenue equal to or greater than $2 million but less than $4 million; Twenty percent (20%) of all 2004 Qualifying Revenue equal to or greater than $4 million but less than $7 million; and Thirty percent (30%) of all 2004 Qualifying Revenue equal to or greater than $7 million. During 2005, earnout consideration, if any, will be paid at the following rates: Ten percent (10%) of all 2005 Qualifying Revenue equal to or greater than $7 million but less than $10 million; and Twenty percent (20%) of all 2005 Qualifying Revenue equal to or greater than $10 million. We will make payments of such additional consideration on the last day of the month following each month in which the acquired business achieves specified revenue milestones during fiscal years 2004 and 2005. Such payments will be made in cash, unless the aggregate amount of earnout consideration exceeds sixty percent (60%) of the aggregate consideration we paid in the merger transaction. Any such excess amounts will be paid in shares of our common stock priced as of two (2) days prior to the date on which any earnout payment becomes due.

        We have announced our intention to actively pursue strategic acquisitions that are expected to be accretive to operating results. We believe that an active acquisition strategy is timely because (i) companies with synergistic technology and/or market channels can combine to respond to the need in the homeland security market for complete technology solutions and to create operating efficiencies and (ii) there are many companies in the technology sector that have over-invested in the development stage and now lack sufficient financial resources to invest in the sales and marketing capabilities necessary for growth. To enable us to respond rapidly to acquisition opportunities, and to meet other future needs that could arise, we obtained shareholder approval to increase the number of shares we are authorized to issue from 60 million to 85 million. While some of these newly authorized shares could be used as currency for acquisitions, we may raise the additional capital required for acquisitions through the issuance of convertible instruments that would not be immediately convertible into common stock.

        On September 30, 2004, we completed our acquisition of Aether Mobil Government. Pursuant to the Asset Purchase Agreement dated as of August 16, 2004 by and among the Company, Aether, Cerulean Technology, Inc. and SunPro, Inc., the Company paid Aether a purchase price of $10,000,000 in cash, subject to post-closing adjustments to reflect changes in Aether Mobile Government's working capital since June 30, 2004. In connection with this acquisition, the Company issued a Subordinated Secured Promissory Note to Aether in the face amount of $6,884,588 (the "Aether Note"). The Aether Note evidences a contingent reimbursement obligation of the Company to Aether and a surety fee payable by the Company to Aether, in each case with respect to a letter of credit maintained by Aether for the Company's benefit in connection with the acquisition. The Company's obligations under the Aether Note are secured by a security interest granted to Aether in all or substantially all of the Company's assets, subordinate to the security interest described in the "Convertible Debt Financing Transactions" section of this prospectus below.

        On September 29, 2004, we entered into a Securities Purchase Agreement (the "Senior Purchase Agreement") with Laurus Master Fund, Ltd. ("Laurus") and certain other institutional and accredited investors (together with Laurus, the "Senior Investors"). Under the Senior Purchase Agreement, the Company issued secured convertible term notes (the "Senior Convertible Notes") in the aggregate principal amount of $5,050,000, convertible into common stock of the Company in certain circumstances at $1.35 per share, and issued warrants (the "Senior Warrants") to purchase an aggregate of 1,122,222 shares of our common stock at an exercise price of $1.55 per share. The proceeds from this transaction were used to finance in part the Company's acquisition of Aether Mobile Government. The Company's obligations under the Senior Purchase Agreement, the Senior Convertible Notes and the Senior Warrants are secured by a security interest in all or substantially all of the Company's assets.

        Also on September 29, 2004, we entered into a Securities Purchase Agreement (the "Subordinated Purchase Agreement") with the Investor and other existing shareholders of the Company and accredited investors (collectively, the "Subordinated Investors"). Under the Subordinated Purchase Agreement, the Company issued unsecured convertible term notes (the "Subordinated Convertible Notes") in the aggregate principal amount of $4,950,000, convertible into common stock of the Company in certain circumstances at $1.35 per share, and issued warrants (the "Subordinated Warrants") to purchase an aggregate of 1,099,997 shares of our common stock at an exercise price of $1.55 per share. The proceeds from this transaction were used in part to finance a portion of the Company's acquisition of Aether Mobile Government and will be used in part for working capital purposes. Please see the "Convertible Debt Financing Transactions" section of this prospectus for a more complete description of the transactions consummated in connection with the Senior Purchase Agreement and the Subordinated Purchase Agreement.

        Our future liquidity and capital requirements will depend upon numerous factors, including:

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  our ability to license our technology to original equipment manufacturers, systems integrators and application developers;

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  our ability to successfully integrate PSG's and Aether Mobile Government's technology and customer relationships into our current business plan;

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  the costs and timing of product development efforts and the success of these efforts;

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  our ability to maintain and grow quality customer base; and

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  biometric technology market developments.

        As of the date of this prospectus, we had cash resources of approximately $3,200,000 and no debt other than as described in the "Convertible Debt Financing Transactions" section of this prospectus and current liabilities. We currently require approximately $400,000 per month to conduct our operations. During the first two quarters of 2004, we generated approximately $831,000 of revenue and expect to continue to generate increasing revenue from existing and new relationships during 2004.

        We now believe our current cash resources and anticipated cash flow from current operations will enable us to maintain operations at current levels for at least the next twenty-four (24) months. We may need to obtain additional funding to (i) conduct the sales, marketing and technical support necessary to execute our plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) pursue our acquisition strategy. While anticipated revenues are expected to defray operating expenses and reduce the need for additional financing, they are not expected to be sufficient for us to significantly expand operations. To the extent that we would require such additional funding, no assurance can be given that any form of additional financing will be available on terms acceptable to us, that adequate financing will be obtained to meet our needs, or that such financing would not be dilutive to existing stockholders. If available financing is insufficient or unavailable or we fail to continue to generate meaningful revenue, we may be required to further reduce operating expenses, delay the expansion of operations, or be unable to pursue merger or acquisition candidates.

DESCRIPTION OF THE BUSINESS

Overview

        The Company was formed in 1993 and is in the business of delivering advanced identification solutions and information services to law enforcement departments, public safety agencies and other government and private sector customers. Our mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state, and national databases. More than 2,500 police, fire and emergency services departments in North America currently utilize the our solutions, making us a leading supplier of mobile and wireless solutions for public safety. Our scalable biometric finger identification technology identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy as well as reducing identity theft. Biometric technology, the science of analyzing specific human characteristics which are unique to each individual in order to identify a specific person from a broader population, is an emerging technology. Fingerprint analysis is an accurate and reliable method to distinguish one individual from another and is viewed as less intrusive than many other biometric identification methods. As a result, fingerprint analysis has gained the most widespread use for biometric identification. Biometric technology represents a novel and accurate approach to identity verification and authentication which is now being used in limited applications and is gaining acceptance in the government, commercial and consumer markets.

        We have pioneered the development of high performance automated finger identification technology that can be used without the aid of non-automated methods of identification such as a personal identification number (PIN), password, token, smart card, ID card, credit card, passport, driver license or other form of possession based or knowledge based identification.

        Our advanced BIO-key™ identification technology improves both the accuracy and speed of finger-based biometrics and is the only finger identification algorithm that has been certified by the International Computer Security Association. Our proprietary biometric technology scans a person's fingerprint and identifies a person, typically within a few seconds, without the use of any other identifying data. We believe our fingerprint identification technology will have a broad range of possible applications relating to information security and access control, including:

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  Securing Internet sites and electronic transactions

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  Securing access to logical networks and applications

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  Securing access to buildings and restricted areas

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  Securing mobile devices such as cell phones and PDA's

        In addition to these technologies, on March 30, 2004, we acquired Public Safety Group, Inc. ("PSG"), a privately held leader in wireless solutions for law enforcement and public safety markets. PSG's primary technology, PocketCop©, is a software solution that provides police officers and other security personnel instantaneous access to important criminal, civil and private database information in a wireless environment. PocketCop© is the first and only copyrighted handheld application that allows law enforcement officers to access state and federal databases over the wireless network for PalmOS, Windows CE and PocketPC. With the use of a portable wireless handheld device and PocketCop© application software, an authorized user can access suspect information such as wanted status, warrant status, vehicle registration and driver license status. PSG has deployed its technology in numerous police departments in the United States, including the statewide deployment for the Massachusetts State Police and has developed a number of important strategic marketing partnerships including Hewlett Packard.

        On September 30, 2004, we completed a transaction with Aether Systems, Inc. to purchase its Mobil Government division ("Aether Mobil Government"). Aether Mobile Government provides wireless data solutions for use by public safety organizations, primarily state and local police, fire and rescue and emergency medical services organizations. Its public safety solutions are integrated into fifty (50) different state databases, as well as local and federal databases, and its products deliver real-time information in seconds, without the need for human dispatchers or other resources. Together with PSG, Aether Mobile Government now comprises the Law Enforcement and Public Safety Division of our business.

        Our current business plan is to:

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  License our core technology "VST" to original equipment manufacturers, systems integrators and application developers to develop products and applications which utilize our core technology.

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  License WEB-key™, our web-based biometric authentication solution.

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  Provide for "device independent" finger identification matching for virtually any application utilizing the latest advances in scanning technology.

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  License our wireless software solutions for law enforcement and public safety markets.

        We actively market and sell our technology principally to biometric system integrators and value added resellers focused on the security and logical access markets. A number of our customers have begun to deploy our technology on a run-time basis which is generating recurring quarterly revenues. After years of technology and product development, we have evolved from a development stage company to a revenue generating company.

Market Overview

        Recent concerns relating to Homeland Security and the need for identification of individuals has resulted in an increased interest in biometrics. Biometric based solutions currently compete with more traditional security methods such as keys, cards, personal identification numbers and security personnel, as well as competing biometric technologies including voice, face, iris and hand geometry. The market for business-to-business and business-to-consumer transactions is substantial and continues to grow. Such transactions are subject to fraud resulting in unauthorized individuals gaining access to confidential information. Identity theft is one of the most pressing issues facing corporations today. We believe our biometric technology provides a more reliable method for confirming the identity of persons in local or remote locations than existing traditional methods.

        Additionally, law enforcement and public safety are large and growing markets. The ability to quickly and accurately collect data from a variety of database sources and formats and deliver it to first responders opens a new framework to bring real time intelligence to security officers deployed in the field. With our acquisition of PSG, we believe there is a substantial market opportunity to integrate our VST™ and WEB-key™ biometric technologies with the PSG mobile solution.

        Biometric technology is becoming an acceptable approach to physical and logical security. Acceptance of biometrics as an alternative to traditional security methods depends upon a number of factors including:

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  The reliability of biometric solutions

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  Public perception regarding privacy concerns

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  Costs involved in adopting and integrating biometric solutions

        Commercial markets have been slow to accept biometrics as a viable alternative to current security methods. As a result, the primary competition for biometric technology has been the traditional security methods described above. With respect to competing biometrics, each has its strength and weaknesses and none has emerged as a market leader. Fingerprint identification is generally viewed as inexpensive and non-intrusive. Iris scanning is viewed as accurate, but also as inconvenient to use and expensive. Facial recognition has recently received substantial attention, however, it suffers from accuracy limitations. In summary, the market for biometric technology is evolving.

        We market and sell our wireless data solutions primarily to state and local law enforcement agencies throughout the United Sates. We are establishing a strong customer base and expect continued growth in this division particularly in the current environment of heightened security concerns. We believe there is a substantial market opportunity to integrate our VST™ and WEB-key™ biometric technologies with the PSG mobile solution and the Aether Mobile Government solution. The integration will provide us with the ability to offer a unique wireless solution and the opportunity to provide a meaningful upgrade to all existing customers of PSG and Aether Mobile Government. We expect to complete the integration of the PSG-related technologies during the third quarter of 2004, and will continue to integrate the Aether Mobile Government-related technologies over the course of the next several quarters.

Technology

        We have developed proprietary fingerprint identification technology consisting of:

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  VST™ (Vector Segment Technology), our patent pending core algorithm which creates a mathematical representation of a fingerprint based on its particular characteristics.

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  Software which translates and standardizes the image of the fingerprint for computer analysis ("Biometric Solution").

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  SDK (Developers Tool Kit), a biometric application development tool which facilitates integration of our technology for vertical market applications.

        Utilizing these technologies, we continue to develop identification products and software solutions which are designed to assure that only individuals comprising an approved fingerprint in an online or embedded database are allowed access to an application through real time authentication.

        Vector Segment Technology.    Our information technology security solutions are built around our patent pending VST™ (Vector Segment Technology) which processes features of a live fingerprint. These features are reduced to a mathematical representation unique to the individual. When a person seeking access to a computer network or restricted area places his or her finger on a reader, a new mathematical representation is generated which is compared to an on-line database to determine whether it matches any mathematical representation on file. If there is a match, the person is identified and given access to the application, computer network, Web Site or restricted area. This can be accomplished without the use of a key, password, user-Id, card, PIN or token. The actual fingerprint is not typically stored in the database for commercial applications. For a more complete description of VST, see "Current Offerings" below.

        De-coupling of Technologies.    Over the years we have modified our core Vector Segment Technology by de-coupling the core identification algorithm from the reader technology. Our finger identification technology is hardware independent and can be integrated with virtually any finger reading devise. Enrollments or capture of an individual's biometric identification can be done on one type of scanner and looked-up or identified for a match on another type of scanner. This capability is unique in the biometric market and allows our software to be used and integrated with almost any finger scanning hardware.

        Identification Verses Verification Technology.    We believe our Vector Segment Technology is superior to similar technologies utilized by our competitors. Unlike many of the biometric technologies currently available, our technology identifies the fingerprint of an unknown person by searching a database to determine whether the current scanned mathematical representation matches any previously stored mathematical representation. Most of our fingerprint competitors simply verify that the fingerprint image of a known person matches a previously stored copy or model of that individual's fingerprint. By their very nature, such verification systems require an additional item of data such as a PIN or access card to initially identify the user. Verification systems do not eliminate the need for cumbersome access cards, keys or PIN numbers and the administrative costs associated with the distribution and replacement of such data. By contrast, our identification technology typically does not require any identifying data other than a person's fingerprint. We believe this provides us with a meaningful competitive advantage in the marketplace.

Current Offerings

        The following is a description of the status of each of our current offerings.

        VST (Vector Segment Technology) SDK (Systems Developer Kit).    Our SDK is a means of delivering our patent-pending finger identification algorithm, called Vector Segment Technology (VST), as an integrated software into existing and new applications. The VST SDK is a software kit licensed to original equipment manufacturers, systems integrators and application developers for the purpose of permitting them to develop biometric applications for distribution to their respective customers.

        The VST SDK improves both the accuracy and speed of fingerprint-based security systems. Traditional fingerprint analysis classifies fingerprints by mapping their Minutiae Reference Points—distinct features in specific locations. Most automated fingerprint identification systems create a template of these minutiae reference points and uses it as the basis for comparison and verification. However, strictly minutiae-based templates cannot achieve a high level of differentiation, making them unsuitable for real-time identification applications. To achieve rapid verification, they often compromise on detail, supplementing the fingerprint template with a user ID or password. This enables quick one-to-one matching, but not true identification. VST transcends the conflict between differentiation and speed by mapping the fingerprint in an entirely new way. Instead of focusing on minutiae point coordinates, VST also analyzes the vector segment relationships in the entire fingerprint pattern. The result is a highly informative representation of the finger packaged as a mathematical model.

        Unlike other algorithms, VST processes hundreds of data relationships for each element in the finger model. Because this data is concisely expressed, VST makes it possible to rapidly identify people based on their finger alone, without a user ID, password or smart card. This allows for the true identification of users, not just verifying the identity of a known user. No security system can achieve total security as long as a user's identifying data can be stolen or duplicated. Whereas a user ID, a password or even a scanned fingerprint image can be stolen, the mathematical model produced by VST cannot. Once a finger is scanned and converted to a VST mathematical model, the scanned image is destroyed. All that remains is a mathematical model that cannot be decoded to obtain the original fingerprint image.

        WEB-key™.    WEB-key™ is a biometric identification/authentication software solution designed to secure Web based applications through the use of a Web based browser plug-in and a server side plug-in. WEB-key™ is designed to provide security and identification assuring that a remote user is in fact who they say they are without the need of other identifying data. WEB-key™ protects personal information such as credit card information, addresses, account numbers and other private data by only disseminating such information upon the authorization of the owner of such information as determined by such person's fingerprint.

        WEB-key™ is an Internet ready three-tiered Internet application architecture software security solution. We license WEB-key™ as an integrated solution of our VST algorithm for securing e-commerce, e-business, and web-based transaction applications. All WEB-key™ communication is triple-encrypted to prevent secure information from being intercepted over the Internet. Using WEB-key™'s browser plug-in, users enroll finger identification at a WEB-key™ enabled Web site from their own PC. After enrollment, WEB-key™ requests finger identification every time a user begins a secure session. WEB-key™'s interface guides users through the few steps necessary to gain an accurate finger identification. The entire identification process takes less time than typing a user ID and password.

        The Web based server authentication application is an integrated solution involving the distribution of readers and the licensing of client and server based software to provide for reliable and cost effective user authentication in connection with the processing of transactions over the Internet. This solution is intended to secure other Internet applications such as restricting access to specific Web pages, specific information contained on a Web-site or specific applications. We believe we have the opportunity to be the first supplier of a reliable electronic identification and authorization solution which operates effectively without the aid of a personal identification number or password supplied by the user.

        Architecture.    WEB-key™ provides an easy-to-use and secure method for granting users access via the Internet to proprietary information residing on remote servers.

        WEB-key™ consists of three basic components:

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  finger print scanner

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  Vector Segment Technology processing software tightly and securely integrated with a web browser

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  identification database residing on a web server

        The user simply logs-on a computer or application residing on a computer using their fingerprint. WEB-key™ processes a raster scan image which is enhanced using WEB-key™ software integrated into the web browser. The image enhancing employs a variety of proprietary techniques to improve accuracy and protect against spoofing. The WEB-key™ software then converts the enhanced image into a unique mathematical representation of the fingerprint using Vector Segment Technology. An encrypted print model is generated for transmission across the Internet to the central WEB-key™ registry. The WEB-key™ web server de-encrypts the mathematical model which operates as an index key for searching the database for a match. The web server matches the Vector Segment Technology BIO-key against a database of registered users to obtain a match. If a match is found, the user is allowed access to the protected content on a connected web server.

        WEB-key™ provides a reliable and secure user authentication solution. WEB-key™ takes advantage of new security features in Microsoft's Internet Explorer versions 5.5 SP2 and 6.0, in addition to 1024 bit enhanced encryption capabilities integrated with public/private key pairs. WEB-key™ has also been integrated with Oracle9iRAC and 10g which offers advanced speed, scalability, and reliance to WEB-key™'s database tier. Additional tools and software based on VST technology are under development.

        We do not currently manufacture any hardware and do not intend to in the future. We rely on OEMs, systems integrators and other licensees of our software to supply the necessary hardware, including optical readers. We have relationships with hardware manufacturers which enable us to supply readers as an integrated solution when necessary. Our technology includes proprietary open architecture communication software which allows virtually any reader to be integrated with our technology. Our software has been integrated with readers manufactured by Polaroid, Authentec, Ethentica, CrossMatch, ST Micro, Secugen, Fujitsu, TesTec, Silex, StarTek, Targus, and other independent manufactures.

        PocketCop©.    PocketCop© is a software solution that provides police officers and other security personnel instantaneous access to important criminal, civil and private database information in a wireless environment. PocketCop© is the first and only copyrighted handheld application that allows law enforcement officers to access state and federal databases over the wireless network for PalmOS, Windows CE and PocketPC. With the use of a portable wireless handheld device and PocketCop© application software, an authorized user can access suspect information such as wanted status, warrant status, vehicle registration and driver license status. The highest available encryption methods are implemented to provide secured transactions between the handheld device and the local agency's server meeting and exceeding state and federal certification standards.

        Aether Mobile Government.    On September 30, 2004, we completed our acquisition of Aether Mobil Government. Aether Mobile Government provides wireless data solutions for use by public safety organizations, primarily state and local police, fire and rescue and emergency medical services organizations, that enable such organizations to access law enforcement databases to validate identities and obtain suspect information. Its public safety solutions are integrated into fifty (50) different state databases, as well as local and federal databases, and its products deliver real-time information in seconds, without the need for human dispatchers or other resources. Upon completing the purchase of Aether Mobile Government, we acquired its principal products, which are:

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  The PacketCluster® family of products, which are open, standards-based wireless information software products that provide police officers in the field with direct access to motor vehicle and warrant information and other critical information;

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  The handheld version of PacketCluster® Patrol™ (called PocketBlue™), which is a handheld application for mobile law enforcement that is part of a fully integrated mobile data system, providing criminal database queries, secure messaging and alarm capabilities for all connected mobile users;

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  PacketWriter™, which is a mobile field reporting solution that allows for mobile data collection, data sharing with PacketCluster® and work-flow management;

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  The FireRMS™ family of products for fire and rescue companies, which are compliant incident reporting products specifically developed to cut report completion time for front-line emergency response personnel; and

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  Handheld applications for fire and rescue companies (PocketFD™ and PocketCluster Rescue™), which allow fire services personnel to wirelessly access and update records in the field and extends computer aided dispatch, fire records management systems and other in-house data sources to a mobile environment.

Potential Market

        The growth of electronic fingerprint identification will be driven by the need for secure access to private applications and proprietary databases residing on both private and public network infrastructures. The scope of these opportunities include:

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  corporations that increasingly rely upon the exchange and distribution of proprietary information among staff using intranet or other private networks

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  business-to-business e-commerce among trading partners which share confidential information on a secure basis

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  business-to-consumer e-commerce where the e-commerce service provider wants to restrict access to paying subscribers

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  Government Regulations such as HIPPA and Gramm Leach Bliley which are forcing the secure management of user identities

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  Application software providers that require secure access to applications such as Single Sign On, HR, ERP, Point of Sale, Check Cashing, and Medical Records

        Although electronic commerce has many benefits, the geographical separation of buyers from sellers creates a significant problem arising from the opportunity for fraud. Firewall and encryption software address important aspects of security but do not address the fraud problem inherent in the potential anonymity of a remote user. Corporate intranets are an equally attractive and compelling market. Corporations increasingly rely upon intranet infrastructure for the dissemination of proprietary business data throughout an organization. Since access rights to different classes of data vary among employees, password identification and authorization is integral to all corporate networks.

        The current solution to these issues is the association of passwords and PIN numbers with individuals. This solution requires employees or users to remember or retain a growing number of keys cards, passwords and PIN numbers and employers or Internet companies to periodically change passwords and PIN numbers to maintain their integrity. Since such information can be stolen or shared, they provide no assurance that the user is actually who they claim to be. WEB-key™ has been designed to address each of these concerns. We believe that augmenting or replacing traditional passwords presents a substantial market opportunity. Our technology could virtually replace and eliminate the need for passwords and the associated administrative costs while providing a higher assurance of identity security and user convenience. Government, aviation/transportation and enterprise security present significant additional opportunities.

        We believe that our law enforcement and public safety division is well-positioned to help government agencies address certain aspects of ongoing homeland security concerns. The estimated potential includes nearly one million officers, supported by hundreds of thousands of vehicles across 18,000 agencies in the United States alone. Additionally the market opportunity for fire departments and EMS services is approximately 31,000 agencies and 75,000 vehicles. The Company's strategic partnerships with HP, Oracle, ChoicePoint, AutoDesk and Netegrity will extend the market reach of the combined companies after our anticipated acquisition of Aether Mobile Government.

Marketing and Distribution

        Our marketing and distribution efforts consist of:

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  Developing strategic alliances with technology leaders such as Oracle, Netegrity, Hewlett Packard, Autodesk and others

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  Promoting biometric technology and our offerings through industry trade shows, public speaking engagements, press activities and partner marketing programs

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  Directing licensing efforts to, among others, original equipment manufacturers ("OEMs"), application developers and system integrators.

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  Building a reseller, integrator, partner network and a direct sales team

        Direct Selling Efforts.    Our current selling efforts are conducted primarily through our expanded direct sales organization. Our sales team consists of our vice president of sales, three area sales directors, a business integration manager to support sales efforts with partners, ISV's, OEM's and the indirect channel, and a senior sales support representative to support all direct and indirect sales campaigns.

        Strategic Alliances and Partnerships.    We attend and actively participate in various product conferences and conventions in the technology and security industries to generate market awareness of biometric technology generally, and our offerings specifically. During the past year, we have strengthened our alliance with Oracle having been recognized as Certified Partner in the Oracle Partner Network. We support the Oracle e-business suite of applications and provide the biometric enabler for the Oracle Single Sign on product. We are a development partner with Oracle which provides the underlying database used for true user identification and "on demand" alias checking. As a development partner, we participate in Oracle Trade Shows such as Oracle Open World and Oracle Apps World.

        We have formed alliances with other industry leaders. We are a Premier Partner of Netegrity, a leader in the identity management, whose Identity technology is used by over 800 corporate accounts with over 2.5 million users. We have developed a biometric interface allowing users of Netegrity to enhance the traditional methods of user identification, which we intend to aggressively market through the Netegrity Partner and Integrator Network. We are also working with Choicepoint, a leader in civil identification and background checks, to thwart identity theft in the commercial marketplace. One solution being deployed is a check cashing application where individuals would use fingerprint biometrics to truly verify that they are the individual carrying the credentials and authorized to conduct the transaction. Other solutions utilizing the strength of Choicepoint products and services are currently being developed.

        We also have established, through PSG, a strategic marketing partnership with Hewlett Packard to provide PSG's technology to the Massachusetts State Police on a statewide basis.

        Public and Private Sector.    The events of September 11, 2001 have heightened the need for securing data dissemination throughout and between government agencies and automating the positive identification of personnel. We believe our finger identification technology coupled with the capabilities of our wireless data solutions and our alliance partners are the most advanced solutions capable of meeting these needs. In this regard, we were recently awarded a contract to ensure the secure access, transmission and retrieval of critical government and public sector information. We are also working with the National Sheriff's Association and the Pegasus Research Foundation to provide biometric authentication for secure sharing of critical data to Sheriff's offices and first responders across the country. We expect the initial rollout to grow from the initial 220 Sheriff's locations.

        Licensing.    We target both Internet infrastructure companies and large portal providers as licensees of our WEB-key solution. On the Internet infrastructure side, we seek to partner with Internet server manufacturers, providers of database and data warehouse engine software, horizontally positioned application engines, firewall solution providers and peripheral equipment manufacturers. On the portal side, we are targeting financial service providers such as credit and debit card authorization and issuing institutions, Internet retailers, business-to-business application service providers (ASPs) and corporate intranets. During 2003, we commenced a direct selling effort of WEB-key™ and VST and entered into license agreements with OEMs and system integrators to develop applications for distribution to their respective customers. We expect to continue to generate revenue during the remainder of 2004 from existing and new customer relationships.

        We are also addressing the security needs of application providers in the following vertical markets:

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  Government: Northup Grumann has deployed a pilot within the Department of Defense to cross credential visitors and contractors to certain military bases using our technology.

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  Education: Educational Biometrics has incorporated our technology to enable school children to pay for school lunch programs and checkout library books using their fingerprints. VST technology enabled Educational Biometrics to easily enroll these children and reduce the time students spend in lunch line and administrative costs of managing passwords and collecting payments.

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  Healthcare: Biometric Technologies, a licensee in South Africa, is utilizing our technology to minimize fraud for health service providers. The integration of our biometric solution to truly identify individuals presenting insurance cards will reduce losses due to identity fraud.

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  Financial: We are working with several partners focusing on financial applications such as check cashing, point of sale systems and employee trusted identification cards, as well as customer facing applications over the internet.

Competition

        The markets for our products and technologies are developing and are characterized by intense competition and rapid technological change. No assurance can be given that our competitors will not develop new or enhanced technologies that will offer superior price, performance or function features or render our products or technologies obsolete.

        In addition to existing commonplace methods of restricting access to facilities such as pass cards, PIN numbers, passwords, locks and keys, there are numerous companies involved in the development, manufacture and marketing of fingerprint biometrics products to government, law enforcement and prison markets. These companies include, but are not limited to, PRINTRAK International, IDENTIX, and Bioscript.

        Most current automated fingerprint identification product sales have been for government and law enforcement applications, which are typically priced higher than our products and licensing arrangements. Although most companies targeting consumer application markets have completed the development of their products, biometric products and technologies have not been widely accepted in the commercial markets. Most companies competing for commercial opportunities are in the business of selling scanning devices and tie their algorithm to a specific device. We have created a "device independent" algorithm that provides for flexibility in choosing the correct device, optical or tactile sense to fit the application served.

        With current non-biometric technologies, the user must typically possess a key, card, or bit of information such as a PIN number or password. These systems are easily defeated by obtaining possession of the key, card, or password, or by counterfeiting the key or card. The Company's biometric technology is intended to replace such systems and substantially reduce the related security breaches. Although biometric based "verification" systems can identify a person and prevent unauthorized persons from entering into a restricted area, such systems do not eliminate the need for PIN numbers, cards, keys or tokens. By contrast, our identification technology typically does not require the use of any such additional identifier other than the person's fingerprint and "identifies" rather than "verifies" the subject. We believe that such end-user convenience creates a meaningful competitive advantage for the Company. There can be no assurance, however, that our competitors will not develop similar or superior "identification" technology, which could have a material adverse effect on our financial condition and results of operation. We will also be competing for market share with other biometric technologies including hand geometry, iris scanning, retinal scanning, and signature verification, as well as existing lock/security/card technology.

        Our current and potential competitors for the products and services we currently offer through our Law Enforcement and Public Safety division, and those products that we plan to offer in the future, include mobile and/or wireless software companies such as Sybase, Inc., Motorola, Inc., Qualcomm, Inc., Minor Planet Systems USA Inc., and Terrion. Some of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.

Intellectual Property Rights

        Our technology consists of knowledge and information relating to computer software and methods, which is used to create an automated process of capturing, processing, analysis and matching of a fingerprint for authorization purposes. Matching can be performed against existing databases or individual samples. We have patent application claims on our algorithm technologies, called Vector Segment Technology, our authentication solutions security framework, called WEB-key™, our trusted device communication methodologies, and our secure template processes. There can be no assurance that any patents will be issued, or that, if issued, we will have the resources to protect any such issued patent infringement. Although we believe that its technology does not infringe upon patents held by others, no assurance can be given that such infringements do not exist.

        Our technology consists of software. We take measures to ensure copyright and license protection for our software releases prior to distribution. Where possible, the software is licensed in an attempt to ensure that only licensed and activated software functions to its full potential. This provides a mechanism to combat cloning of products.

        We believe we have developed common law trademark rights in the terms SACman™, SACcat™, SACremote™, BIO-key™, True User Identification™, WEB-key™ and PocketCop™ and have filed federal trademark applications. We do not claim any additional trademarks at this time. Pursuant to our purchase of Aether Mobile Government as described above, we have acquired the following additional trademarks that have been registered or published with or allowed by the Unites States Patent and Trademark Office: PacketWriter™, PacketCluster®, PacketCluster® Patrol™, Cerulean™ and Cerulean Design.

Research and Development

        During fiscal years ended December 31, 2002 and 2003, we spent approximately $1,085,000 and approximately $1,037,000, respectively, on research and development. Our limited customer base did not directly bear these costs, which were principally funded through outside sources of equity and debt financing.

        Although we believe that our identification technology is one of the most advanced and discriminating fingerprint technologies available on the market today, the markets in which we compete are characterized by rapid technological change and evolving standards. In order to maintain our position in the market, we will continue to upgrade and refine our existing technologies. During 2004, our research and development effort will be focused on the continued evolution of our Web based authentication solution, furthering the VST algorithm, SDK and Web-key. Our goal is to provide a full identification solution enabling the identification of individuals with a single finger scan, to a population of 1,000,000 prints on a standard Oracle platform in less than five seconds.

Government Regulation

        We are not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses. However, in the event of any international sales, we would likely be subject to various domestic and foreign laws regulating such exports and export activities.

Environmental Regulation

        As of the date of this prospectus, we have not incurred any material expenses relating to the compliance with federal, state or local environmental laws and do not expect to incur any material expenses in the foreseeable future.

Employees and Consultants

        We currently employ one hundred fifteen (115) individuals on a full-time basis; seventy-one (71) in engineering, research and development, eleven (11) in finance and administration and thirty-three (33) in sales and marketing. We also utilize four (4) consultants who provide engineering and technical services and one (1) who provides financial consulting services. We anticipate retaining additional sales and marketing personnel within the next twelve (12) months to execute our business plan.

DESCRIPTION OF PROPERTY

        We do not own any real estate. We conduct operations from the following leased premises:

  •
  Approximately 6,000 square feet of space located at 1285 Corporate Center Drive, Suite 175, Eagan, Minnesota, which is leased under a four-year lease, which terminates in August 2007 and currently provides for monthly rent of $2,842.

  •
  Approximately 376 square feet of office space located at 105 East Robinson Street, Suite 540, Orlando, Florida, which currently provides for a monthly rent of $535.

  •
  Approximately 2180 square feet of office space located at Allaire Office Park, Highway 138, Building D, Wall Township, New Jersey, which lease terminates in August 2009 and currently provides for monthly rent of $3,905.

  •
  Approximately 38,390 square feet of space located at 300 Nickerson Road, Marlborough, Massachusetts, which lease terminates in August 2008 and currently provides for monthly rent of $95,975.

LEGAL PROCEEDINGS

        Except as disclosed below, we are not a party to any material pending legal proceeding nor are we aware of any proceeding contemplated by any governmental authority involving the Company. In June 2003, PSG was named as a defendant in a civil action initiated in the Superior Court Department in Hampden County, Commonwealth of Massachusetts by The Vince Group, Inc. ("TVG"). The case has since been removed to the United States District Court for the District of Massachusetts at the request of the parties. The complaint claims that PSG is obligated to pay a percentage of certain of its revenues to TVG in consideration for a strategic business introduction allegedly made by an agent of TVG. PSG has denied the allegations and filed an answer in the litigation, and as of the date of this prospectus, the outcome of the litigation is pending. The claim is for an unspecified amount including actual damages, interest, and attorney's fees. Management believes that the claim is without merit and will be settled out of court for an amount that will not have a material adverse affect on our business, financial condition or operating results. In addition, the merger agreement pursuant to which we acquired PSG provides that any liability or payment obligation arising from this litigation will be solely the responsibility of the former shareholders of PSG.

MANAGEMENT

Directors and Executive Officers

        The following sets forth certain information regarding each of the directors and executive officers of the Company.

Name	Age	Positions Held
Thomas J. Colatosti	56	Chairman of the Board of Directors
Michael W. DePasquale	49	Chief Executive Officer and Director
Harlan Plumley	52	Chief Financial Officer
Jeffrey J. May	44	Director
Richard E. Gaddy	60	Director
Kenneth S. Souza	50	Senior Vice President and Chief Technology Officer
Randy Fodero	45	Vice President of Sales and Marketing

        The following is a brief summary of the business experience of each of the above-named individuals:

        THOMAS J. COLATOSTI has served as a Director of the Company since September 2002 and as Chairman of the Board since January 3, 2003. Mr. Colatosti currently serves as the Chief Executive Officer of American Security Ventures, a Lexington, Massachusetts based consulting firm he founded which specializes in providing strategic management consulting services to emerging and developing companies in the homeland security industry. From 1997 through June 2002, Mr. Colatosti served as the Chief Executive Officer of Viisage Technology, Inc., a publicly traded biometric technology company focusing on biometric face-recognition technology and delivering highly secure identification documents and systems. Between 1995 and 1997, Mr. Colatosti served as President and Chief Executive Officer of CIS Corporation, a higher education industry leader that designed and implemented integrated and flexible systems solutions to manage entire university administrative operations. Prior to CIS, Mr. Colatosti had a 20-year career with Digital Equipment Corporation. His most recent responsibility was Vice President and General Manager, Northeast Area, where he was responsible for a business unit with annual revenues of more than $1.2 billion and 3,000 people. Mr. Colatosti is an active industry security spokesperson testifying before Congressional Committees and advising the White House and other Federal security agencies on homeland security issues. Mr. Colatosti earned a Bachelor of Science degree in Management and Finance as well as a Masters degree in Business Administration from Suffolk University.

        MICHAEL W. DePASQUALE has served as the Chief Executive Officer and a Director of the Company since January 3, 2003. Mr. DePasquale brings more than 20 years of executive management, sales and marketing experience to the Company. Prior to joining the Company, Mr. DePasquale served as the President and Chief Executive Officer of Prism eSolutions, Inc., a Pennsylvania based provider of professional consulting services and online solutions for ISO-9001/14000 certification for customers in manufacturing, healthcare and government markets, since February 2001. From December 1999 through December 2000, Mr. DePasquale served as Group Vice President for WRC Media, a New York based distributor of supplemental education products and software. From January 1996 until December 1999, Mr. DePasquale served as Senior Vice President of Jostens Learning Corp., a California based provider of multi media curriculum. Prior to Jostes, Mr. DePasquale held sales and marketing management positions with McGraw-Hill and Digital Equipment Corporation. Mr. DePasquale earned a Bachelor of Science degree from the New Jersey Institute of Technology.

        HARLAN PLUMLEY has served as the Chief Financial Officer since November 1, 2004. Mr. Plumley served as the Chief Financial Officer of Lightbridge, Inc., a publicly traded software and services company, from May 2000 until July 2004. Prior to Lightbridge, Mr. Plumley served as the Chief

Financial Officer of Marcam Solutions, a publicly traded software company, from April 1997 through February 2000. At Marcam Solutions, Mr. Plumley was responsible for managing all aspects of worldwide financial operations, including investor relations, SEC compliance, information technology, banking and serving on the boards of international subsidiaries. Mr. Plumley is a graduate of the State University of New York at Buffalo and earned an MBA from Northeastern University.

        JEFFREY J. MAY has served as a Director of the Company since October 29, 2001. Since 1997, Mr. May has served as the President of Gideons Point Capital, a Tonka Bay, Minnesota based financial consulting firm and angel investor focusing on assisting and investing in start-up technology companies. In 1983, Mr. May co-founded Advantek, Inc., a manufacturer of equipment and materials which facilitate the automatic handling of semi-conductors and other electrical components which was sold in 1993. Mr. May continued to serve as a director and Vice-President of Operations of Advantek until 1997, at which time it had over 600 employees and sales in excess of $100 million. Mr. May earned a Bachelor of Science degree in Electrical Engineering from the University of Minnesota in 1983.

        RICHARD E. GADDY has served as a Director of the Company since October 13, 2004. Mr. Gaddy serves as Vice President, Public Sector South for Unisys Corporation. Mr. Gaddy is a 33-year veteran of the computer and information technology industry. His career with Unisys includes a number of sales and business management positions.

        KENNETH S. SOUZA has served as Senior Vice President and Chief Technology Officer of the Company since October 4, 2004. Prior to joining the Company, Mr. Souza was Vice President of Industry Solutions for EMC Corporation. Prior to joining EMC, he was Vice President for e-Commerce Enterprise Systems Solutions for Compaq Computer Corporation. His 25-year technology and market career includes serving in a number of executive positions with Digital Equipment Corporation including Vice President Worldwide Solutions Services and Training, and Director of Workstations Marketing. In the early 1980's, Mr. Souza held technical sales management positions with Hewlett Packard and Burroughs. Mr. Souza also held executive positions with a venture funded MRP software company.

        RANDY FODERO has served as the Vice President of Sales and Marketing since July 18, 2003 and as a member of the Company's sales organization since March 2003. Mr. Fodero brings more than 20 years of successful executive and sales management experience to the Company. Prior to joining the Company, Mr. Fodero served as director of Global Accounts from Veritas Software from February 2002 until January 2003. Between 1999 and February 2002, Mr. Fodero served in executive sales capacities with both companies in the enterprise software industry, including Agile Software. From 1998 to 1999, Mr. Fodero served as Regional Vice President of Sales for Memco Software, a leading provider of information security software to Fortune 1000 companies, where he was instrumental in increasing sales and enhancing shareholder value in connection with the sale of Memco to Platinum Technology. From 1990 through 1998, Mr. Fodero served as Vice President of Sales of AT&T CommVault Systems, where he grew sales from startup to over $36 million and participated in a management buyout.

Directors' Terms of Office

        Mr. Wendt was initially elected to serve as a director in 1993, and was re-elected in 2004. Mr. May was initially elected to serve as a director in 2001, and was re-elected in 2004. Mr. Colatosti was initially elected to serve as a director in 2002, and was re-elected in 2004. Mr. DePasquale was initially elected as a director in 2003, and was re-elected in 2004. Mr. Gaddy was initially elected as a director in 2004. Each such director was elected to serve until the Company's next annual meeting or until his successor is duly elected and qualified in accordance with the By-laws of the Company.

EXECUTIVE COMPENSATION

        The following table sets forth a summary of the compensation paid to or accrued by our Chief Executive Officer and all of our other executive officers whose compensation exceeded $100,000 during fiscal year 2003 (the "named executive officers") for each of the fiscal years ended December 31, 2001, 2002 and 2003:

Summary Compensation Table

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award ($)	Securities Underlying Options/ SARs($)	LTIP Payouts ($)	All Other Compensation ($)
Michael W. DePasquale(1) Chief Executive Officer	2003	148,943	25,000	—	—	1,080,000	—	—
Randy Fodero(2) Vice President Sales and Marketing	2003	111,837	—	—	—	600,000	—	—

(1)
Mr. DePasquale became employed as our Chief Executive Officer on January 3, 2003.

(2)
Mr. Fodero became an executive officer of the Company on July 18, 2003.

Option Grants in Year Ended December 31, 2003

        The following table sets forth all options granted during the year ended December 31, 2003 to each of the named executive officers:

	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date
Michael W. DePasquale	580,000(1)	23.8%	$0.53	January 2, 2010
Michael W. DePasquale	500,000(2)	20.5%	$1.32	December 10, 2010
Randy Fodero	300,000(3)	12.3%	$0.39	March 9, 2006
Randy Fodero	300,000(4)	12.3%	$1.32	December 10, 2010

(1)
Options vested in eight (8) quarterly installments commencing April 1, 2003.

(2)
Options vest in two (2) equal annual installments on January 3, 2004 and 2005.

(3)
Options vest in eleven (11) quarterly installments commencing June 10, 2003.

(4)
Options vest in three (3) equal annual installments on January 3, 2005, 2006 and 2007.

Aggregated Option Exercises in the Year Ended December 31, 2003
and Fiscal Year-End Option Value

        The following table sets forth for each named executive officer, information regarding stock options exercised by such officer during the year ended December 31, 2003, together with the number and value of stock options held at December 31, 2003, each on an aggregated basis:

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Fiscal Year-End Exercisable/Unexercisable(#)	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/Unexercisable($)(1)
Michael W. DePasquale	—	—	217,500/862,500	143,550/239,250
Randy Fodero	—	—	81,816/518,184	65,452/174,547

(1)
The last sales price of the Company's common stock as reported on the OTC Bulletin Board on December 31, 2003 was $1.19.

Compensation of Directors

        Directors who are also officers of the Company receive no additional compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings. The Company's 1996 stock incentive plan provides for the grant of options to purchase 50,000 shares of common stock to each non-employee director upon first being elected or appointed to the Board of Directors. Since 2001, the Company has executed a policy of granting options to purchase 200,000 shares of common stock to each non-employee director upon first being elected or appointed to the Board of Directors. In December 2003, we adopted a policy of issuing options to purchase 50,000 shares of common stock to each non-employee director on an annual basis.

Employment Agreements

Michael W. DePasquale

        On January 3, 2003, the Company entered into a two-year employment agreement with Michael W. DePasquale to serve as the Chief Executive Officer of the Company at an annual base salary of $150,000 subject to adjustment by the Board of Directors. The employment agreement provided for a quarterly performance bonus during 2003 of $37,500 per calendar quarter payable upon the Company achieving gross revenue of: $300,000, $400,000, $650,000 and $900,000 during the first, second, third and fourth calendar quarters of 2003, respectively. The employment agreement also provides for an annual bonus of options to purchase up to 500,000 shares of Company common stock payable at the discretion of the Board of Directors.

        The base salary has been adjusted to $216,000 for 2004. The quarterly performance bonus benchmarks for 2004 have also been adjusted to provide for payment of the $37,500 quarterly bonus upon achieving gross revenue of: $500,000, $750,000, $1,000,000 and $1,250,000 during the first, second, third and fourth calendar quarters of 2004, respectively. Additional performance bonuses of $50,000 upon achieving annual gross revenue of at least $4,000,000 and $50,000 upon the Company reporting operating profit during 2004 have also been included for 2004.

        The employment agreement contains standard and customary confidentiality, non-solicitation and "work made for hire" provisions as well as a covenant not to compete which prohibits Mr. DePasquale from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of his employment and for the one year period thereafter. The agreement may be terminated by the Company at any time with or without cause. In the event of termination without cause, Mr. DePasquale shall continue to be paid his then current base salary for the greater of six (6) months from the date of such termination or the number of months remaining until the end of the term of the employment agreement.

Harlan Plumley

        In connection with his pending appointment as Chief Financial Officer of the Company as of November 1, 2004, we entered into a one (1) year employment agreement with Harlan Plumley. The employment agreement provides for an annual base salary of $190,000 and a performance bonus payable at the sole discretion of the Company. Unless terminated at least 30 days prior to the end of the term, the employment agreement automatically renews for successive one year terms. In the event that Mr. Plumley is terminated without cause, Mr. Plumley will receive severance payment equal to his base salary for the greater of 6 months and that number of months prior to the end of the term. The employment agreement contains standard and customary confidentiality, non-compete and work made for hire provisions.

        Upon execution of the employment agreement, we issued Mr. Plumley a stock option to purchase 200,000 shares of our common stock at an exercise price of $1.05 per share, the last sale price of our common stock as reported on the OTC Bulletin Board on the date of grant. The option has a term of seven (7) years and vests in three equal annual installments commencing on September 15, 2005.

Kenneth S. Souza

        In connection with his appointment as Senior Vice President and Chief Technology Officer of the Company on October 4, 2004, we entered into a one (1) year employment agreement with Kenneth S. Souza. The employment agreement provides for an annual base salary of $200,000 and a performance bonus in the amount of up to $76,000 payable upon achievement of certain performance criteria. Unless notice of non-renewal is provided to Mr. Souza at least two months prior to the end of the term, the employment agreement automatically renews for successive one year terms. In the event that Mr. Souza is terminated without cause, Mr. Souza will receive severance payment equal to his base salary for the greater of 6 months and that number of months remaining until the end of the term. The employment agreement contains standard and customary confidentiality, non-compete and work made for hire provisions.

        Upon execution of the employment agreement, we issued Mr. Souza a stock option to purchase 300,000 shares of our common stock at an exercise price of $1.11 per share, the last sale price of our common stock as reported on the OTC Bulletin Board on the date of grant. The option has a term of seven (7) years and vests in three equal annual installments commencing on October 4, 2005.

Change in Control Provisions

        The Company's 1996 Stock Option Plan (as amended to date, the "1996 Plan") and 1999 Stock Option Plan (the "1999 Plan" and together with the 1996 Plan, the "Plans")) each provide for the acceleration of the vesting of unvested options upon a "Change in Control" of the Company. A Change in Control is defined in the Plans to include (i) a sale or transfer of substantially all of the Company's assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior shareholders of the Company hold less than fifty percent (50%) of the combined voting power of the surviving corporation's outstanding securities; (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors; or (v) a change in control of the Company which would otherwise be reportable under Section 13 or 15(d) of the Exchange Act.

        In the event of a "Change In Control" both Plans provide for the immediate vesting of all options issued thereunder. The 1999 Plan provides for the Company to deliver written notice to each optionee under the 1999 Plan fifteen (15) days prior to the occurrence of a Change In Control during which all options issued under the 1999 Plan may be exercised. Thereafter, all options issued under the 1999 Plan which are neither assumed nor substituted in connection with such transaction, automatically expire unless otherwise determined by the Board. The 1996 Plan provides for all options to remain exercisable for the remainder of their respective terms and permits the Company to make a cash payment to any or all optionees equal to the difference between the exercise price of any or all such options and the fair market value of the Company's common stock immediately prior to the Change In Control.

        Options issued to executive officers outside of the Plans contain change in control provisions substantially similar to those contained in the 1999 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Arrangements

        The Company has entered into the employment agreements described above in the "EXECUTIVE COMPENSATION—Employment Agreements" section of this prospectus.

Options Granted to Executive Officers and Directors

        During 2002, the Company issued options to purchase 200,000 shares of common stock to Thomas J. Colatosti upon his appointment as a director of the Company. During 2003, the Company issued options to purchase an aggregate of 2,180,000 shares of common stock to its officers and directors. The options were issued at exercise prices equal to the last sales price of the Company's common stock as reported on the OTC Bulletin Board on the date of grant, have terms of three (3) to seven (7) years, and vest over a one to three year period.

Consulting Arrangement with Thomas J. Colatosti

        In connection with his appointment to the Board of Directors in September 2002, the Company entered into a consulting arrangement with Thomas J. Colatosti. Under the arrangement, the Company paid Mr. Colatosti $4,000 per month through December 2003 and issued him options to purchase 150,000 shares of common stock at an exercise price of $.33 per share, the closing price of the Company's common stock on the date of grant. In December 2003, a committee of independent directors renewed this arrangement through December 31, 2004. The committee also issued options to Mr. Colatosti to purchase 150,000 shares of common stock at an exercise price of $1.32 per share, the closing price of the Company's common stock on the date of grant, for serving as Chairman. Mr. Colatosti has substantial experience in the biometric industry and in addition to his role as the Chairman of the Board of Directors of the Company, provides extensive service to the Company in the areas of strategic planning and corporate finance.

        In March 2004, Mr. Colatosti entered into a three-year consulting arrangement with The Shaar Fund Ltd., a principal creditor of the Company. Under the terms of the arrangement, The Shaar Fund transferred $375,000 principal amount of our secured convertible notes due October 1, 2005 to Mr. Colatosti. On April 29, 2004, Mr. Colatosti elected to convert the $375,000 principal amount of such note into 3,750 Series C Shares.

Consulting Agreement with Jeffry R. Brown

        In connection with Jeffry R. Brown's resignation as the Chief Executive Officer and Chairman of the Board of Directors of the Company on December 31, 2002, the Company and Mr. Brown entered into a consulting agreement effective as of January 15, 2003. The consulting agreement terminated September 30, 2003, and provided for the payment of monthly consulting fees in the amount of $12,000, continued participation in the Company's health and benefit plans, and the reimbursement of out-of-pocket expenses in consideration of Mr. Brown providing strategic management and consulting services to the Company. During the previous two fiscal years, Mr. Brown was the chief architect of the Company's strategic plan and the principal person involved in establishing and developing relationships with the Company's alliance partners, potential customers and other industry contacts which were important to the continued execution of the Company's business plan. In recognition of his continued service to the Company, the termination date of options to purchase 400,000 shares of common stock at $.20 per share previously issued to Mr. Brown was extended from March 31, 2003 until December 31, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of October 25, 2004, information with respect to the securities holdings of all persons which the Company, pursuant to filings with the Securities and Exchange Commission, has reason to believe may be deemed the beneficial owners of more than five percent (5%) of the Company's outstanding common stock. The following table also sets forth, as of such date, the beneficial ownership of the Company's common stock by all officers and directors, individually and as a group. Unless otherwise indicated, the address of each person listed below is c/o BIO-key International, Inc., 1285 Corporate Center Drive, Suite 175, Eagan, Minnesota 55121.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding
Thomas J. Colatosti	855,000(2)	2.2%
Michael W. DePasquale	777,500(3)	1.9%
Gary E. Wendt	578,730(4)	1.5%
Jeffrey J. May	200,000(5)	*
Randy Fodero	206,932(6)	*
Richard E. Gaddy	0	*
All officers and directors as a group	2,645,374	6.2%

*
Less than one percent (1%) of the outstanding common stock.

(1)
The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Securities Exchange Act of 1934 and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within sixty (60) days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 38,962,281 shares of common stock outstanding as of October 25, 2004.

(2)
Includes 350,000 shares issuable upon exercise of options and 500,000 shares issuable upon conversion of series C preferred stock. Does not include 200,000 shares issuable upon exercise of options subject to vesting.

(3)
Includes 777,500 shares issuable upon exercise of options. Does not include 322,500 shares issuable upon exercise of options subject to vesting.

(4)
Includes 173,380 shares issuable upon exercise of options.

(5)
Consists of shares issuable upon exercise of options. Does not include 50,000 shares issuable upon exercise of options subject to vesting.

(6)
Includes 190,904 shares issuable upon exercise of options. Also includes 20,500 shares owned by Mr. Fodero's minor children. Mr. Fodero disclaims beneficial ownership of those shares. Does not include 436,368 shares issuable upon exercise of options subject to vesting.

        The following table sets forth, as of December 31, 2003, information with respect to our securities authorized for issuance under equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (A)(C)
Equity compensation plans approved by security holders	487,380	$0.5155	169,620
Equity compensation plans approved by security holders	5,640,601	$0.8022	629,588
Total	6,127,981	$0.7794	799,208

        The Company's 1999 Stock Option Plan (the "1999 Plan") was adopted by the Board of Directors of the Company on or about August 31, 1999. The material terms of the 1999 Plan are summarized below.

        The 1999 Plan is currently administered by the Board of Directors of the Company (the "Plan Administrator"). The Plan Administrator is authorized to construe the 1999 Plan and any option issued under the 1999 Plan, select the persons to whom options may be granted, and determine the number of shares to be covered by any option, the exercise price, vesting schedule and other material terms of such option.

        The 1999 Plan provides for the issuance of options to purchase up to 2,000,000 shares of common stock to officers, employees, directors and consultants of the Company at exercise prices not less than 85% of the last sale price of the Company's common stock as reported on the OTC Bulletin Board on the date of grant. Options have terms of not more than ten (10) years from the date of grant, are subject to vesting as determined by the Plan Administrator and are not transferable without the permission of the Company except by will or the laws of descent and distribution or pursuant to a domestic relations order. Options terminate three (3) months after termination of employment or other association with the Company or one (1) year after termination due to disability, death or retirement. In the event that termination of employment or association is for a cause, as that term is defined in the 1999 Plan, options terminate immediately upon such termination. The Plan Administrator has the discretion to extend options for up to three years from the date of termination or disassociation with the Company.

        The 1999 Plan provides for the immediate vesting of all options in the event of a "Change In Control" of the Company. In the event of a Change In Control, the Company is required to deliver written notice to each optionee under the 1999 Plan fifteen (15) days prior to the occurrence of a Change in Control, during which time all options issued under 1999 Plan may be exercised. Thereafter, all options issued under the 1999 Plan which are neither assumed or substituted in connection with such transaction, automatically expire, unless otherwise determined by the Board. Under the 1999 Plan, a "Change In Control" is defined to include (i) a sale or transfer of substantially all of the Company's assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior shareholders of the Company hold less than 50% of the combined voting power of the surviving corporation's outstanding securities; (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors; or (v) a change in control of the Company which would otherwise be reportable under Section 13 or 15(d) of the Exchange Act.

        As of December 31, 2003, there were outstanding options under the 1999 Plan to purchase 1,176,669 shares of common stock, and options to purchase an aggregate of 629,588 shares were available for future grants.

        In addition to options issued under the 1999 Plan, the Company has issued options and warrants to employees, officers, directors and consultants to purchase an aggregate of 4,951,312 shares of common stock. The terms of these options are substantially similar to the provisions of the 1999 Plan and options issued thereunder.

DESCRIPTION OF SECURITIES

Common Stock

        The Company is authorized to issue 85,000,000 shares of common stock, $.01 par value per share, of which 38,962,281 were outstanding as of October 25, 2004.

        Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

        Holders of common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        Within the limits and restrictions provided in the Company's Articles of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $.01 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications.

        Series B Convertible Preferred Stock.    The Board of Directors has authorized the designation of 50,000 shares of preferred stock as Series B Convertible Preferred Stock (the "Series B Shares"), of which no shares are issued and outstanding. The material provisions of the Series B Shares are more fully set forth in the Certificate of Designation on file with the Minnesota Secretary of State.

        Series C Convertible Preferred Stock.    In March 2004, we designated 100,000 shares of preferred stock as Series C Convertible Preferred Stock (the "Series C Shares"), of which 72,182 are issued and outstanding. The following describes the material provisions of the Series C Shares which are more fully set forth in the Certificate of Designation on file with the Minnesota Secretary of State.

        The Series C Shares accrue a cumulative annual dividend of 7% on the $100 face amount of such shares payable June 15 and December 15 each year in shares of common stock. In the event of a liquidation, dissolution or winding up of the Company, the Series C shares have a liquidation preference of $100 per share (plus all accrued and unpaid dividends thereon) prior to any payment or distribution to holders of our common stock. The Series C Shares are convertible into common stock at a conversion price of $.75 per share. The conversion price is subject to proportional adjustment in the event of stock splits, stock dividends or reclassifications. Subject to certain exceptions, in the event we issue additional shares of common stock at a purchase price less than the conversion price of the Series C Shares, the conversion price shall be lowered to such lesser price. In the event that the average closing bid price of our common stock is less than $1.00 per share for thirty (30) consecutive trading days at any time after March 3, 2007, we will be required to redeem the Series C Shares by payment of $100 per share plus all accrued and unpaid dividends due thereon.

        We are required to obtain the consent of the holders of a majority of the Series C Shares in order to, among other things, issue any shares of preferred stock that are equal to or have a preference over the Series C shares or issue any shares of preferred stock, rights, options, warrants, or any other securities convertible into common stock of the Company, other than those issued to employees of the Company in the ordinary course of their employment or to consultants or other persons providing services to the Company so long as such issuances do not exceed 500,000 shares of common stock. We are also required to obtain such consent in order to, among other things, complete a sale or other disposition of any material assets, complete an acquisition of a material amount of assets, engage in a merger, reorganization or consolidation, or incur or guaranty any indebtedness in excess of $50,000.

Dividend Policy

        The Company has never paid cash dividends on its common stock. The Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings, if any, to finance the growth of the business. The payment of future dividends will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors.

Anti-Takeover Provisions of the Company's Articles of Incorporation

        As described above, the Board of Directors is authorized without further stockholder action, to designate any number of series of preferred stock with such rights, preferences and designations as determined by the Board. Shares of preferred stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of preferred stock could be issued with certain rights that might have the effect of diluting the percentage of common stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. The existence of the preferred stock may, therefore, be viewed as having possible anti-takeover effects.

Transfer Agent

        The transfer agent for the Company's common stock is StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, (610) 649-7300.

ACQUISITION OF PUBLIC SAFETY GROUP, INC.

        On March 30, 2004, we acquired all of the outstanding capital stock of Public Safety Group, Inc. ("PSG"), a privately-held leader in wireless solutions for law enforcement and public safety markets based in Winter Park, Florida. The acquisition was completed pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, BIO-Key Acquisition Corp., a wholly-owned subsidiary of the Company, PSG and all of the shareholders of PSG. As a result of this transaction, PSG became a wholly-owned subsidiary of the Company and now constitutes a division of our business specializing in the law enforcement and public safety markets (the "Public Safety Division").

        Pursuant to the Merger Agreement, we purchased all of the outstanding capital stock of PSG from the former shareholders of PSG in exchange for an aggregate of 2,416,108 shares of our common stock, $500,000 in cash, and our assumption of $600,000 in aggregate net liabilities of PSG. The Merger Agreement provides that any liability or obligation of PSG in excess of such $600,000 limitation, whether arising before or after the effective date of the merger, will be solely the responsibility of the former shareholders of PSG. Additional earnout consideration, determined as a proportion of revenues attained by the Public Safety Division over fiscal years 2004 and 2005, may be paid to the former shareholders of PSG. The Company will make payments of such additional consideration on the last day of the month following each month in which the Public Safety Division achieves specified revenue milestones during fiscal years 2004 and 2005. Such payments will be made in cash, unless the aggregate amount of earnout consideration exceeds sixty percent (60%) of the aggregate consideration paid by the Company in the merger transaction. Any such excess amounts will be paid in shares of our common stock priced as of two (2) days prior to the date on which any earnout payment becomes due. In connection with this acquisition, three former employees of PSG, who were also shareholders of

PSG, entered into two-year employment agreements with the Company to serve within the Public Safety Division.

        As a result of the acquisition, we issued a total of 2,422,108 shares of our common stock, which includes 6,000 shares issued to Harward Investments, Inc. ("Harward") pursuant to an arrangement involving the discharge of certain outstanding debt obligations of PSG to Harward as of March 30, 2004. The 2,416,108 shares issued to the former PSG shareholders (the "Merger Shares") are subject to escrow provisions contained in the Merger Agreement and a related escrow agreement, which provide for periodic releases of the shares from escrow on a schedule determined primarily by the revenue achieved by the Public Safety Division during fiscal year 2004. The owners of such escrowed shares, however, will continue to enjoy all the rights and privileges attributable to the shares, including, without limitation, the right to vote and receive dividends. The principal terms of such escrow arrangement are as follows:

  •
  One-twelfth (1/12) of the Merger Shares (the "Initial Shares") are being held in escrow for the purpose of securing certain prior obligations of PSG to Harward and will be released upon the effectiveness of this registration statement to Harward and the former shareholders of PSG. Specifically, Harward will receive an amount of Initial Shares that is equal to $110,000 divided by the closing price of our common stock as reported by the OTC Bulletin Board on such date. The balance of the Initial Shares will be concurrently released to the former shareholders of PSG.

  •
  An additional one-twelfth (1/12) of the Merger Shares will be released from the escrow to the former shareholders of PSG on each of June 30, 2004, September 30, 2004 and December 31, 2004.

  •
  The remaining eight-twelfths (8/12) of the Merger Shares (the "Remaining Shares") will be released from the escrow to the former shareholders of PSG based on a distribution schedule determined by the license, service and maintenance fee revenue achieved by the Public Safety Division during fiscal year 2004. Specifically, the Remaining Shares will be released according to the following schedule: (i) in the event that such qualifying revenue is less than $2 million, one-twelfth (1/12) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007; (ii) in the event that such qualifying revenue is equal to or greater than $2 million, one-eighth (1/8) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006; and (iii) in the event that such qualifying revenue is equal to or greater than $6 million, one-sixth (1/6) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006.

  •
  Of the shares remaining in escrow following the effectiveness of this registration statement, those shares owned by former employees of PSG who became our employees by virtue of the merger transaction are subject to repurchase by us under certain circumstances involving the termination of such employee's employment. Shares remaining in escrow may also be used to fund indemnification obligations of the former PSG shareholders pursuant to the Merger Agreement.

        This prospectus relates to the resale of 2,422,108 shares of our common stock acquired by certain of the selling security holders in connection with our acquisition of PSG. Of the shares being registered, the 2,416,108 shares being held in escrow may not be resold by such selling security holders until such shares have been released from the escrow as described above.

PRIVATE PLACEMENT TRANSACTION

        On March 31, 2004, we entered into a securities purchase agreement (the "Purchase Agreement") with certain institutional and accredited investors pursuant to which we issued and sold an aggregate of 8,888,928 shares of our common stock and warrants (the "Warrants") to purchase an aggregate of 4,444,464 shares of our common stock. The investors paid an aggregate purchase price of $1.35 for each share of common stock and Warrant to purchase 0.5 of a share of common stock, resulting in gross proceeds to the Company of approximately $12,000,000. Net proceeds to the Company were approximately $11,632,400, which will be used for working capital purposes. These securities were sold to accredited investors in a private placement transaction exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D thereunder.

        The Warrants may be exercised at any time prior to the fifth anniversary of the effective date of this registration statement at an exercise price of $1.755 per share. Each Warrant contains anti-dilution protection, which provides that if at any time on or prior to March 31, 2005, we issue any of our common stock or rights, options, warrants or other securities or debt bearing a right to acquire our common stock at a price less than the then-applicable exercise price of such Warrant, such exercise price will be automatically reduced to such lower price. Fifty percent (50%) of any unexercised portions of the Warrants are callable by the Company if the volume weighted average trading price per share of our common stock exceeds $4.3875 per share for ten (10) consecutive trading days and the Warrants have not been exercised after forty-five (45) days' prior notice from the Company.

        Under the Purchase Agreement, in the event that (i) this registration statement is not filed on or prior to April 30, 2004 or declared effective on or prior to July 14, 2004, (ii) after the effectiveness of this registration statement, an investor is not permitted to sell its securities hereunder (or any subsequent registration statement filed in replacement hereof) for any reason for five (5) or more trading days (whether or not consecutive), (iii) after the effectiveness of this registration statement, any securities covered hereunder are not listed on an eligible trading market or (iv) our common stock is not listed or quoted, or is suspended from trading, on an eligible trading market for a period of three (3) trading days (whether or not consecutive), the Company will be required to pay a cash amount to the investors equal to one percent (1%) of the aggregate purchase price paid by the investors pursuant to the Purchase Agreement for the first month that such event occurs and one percent (1%) for each month thereafter in which such event remains uncured, in each case prorated for any partial month. If the Company fails to make any such payment in a timely manner, such payment shall bear interest at the rate of one percent (1%) per month (prorated for partial months) until paid in full.

        This prospectus relates to the resale of 8,888,928 shares of our common stock and the Warrants to purchase an aggregate of 4,444,464 shares of our common stock acquired by certain of the selling security holders pursuant to the Purchase Agreement.

ACQUISITION OF AETHER MOBILE GOVERNMENT

        On September 30, 2004, we completed our acquisition from Aether of its Mobile Government Division. Pursuant to the Asset Purchase Agreement dated as of August 16, 2004 by and among the Company, Aether, Cerulean Technology, Inc. and SunPro, Inc., the Company paid Aether a purchase price of $10,000,000 in cash, subject to post-closing adjustments to reflect changes in Aether Mobile Government's working capital since June 30, 2004. In connection with this acquisition, the Company issued a Subordinated Secured Promissory Note to Aether in the face amount of $6,884,588 (the "Aether Note"). The Aether Note evidences a contingent reimbursement obligation of the Company to Aether and a surety fee payable by the Company to Aether, in each case with respect to a letter of credit maintained by Aether for the Company's benefit in connection with the acquisition. The Company's obligations under the Aether Note are secured by a security interest granted to Aether in all or substantially all of the Company's assets, subordinate to the security interest described in the "Convertible Debt Financing Transactions" section of this prospectus below.

        Aether Mobile Government provides wireless data solutions for use by public safety organizations, primarily state and local police, fire and rescue and emergency medical services organizations, that enable such organizations to access law enforcement databases to validate identities and obtain suspect information. Its public safety solutions are integrated into fifty (50) different state databases, as well as local and federal databases, and its products deliver real-time information in seconds, without the need for human dispatchers or other resources. Upon completing the purchase of Aether Mobile Government, we acquired its principal products, which are:

  •
  The PacketCluster® family of products, which are open, standards-based wireless information software products that provide police officers in the field with direct access to motor vehicle and warrant information and other critical information;

  •
  The handheld version of PacketCluster® Patrol™ (called PocketBlue™), which is a handheld application for mobile law enforcement that is part of a fully integrated mobile data system, providing criminal database queries, secure messaging and alarm capabilities for all connected mobile users;

  •
  PacketWriter™, which is a mobile field reporting solution that allows for mobile data collection, data sharing with PacketCluster® and work-flow management;

  •
  The FireRMS™ family of products for fire and rescue companies, which are compliant incident reporting products specifically developed to cut report completion time for front-line emergency response personnel; and

  •
  Handheld applications for fire and rescue companies (PocketFD™ and PocketCluster Rescue™), which allow fire services personnel to wirelessly access and update records in the field and extends computer aided dispatch, fire records management systems and other in-house data sources to a mobile environment.

CONVERTIBLE DEBT FINANCING TRANSACTIONS

Secured Debt Financing

        On September 29, 2004, we entered into a Securities Purchase Agreement (the "Senior Purchase Agreement") with Laurus Master Fund, Ltd. ("Laurus") and certain other institutional and accredited investors (together with Laurus, the "Senior Investors"). Under the Senior Purchase Agreement, the Company issued secured convertible term notes (the "Senior Convertible Notes") in the aggregate principal amount of $5,050,000, convertible into common stock of the Company in certain circumstances at $1.35 per share, and issued warrants (the "Senior Warrants") to purchase an aggregate of 1,122,222 shares of our common stock at an exercise price of $1.55 per share. The proceeds from this transaction were used in part to finance the Company's acquisition of Aether Mobile Government (the "Aether Acquisition"). The Company's obligations under the Senior Purchase Agreement, the Senior Convertible Notes and the Senior Warrants are secured by a security interest in all or substantially all of the Company's assets.

        Under the terms of the Senior Convertible Notes, we are required to make monthly payments of accrued interest only beginning on November 1, 2004. In addition, the Senior Convertible Notes provide for monthly payments of principal in equal 1/32 increments thereof, plus accrued interest, commencing February 1, 2005. The Senior Convertible Notes bear interest at an initial rate equal to the prime rate plus two percent (2%), subject to a six percent (6%) floor. The interest rate on the Senior Convertible Notes is subject to reduction on a month-by-month basis if specified conditions are met. In particular, if (a) we register the common stock underlying the Senior Convertible Notes and

Senior Warrants on a registration statement declared effective by the Securities and Exchange Commission and (b) our common stock is trading at a 25% or greater premium to the note conversion price, then the interest rate will be adjusted downward by 2.0% for each incremental 25% increase over the note conversion price. Alternatively, if (x) we have not registered such common stock under an effective registration statement, but (y) our common stock is trading at a 25% or greater premium to the note conversion price, then the interest rate will be adjusted downward by 1.0% for each incremental 25% increase over the note conversion price.

        For any cash payments we make on the Senior Convertible Notes (e.g., any amounts due that are not converted into common stock), we are required to pay an amount equal to 102% of the principal amount due. In addition, we can prepay the note at any time upon payment of an amount equal to 110% of the then outstanding principal balance, plus accrued and unpaid interest.

        The Senior Investors have the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the Senior Convertible Notes into shares of our common stock at a conversion price of $1.35 per share. In addition, for each monthly payment under the note, the Senior Investors will be obligated to convert a portion of the monthly payment into common stock at the applicable conversion price, so long as:

  •
  the average closing price of our common stock (for the five trading days immediately preceding the payment date) is greater than $1.48 l per share (which represents 110% of the note conversion price, based on the initial conversion price of $1.35),

  •
  such amount being converted does not exceed 25% of the aggregate dollar trading volume for such immediately preceding twenty-two trading days, and

  •
  the shares of common stock underlying the note are registered under an effective registration statement with the Securities and Exchange Commission.

        The terms of the Senior Convertible Notes and Senior Warrants prohibit conversion of the notes or exercise of the warrants to the extent that conversion of the notes and exercise of the warrants would result in any holder thereof, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

        As security for our obligations to the Senior Investors, we, along with our wholly-owned subsidiary Public Safety Group, Inc. ("PSG"), granted to the Senior Investors a blanket security interest in all of our assets, and we entered into a stock pledge with the Senior Investors for the capital stock in PSG. If an event of default occurs under the Senior Convertible Notes or the other related investment agreements, 120% of the unpaid principal balance on the Senior Convertible Notes, plus accrued interest and fees, shall become immediately due and the Senior Investors shall be entitled to payment of a default interest rate of 1.5% per month on all amounts due under the Senior Convertible Notes. Such events of default include the following:

  •
  a failure to pay interest and principal payments under the Senior Convertible Notes within three days of when due;

  •
  a breach by us of any material covenant or term or condition of the Senior Convertible Notes or in any of the investment agreements, if not cured within 30 days of such breach;

  •
  a breach by us of any material representation or warranty made in the Senior Convertible Notes or in any of the investment agreements;

  •
  if we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us if not vacated within 60 days;

  •
  the filing of any money judgment or similar final process against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

  •
  if our common stock is suspended for five consecutive days or for five days during any ten consecutive days from a principal market or pursuant to a Securities and Exchange Commission stop order; and

  •
  a failure by us to timely deliver shares of common stock when due upon conversions of the Senior Convertible Notes.

        Upon an event of default, the Senior Lenders will be entitled to specified remedies, including remedies under the Uniform Commercial Code.

Subordinated Debt Financing

        On September 29, 2004, we entered into a Securities Purchase Agreement (the "Subordinated Purchase Agreement") with The Shaar Fund, Ltd. ("Shaar") and other existing shareholders of the Company and accredited investors (collectively, the "Subordinated Investors"). Under the Subordinated Purchase Agreement, the Company issued unsecured convertible term notes (the "Subordinated Convertible Notes") in the aggregate principal amount of $4,950,000, convertible into common stock of the Company in certain circumstances at $1.35 per share, and issued warrants (the "Subordinated Warrants") to purchase an aggregate of 1,099,997 shares of our common stock at an exercise price of $1.55 per share. The proceeds from this transaction were used in part to finance a portion of the Aether Acquisition and will be used in part for working capital purposes.

        Under the terms of the Subordinated Convertible Notes, we are required to make monthly payments of accrued interest only beginning on November 1, 2004. In addition, the Subordinated Convertible Notes provide for monthly payments of principal in equal 1/32 increments thereof, plus accrued interest, commencing February 1, 2005, which payments may be made in shares of common stock at the option of each noteholder. The Subordinated Convertible Notes bear interest at an initial rate equal to the prime rate plus seven and one-half percent (7.5%), subject to an eleven percent (11%) floor.

        We may prepay the Subordinated Convertible Notes at any time upon payment of an amount equal to 110% of the then outstanding principal balance, plus accrued and unpaid interest. Upon any such prepayment, the Senior Convertible Notes must also be prepaid. The Subordinated Investors have the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the Subordinated Convertible Notes into shares of our common stock at a conversion price of $1.35 per share.

        The terms of the Subordinated Convertible Notes and Subordinated Warrants prohibit conversion of the notes or exercise of the warrants to the extent that conversion of the notes and exercise of the warrants would result in any holder thereof, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

        If an event of default occurs under the Subordinated Convertible Notes or the other related investment agreements, the unpaid principal balance on the Subordinated Convertible Notes, plus accrued interest, shall, at the noteholder's option, become immediately due and the Subordinated Investors shall be entitled to payment of additional default interest at the rate of 2.0% per month on all amounts due under the Subordinated Convertible Notes. Such events of default include the following:

  •
  failure to pay interest and principal payments under the Subordinated Convertible Notes within three days of when due;

  •
  a breach by us of any covenant, term or condition in any material respect of the Subordinated Convertible Notes or in any of the investment agreements, if not cured within 30 days of such breach;

  •
  any representation or warranty made in the Subordinated Convertible Notes or in any of the investment agreements being false or misleading in any material respect;

  •
  if we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us;

  •
  the filing of any money judgment or similar final process against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

  •
  if our common stock is suspended for five consecutive days or for five days during any ten consecutive days from a principal market or pursuant to a Securities and Exchange Commission stop order;

  •
  a failure by us to timely deliver shares of common stock when due upon conversions of the Subordinated Convertible Notes; and

  •
  a change in our controlling ownership.

        Upon an event of default, the rights and remedies of the Subordinated Investors will be subordinate to those of the Senior Investors pursuant to a Subordination and Intercreditor Agreement dated as of September 30, 2004 by and among Laurus, as Collateral Agent, Shaar, as Purchaser Agent, Aether Systems, Inc., PSG and the Company.

SELLING SECURITY HOLDERS

        We are registering for resale shares of our common stock issued to the selling security holders identified below. The selling security holders identified in the following table are offering for sale up to 15,755,500 shares of common stock, of which 4,444,464 shares are issuable upon exercise of warrants, issued to the selling security holders in private placement transactions. The following table sets forth:

  •
  the name of each selling security holder;

  •
  the nature of any material relationship within the past three years between any selling security holder and BIO-key or any of our affiliates based on information currently available to us;

  •
  the number of shares of our common stock beneficially owned by each selling security holder prior to this offering;

  •
  the number of shares of our common stock offered hereunder by each selling security holder; and

  •
  the number and percent of shares of our common stock beneficially owned by each selling security holder after this offering is complete. This calculation assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling security holder prior to the termination of this offering.

        Each of the selling security holders is offering for sale with this prospectus the number of shares listed below subject to the limitations described in the section of this prospectus entitled "Plan of Distribution". Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Except as indicated in the footnotes to this table and subject to applicable community property laws, each of the selling security holders named in this table has sole voting power with respect to all shares of common stock listed as beneficially owned by such selling security holders.

        The applicable percentages of beneficial ownership set forth below are based on an aggregate of 37,819,810 shares of our common stock issued and outstanding on April 28, 2004.

					Shares Offered Pursuant to this Prospectus from Exercise of Warrants	Shares Beneficially Owned After Offering is Complete
Name of Selling Security Holder	Number of Shares Beneficially Owned Prior to Offering(1)		Shares Offered Pursuant to this Prospectus(1)
						Number	Percent
Donald C. Nagle(2)	626,200	(3)	626,200	(3)	0	0	0
Robert Lorenz(4)	626,200	(5)	626,200	(5)	0	0	0
Ramzan Janmohamed(6)	626,200	(7)	626,200	(7)	0	0	0
Frank DiMaggio	139,211	(8)	139,211	(8)	0	0	0
Robert R. Hendry	139,211	(9)	139,211	(9)	0	0	0
Douglas C. Foreman	96,674	(10)	96,674	(10)	0	0	0
Brett Fadeley & Dwain DeVille, JTWROS	58,005	(11)	58,005	(11)	0	0	0
Dwain DeVille & Brett Fadeley, JTWROS	58,005	(12)	58,005	(12)	0	0	0
Bryan Coy	23,201	(13)	23,201	(13)	0	0	0
Paul Serluco	23,201	(14)	23,201	(14)	0	0	0
Harward Investments, Inc.(16)	6,000	(15)	6,000	(15)	0	0	0
Continuity Asian Technology Fund(17)	162,998		162,998		54,333	0	0

SAC Strategic Investment LLC(18)	571,016	571,016	190,339	0	0
Continuity Asian Technology Partners(19)	43,781	43,781	14,594	0	0
Fady A. Rizk	150,000	150,000	50,000	0	0
Kingdon Capital(20)	2,233,334	833,334	277,778	1,400,000	3.7%
DKR Soundshore Oasis Holding Fund LTD(21)	277,779	277,779	92,593	0	0
Schottenfeld Qualified Associates, LP(22)	944,445	944,445	314,815	0	0
CSL Associates, LP(23)	166,668	166,668	55,556	0	0
The Shaar Fund, LTD(24)	1,497,224	1,497,224	499,075	0	0
STG Capital Partners (QP), LP(25)	450,000	450,000	150,000	0	0
STG Capital Fund, LTD.(26)	1,050,000	1,050,000	350,000	0	0
Iroquois Capital L.P.(27)	222,224	222,224	74,075	0	0
Vertical Ventures, LLC(28)	333,335	333,335	111,112
Minhas Sayani	111,113	111,113	37,038	0	0
Thomas J. Molumphy	66,668	66,668	22,223	0	0
Molumphy Capital Mgmt Profit Sharing Plan(29)	44,445	44,445	14,815	0	0
Etienne Des Roys	111,113	111,113	37,038	0	0
Bengt Eriksson	166,668	166,668	55,556	0	0
Gamma Opportunity Capital Partners, LP(30)	555,557	555,557	185,186	0	0
Longview Fund, LP(31)	277,779	277,779	92,593	0	0
Alpha Capital AG(32)	833,334	833,334	277,778	0	0
Truk Opportunity Fund, LLC(33)	111,113	111,113	37,038	0	0
Investor's Management Corporation(34)	277,779	277,779	92,593	0	0
Davos Partners, L.P.(35)	222,224	222,224	74,075	0	0
Albert Fried, Jr.(36)	277,779	277,779	92,593	0	0
Marc Florin IRA(37)	55,557	55,557	18,519	0	0
U.S. Bank, FBO The Tocqueville Fund(38)	787,500	787,500	262,500
Tocqueville Amerique(39)	212,501	212,501	70,834	0	0
Ronald D. Corwin & Beth Blumenthal	111,113	111,113	37,038	0	0
OTAPE Investments, LLC(40)	111,113	111,113	37,038	0	0
Omicron Master Trust(41)	333,335	333,335	111,112	0	0

Eagle & Dominion EuroAmerican Growth Fund, LP(42)	50,700		50,700		16,900	0	0
Eagle & Dominion EuroAmerican Growth Fund Limited(43)	174,300		174,300		58,100	0	0
November Group Defined Benefits Pension(44)	55,557		55,557		18,519	0	0
Mason Speed Sexton IRA Rollover(45)	55,557		55,557		18,519	0	0
Douglass Bermingham IRA(46)	45,000		45,000		15,000	0	0
Ten Pine Advisors LLC(47)	27,224		27,224		9,075	0	0
Gryphon Master Fund, L.P.(48)	277,778		277,778		92,593	0	0
Colbart Birnet, L.P.(49)	222,224		222,224		74,075	0	0
Smithfield Fiduciary LLC(50)	277,779		277,779		92,593	0	0
Eric Haber	55,557		55,557		18,519	0	0
Ann Derrey Bermingham	27,779		27,779		9,260	0	0
Larry Bursten	55,557		55,557		18,519	0	0
Michael Derrey	27,779		27,779		9,260	0	0
Zenny Trading Limited(51)	111,113		111,113		37,038	0	0
Alan Butler(52)	111,113		111,113		37,038	0	0
Ellis International Limited, Inc.(53)	111,113		111,113		37,038	0	0
Symmetry Peak, L.P(54)	194,447		194,447		64,816	0	0
Symmetry Peak Offshore, Ltd.(55)	83,333		83,333		27,778	0	0
Total	15,755,500	(56)	15,755,500	(56)	4,444,464	1,400,000	3.7%

*
Less than one percent (1%) of the outstanding common stock.

(1)
Includes the amount of shares of common stock, if any, set forth opposite the name of each selling security holder under the column entitled "Shares Offered Pursuant to this Prospectus from Exercise of Warrants", which shares are issuable upon the exercise of warrants at an exercise price of $1.755 per share.

(2)
Mr. Nagle is currently employed by the Company as its General Manager of the Public Safety Division.

(3)
Includes up to 626,200 shares that may become available for resale by the selling security holder upon release of the escrow established pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, BIO-Key Acquisition Corp., Public Safety Group, Inc. and the shareholders of Public Safety Group, Inc., which number of shares may be reduced in accordance with note 15 below.

(4)
Mr. Lorenz is currently employed by the Company as its Technical Director of the Public Safety Division.

(5)
Includes up to 626,200 shares that may become available for resale by the selling security holder upon release of the escrow established pursuant to the Merger Agreement, which number of shares may be reduced in accordance with note 15 below.

(6)
Mr. Janmohamed is currently employed by the Company as its Director of Business Development/Marketing of the Public Safety Division.

(7)
Includes up to 626,200 shares that may become available for resale by the selling security holder upon release of the escrow established pursuant to the Merger Agreement, which number of shares may be reduced in accordance with note 15 below.

(8)
Includes up to 139,211 shares that may become available for resale by the selling security holder upon release of the escrow established pursuant to the Merger Agreement, which number of shares may be reduced in accordance with note 15 below.

(9)
Includes up to 139,211 shares that may become available for resale by the selling security holder upon release of the escrow established pursuant to the Merger Agreement, which number of shares may be reduced in accordance with note 15 below.

(10)
Includes up to 96,674 shares that may become available for resale by the selling security holder upon release of the escrow established pursuant to the Merger Agreement, which number of shares may be reduced in accordance with note 15 below.

(11)
Includes up to 58,005 shares that may become available for resale by the selling security holder upon release of the escrow established pursuant to the Merger Agreement, which number of shares may be reduced in accordance with note 15 below.

(12)
Includes up to 58,005 shares that may become available for resale by the selling security holder upon release of the escrow established pursuant to the Merger Agreement, which number of shares may be reduced in accordance with note 15 below.

(13)
Includes up to 23,201 shares that may become available for resale by the selling security holder upon release of the escrow established pursuant to the Merger Agreement, which number of shares may be reduced in accordance with note 15 below.

(14)
Includes up to 23,201 shares that may become available for resale by the selling security holder upon release of the escrow established pursuant to the Merger Agreement, which number of shares may be reduced in accordance with note 15 below.

(15)
Does not include the additional shares (the "Additional Harward Shares") issuable pursuant to the Merger Agreement to Harward Investments, Inc. ("Harward") upon the effectiveness of this registration statement, which number of shares will be equal to $110,000 divided by the closing price of our common stock as reported by the OTC Bulletin Board on such date. In order to satisfy this obligation, each of the former shareholders of PSG listed above will transfer his pro rata portion of the Additional Harward Shares to Harward upon the effectiveness of this registration statement.

(16)
This selling security holder has identified Dennis J. Harward as having voting and dispositive power with respect to these securities.

(17)
This selling security holder has identified Juwan Lee as having voting and dispositive power with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(18)
This selling security holder has identified Juwan Lee as having voting and dispositive power with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(19)
This selling security holder has identified Juwan Lee as having voting and dispositive power with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(20)
Kingdon Capital beneficially owned 5.7% of our outstanding common stock prior to acquiring shares of our common stock and warrants to purchase our common stock on March 31, 2004. This selling security holder has identified Ken Hahn as having voting and dispositive power with respect to these securities.

(21)
This selling security holder has identified Barbara Burger as having voting and dispositive power with respect to these securities.

(22)
This selling security holder has identified Richard Schottenfeld as having voting and dispositive power with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(23)
This selling security holder has identified Charles S. Lipson as having voting and dispositive power with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(24)
The Shaar Fund, Ltd. has been the principal creditor and source of financing for the Company since June 1998 and currently owns 76,432 shares of our series C preferred stock in addition to the shares set forth in this table. This selling security holder has identified Hugo Van Neutegem as having voting and dispositive power with respect to these securities.

(25)
This selling security holder has identified Steven Glass as having voting and dispositive power with respect to these securities.

(26)
This selling security holder has identified Steven Glass as having voting and dispositive power with respect to these securities.

(27)
This selling security holder has identified Josh Silverman as having voting and dispositive power with respect to these securities. Mr. Silverman disclaims beneficial ownership of the securities held by Iroquois Capital L.P.

(28)
This selling security holder has identified Josh Silverman as having voting and dispositive power with respect to these securities. Mr. Silverman disclaims beneficial ownership of the securities held by Vertical Ventures, LLC.

(29)
This selling security holder has identified Thomas J. Molumphy as having voting and dispositive power with respect to these securities.

(30)
This selling security holder has identified Jonathan P. Knight as having voting and dispositive power with respect to these securities.

(31)
This selling security holder has identified Peter T. Benz as having voting and dispositive power with respect to these securities.

(32)
This selling security holder has identified Rainer Posch and Konrad Ackerman as having voting and dispositive power with respect to these securities.

(33)
This selling security holder has identified Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of this selling security holder, as having voting and dispositive power with respect to these securities. Each of Mr. Fein and Mr. Saltzstein disclaim beneficial ownership with respect to these securities.

(34)
This selling security holder has identified Richard A. Urquhart, III as having voting and dispositive power with respect to these securities.

(35)
This selling security holder has identified David P. Nolan as having voting and dispositive power with respect to these securities.

(36)
This selling security holder has identified himself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(37)
This selling security holder has identified Marc Florin as having voting and dispositive power with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(38)
This selling security holder has identified Robert W. Kleinschmidt as having voting and dispositive power with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(39)
This selling security holder has identified Robert W. Kleinschmidt as having voting and dispositive power with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(40)
This selling security holder has identified Ira M. Leventhal as having voting and dispositive power with respect to these securities. Mr. Leventhal disclaims beneficial ownership of these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(41)
Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Imicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power of the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of June 11, 2004, Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the Board of Directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling security holder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(42)
This selling security holder has identified Eagle & Dominion Asset Management Ltd. as having voting and dispositive power with respect to these securities and Duncan Byatt as having control over Eagle & Dominion Asset Management.

(43)
This selling security holder has identified Eagle & Dominion Asset Management Ltd. as having voting and dispositive power with respect to these securities and Duncan Byatt as having control over Eagle & Dominion Asset Management.

(44)
This selling security holder has identified Carol Safir as having voting and dispositive power with respect to these securities.

(45)
This selling security holder has identified Mason Sexton as having voting and dispositive power with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(46)
This selling security holder has identified Douglass Bermingham as having voting and dispositive power with respect to these securities. Mr. Bermingham disclaims beneficial ownership with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(47)
This selling security holder has identified Douglass Bermingham as having voting and dispositive power with respect to these securities. Mr. Bermingham disclaims beneficial ownership with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(48)
This selling security holder has identified E.B. Lyon IV as having voting and dispositive power with respect to these securities.

(49)
This selling security holder has identified Ezra Birnbaum as having voting and dispositive power with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(50)
This selling security holder has identified Highbridge Capital Management, LLC as having voting and dispositive power with respect to these securities and Glen Dubin and Henry Swieca as having control over Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Mr. Dubin and Mr. Swieca disclaim beneficial ownership with respect to these securities. In addition, this selling security holder has identified itself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(51)
This selling security holder has identified David Dennis Cuby as having voting and dispositive power with respect to these securities.

(52)
This selling security holder has identified himself as an affiliate of a registered broker-dealer. See "Plan of Distribution" section of this prospectus for required disclosure regarding such selling security holder's status as an affiliate of a registered broker-dealer.

(53)
This selling security holder has identified Wilhelm Ungar as having voting and dispositive power with respect to these securities.

(54)
This selling security holder has identified Frank P. Slattery as having voting and dispositive power with respect to these securities.

(55)
This selling security holder has identified Frank P. Slattery as having voting and dispositive power with respect to these securities.

(56)
Includes 2,416,108 shares (the "Merger Shares") that may become available for resale by the selling security holders who are former shareholders of PSG upon release of the escrow established pursuant to the Merger Agreement. Specifically, one-twelfth (1/12) of the Merger Shares (the "Initial Shares") are being held in escrow for the purpose of securing certain prior obligations of PSG to Harward and will be released upon the effectiveness of this registration statement to Harward and the former shareholders of PSG. At that time, Harward will receive the Additional Harward Shares, as described in note 15 above, and the balance of the Initial Shares will be concurrently released to the former shareholders of PSG. An additional one-twelfth (1/12) of the Merger Shares will be released from the escrow to the former shareholders of PSG on each of June 30, 2004, September 30, 2004 and December 31, 2004. The remaining eight-twelfths (8/12) of the Merger Shares (the "Remaining Shares") will be released from the escrow to the former shareholders of PSG according to the following distribution schedule determined by the license, service and maintenance fee revenue achieved by the Company's Public Safety Division during fiscal year 2004: (i) in the event that such qualifying revenue is less than $2 million, one-twelfth (1/12) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007; (ii) in the event that such qualifying revenue is equal to or greater than $2 million, one-eighth (1/8) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006; and (iii) in the event that such qualifying revenue is equal to or greater than $6 million, one-sixth (1/6) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006.

PLAN OF DISTRIBUTION

        The selling security holders may, from time to time after the registration statement which includes this prospectus becomes effective, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling security holders may also, after the registration statement which includes this prospectus becomes effective, engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Each selling security holder that is an affiliate of a registered broker-dealer has certified to us that it purchased our securities in the ordinary course of business and that at the time of such purchase, such selling security holder had no agreements, plans or understandings, directly or indirectly, with any person to distribute such securities.

        The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling security holders. We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer or other person who has agreed to participate or who is participating in a distribution.

        Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        The Company's Articles of Incorporation limit the personal liability of the Company's officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Minnesota Business Corporation Act (the "MBCA"). The Company's Bylaws also provide for the Company to indemnify directors and officers to the fullest extent permitted by the MBCA.

        The indemnification provisions described above would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's Articles of Incorporation, Bylaws, the MBCA, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

        Our financial statements as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 and the financial statements of Public Safety Group, Inc. as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 included in this prospectus have been audited by Divine, Scherzer & Brody Ltd., independent certified public accountants, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Aether Mobile Government (A Division of Aether Systems, Inc.) as of December 31, 2003 and 2002, and for each of the two years then ended have been included herein in reliance of the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. Such reports and other information may be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's web site is http://www.sec.gov.

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. The prospectus, which forms a part of such registration statement, and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted a few parts of the registration statement according to the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. We do not intend to distribute annual reports or audited financial statements to our shareholders. This information may be found in our filings with the Securities and Exchange Commission.

ITEM 7—FINANCIAL STATEMENTS

        The following consolidated financial statements of BIO-key International, Inc. and Subsidiary are included herein at the indicated page numbers:

Report of Independent Certified Public Accountants

Board of Directors and Stockholders
BIO-key International, Inc.

        We have audited the accompanying balance sheet of BIO-key International, Inc. as of December 31, 2003 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the two year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BIO-key International, Inc. as of December 31, 2003, and the results of its operations and its cash flows for each of the two years in the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

        In our previous audit report on these financial statements dated March 25, 2004, we referred to several issues that raised substantial doubt about the Company's ability to continue as a going concern. However, as disclosed in Note A, the Company has entered into a significant financing arrangement which removed the substantial doubt about the Company's ability to continue as a going concern.

/s/ Divine, Scherzer & Brody, Ltd.

Minneapolis, Minnesota
March 25, 2004 (except for Note A, as to which
    the date is March 31, 2004)

BIO-key International, Inc.

BALANCE SHEET

December 31, 2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,012,790
Accounts receivable, less allowance for doubtful receivables of $2,000	409,803
Inventory	65,857
Prepaid expenses	165,929

Total current assets	1,654,379
EQUIPMENT, FURNITURE AND FIXTURES—at cost, less accumulated depreciation	60,157
OTHER ASSETS	150,206

$1,864,742

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Note payable	$—
Advances from stockholder	34,030
Accounts payable	351,742
Accrued liabilities	173,736
Deferred revenue	10,000

Total current liabilities	569,508
DEFERRED REVENUE	—
LONG-TERM OBLIGATIONS	10,431,223
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock—authorized, 5,000,000 shares of $.01 par value (liquidation preference of $100 per share) Series B 9% Convertible; issued and outstanding 4,180 shares	42
Common stock—authorized, 60,000,000 shares of $.01 par value; issued and outstanding 21,222,889 shares	212,229
Additional contributed capital	18,327,992
Accumulated deficit	(27,676,252)

(9,135,989)

$1,864,742

The accompanying notes are an integral part of this statement.

BIO-key International, Inc.

STATEMENTS OF OPERATIONS

Years ended December 31,

	2002	2003
Revenues
Product sales	$3,154	$102,007
License fees	131,460	411,400
Technical support and other services	20,785	10,694

	155,399	524,101
Costs and other expenses
Cost of product sales	2,720	87,387
Cost of technical support and other services	—	1,694
Selling, general and administrative	1,926,328	2,118,122
Research, development and engineering	1,084,513	1,037,330

	3,013,561	3,244,533

Operating loss	(2,858,162)	(2,720,432)
Other income (deductions)
Interest expense	(1,162,935)	(1,109,786)
Sundry	1,123	4,145

	(1,161,812)	(1,105,641)

NET LOSS	$(4,019,974)	$(3,826,073)

Basic and diluted loss to common stockholders
Net loss	$(4,019,974)	$(3,826,073)
Convertible preferred stock dividends and accretion	(164,965)	(136,755)

Loss applicable to common stockholders	$(4,184,939)	$(3,962,828)

Basic and diluted loss per common share
Net loss	$(.31)	$(.22)
Convertible preferred stock dividend and accretion	(.01)	(.01)

Loss applicable per common share	$(.32)	$(.23)

Weighted average number of shares	13,227,735	17,543,586

The accompanying notes are an integral part of these statements.

BIO-key International, Inc.

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

Years ended December 31, 2002 and 2003

	Series B 9% Convertible Preferred Stock
			Common Stock
					Additional contributed capital	Accumulated deficit
	Shares	Amount	Shares	Amount			Total
Balance as of December 31, 2001	21,430	$214	12,528,469	$125,285	$15,538,025	$(19,560,523)	$(3,896,999)
Conversion of series B preferred stock and cumulative dividends in arrears into common stock	(3,000)	(30)	1,045,739	10,457	14,480	(24,907)	—
Conversion of note and accrued interest into common stock	—	—	803,198	8,032	314,360	—	322,392
Options and warrants issued for services and other	—	—	—	—	417,534	—	417,534
Net loss	—	—	—	—	—	(4,019,974)	(4,019,974)

Balance as of December 31, 2002	18,430	184	14,377,406	143,774	16,284,399	(23,605,404)	(7,177,047)
Conversion of series B preferred stock and cumulative dividends in arrears into common stock	(14,250)	(142)	4,239,206	42,392	202,525	(244,775)	—
Conversion of note, debenture and accrued interest into common stock	—	—	2,097,953	20,980	1,552,486	—	1,573,466
Exercise of options into common stock	—	—	308,324	3,083	58,582	—	61,665
Options and warrants issued for services and other	—	—	—	—	156,000	—	156,000
Common stock issued in exchange for services and other	—	—	200,000	2,000	74,000	—	76,000
Net loss	—	—	—	—	—	(3,826,073)	(3,826,073)

Balance as of December 31, 2003	4,180	$42	21,222,889	$212,229	$18,327,992	$(27,676,252)	$(9,135,989)

The accompanying notes are an integral part of this statement.

BIO-key International, Inc.

STATEMENTS OF CASH FLOWS

Years ended December 31,

	2002	2003
Cash flows from operating activities
Net loss	$(4,019,974)	$(3,826,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	6,386
Amortization of discounts on convertible debt related to warrants and beneficial conversion features	662,048	415,634
Non-cash interest	—	1,131,053
Options and warrants issued for services and other	385,534	156,000
Common stock issued for services and other	—	76,000
Change in assets and liabilities:
Accounts receivable	(67,998)	(341,805)
Inventories	—	(65,857)
Prepaid expenses and other	155,737	(115,032)
Accounts payable	116,198	(2,951)
Accrued liabilities	503,518	(300,500)
Deferred revenue	—	10,000

Net cash used in operating activities	(2,264,937)	(2,857,145)
Cash flows from investing activities
Capital expenditures	—	(66,543)
Other	1,615	(28,215)

Net cash provided by (used in) investing activities	1,615	(94,758)
Cash flows from financing activities
Issuance of convertible bridge notes	1,830,000	—
Issuance of convertible debentures and long-term obligations	—	3,852,250
Advances from stockholders	—	34,030
Financing costs	(64,900)	—
Sale of common stock	—	61,665

Net cash provided by financing activities	1,765,100	3,947,945

NET INCREASE (DECREASE) IN CASH	(498,222)	996,042
Cash and cash equivalents, beginning of year	514,970	16,748

Cash and cash equivalents, end of year	$16,748	$1,012,790

The accompanying notes are an integral part of these statements.

BIO-key International, Inc.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2002 and 2003

NOTE A—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Change in name of Company

        In February 2002, the Company's shareholders approved the change in the Company's name from SAC Technologies, Inc. to BIO-key International, Inc.

Nature of Business

        BIO-key International, Inc. (the Company) incorporated on January 7, 1993 with operations in Minneapolis, Minnesota. The Company's goal is to develop and market advanced biometric fingerprint technology solutions that provide fast, easy and highly secure personal identification for online access to computers and networks. The Company's fingerprint identification techniques can be used without the aid of a personal identification number. The Company's target market includes Internet application service providers, Internet based retailers and other operators of private networks, and entities where security and identification applications are required.

        On March 30, 2004, the Company acquired all of the outstanding capital stock of Public Safety Group, Inc. (PSG), a privately-held company based in Winter Park, Florida. The acquisition was completed pursuant to the terms of an Agreement and Plan of Merger (the Merger Agreement) by and among the Company, BIO-key Acquisition Corp., a wholly-owned subsidiary of the Company, PSG and all of the shareholders of PSG. As a result of this transaction, PSG became a wholly-owned subsidiary of the Company and now constitutes a division of our business specializing in the law enforcement and public safety markets (the Public Safety Division).

Basis of Presentation

        Broad commercial acceptance of the Company's technology is critical to the Company's success and ability to generate revenues. The Company has had no significant revenues to date, and has accumulated losses during the past two years of approximately $7,846,000, of which approximately $3,826,000 was incurred during 2003. As of December 31, 2003, there was a stockholders' deficit of approximately $9,136,000.

        As of December 31, 2003, the Company was in need of substantial additional capital. The Company was considering various alternatives related to raising additional capital including continued funding from an investment group and new funding from other sources. No assurance could be given at that date that any form of additional funding would be available on terms acceptable to the Company, that adequate funding would be obtained to meet its needs, or that such funding would not be dilutive to existing stockholders.

        On March 31, 2004, substantial doubt about the Company's ability to continue as a going concern was alleviated when 8,888,928 shares of the Company's common stock were sold for approximately $12,000,000 in gross proceeds.

        The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The matter described in the preceding paragraph removed substantial doubt about the Company's ability to continue as a going concern.

Summary of Significant Accounting Policies

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1.     Revenue Recognition

        Revenue from software licensing is recognized in accordance with Statement of Position (SOP) No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-9. Accordingly, revenue from software licensing is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable.

        The Company intends to enter into arrangements with end users for items which may include software license fees, usage fees and services or various combinations thereof. For each arrangement, revenue will be recognized when evidence of an agreement has been documented, the fee is fixed or determinable, collection is probable, delivery of the product has occurred and no other significant obligation remains.

        Multiple-Element Arrangements: For multiple-element arrangements, each element of the arrangement will be analyzed and the Company will allocate a portion of the total fee under the arrangement to the elements using vendor specific objective evidence of fair value of the element, regardless of any separate prices stated within the contract for each element. Vendor specific objective evidence is based on the price the customer is required to pay when the element is sold separately (i.e., software license fees charged when consulting or other services are not provided, hourly rates charged for consulting services when sold separately from a software license or usage fees). If vendor specific objective evidence of fair value does not exist for any undelivered elements, all revenue is deferred and recognized ratably over the service period if the undelivered element is services, or until sufficient objective evidence of fair value exists or all elements have been delivered.

        License Revenue: Amounts allocated to license revenues is recognized at the time of delivery of the software and all other revenue recognition criteria discussed above have been met.

        Service Revenue: Revenue from services is comprised of consulting and implementation services. Consulting services are generally sold on a time-and-materials basis and include a range of services including installation of software and assisting in the design of interfaces to allow the software to operate in customized environments. Services are generally separable from other elements under the arrangement since performance of the services are not essential to the functionality of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. Revenue from services is generally recognized as the services are performed.

        Usage Fee: A usage fee is charged on certain applications based on the customer's volume of use. Usage fees are recognized based on the actual level of use by the customer or, in the case of fixed-fee arrangements, ratably over the arranged time period.

        The Company provides customers, free of charge or at a minimal cost, testing kits which potential licensing customers may use to test compatibility/acceptance of the Company's technology with the customer's intended applications.

2.     Cash and Cash Equivalents

        Cash equivalents consist of certificates of deposit and all other liquid investments with original maturities of three months or less. The Company maintains its cash balances in a financial institution in Nevada. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

3.     Accounts Receivable

        Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

4.     Equipment, Furniture and Fixtures

        Equipment, furniture and fixtures are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated services lives of three and five years using the straight-line method. Equipment, furniture and fixtures consisted of the following:

Equipment	$66,543
Furniture and fixtures	36,550

103,093
Less accumulated depreciation	42,936

$60,157

5.     Long-lived Assets

        The Company periodically evaluates the net realizable value of long-lived assets, including equipment, furniture and fixtures relying on a number of factors including operating results, business plans and economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the fair value of the asset is less than its carrying value. There was no impairment of long-lived assets during 2003 or 2002.

6.     Advertising Expense

        The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2002 and 2003 was approximately $6,000 and $18,000, respectively.

7.     Research and Development Expenditures

        All costs related to development of new products are charged to expense as incurred. Such costs are required to be expensed until technological feasibility and proven marketability of the product are established.

8.     Basic and Diluted Loss per Common Share

        Basic and diluted loss per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding include only outstanding common shares. Shares reserved for outstanding warrants, stock options or convertible preferred stock are not considered because the impact of the incremental shares is antidilutive.

9.     Income Taxes

        The Company provides for income taxes based on income reported for financial reporting purposes. Certain charges to earnings differ as to timing from those deducted for tax purposes; these relate primarily to net operating loss carryforwards. The tax effect of these differences is recorded as deferred income taxes.

10.   Accounting for Stock-Based Compensation

        In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires expanded and more prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results.

        The Company has not adopted a method under SFAS No. 148 to expense stock options but rather continues to apply the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. No stock-based employee compensation expense for options is reflected in net income for the fiscal years presented as all options granted under those plans had an exercise price equal to the market value of the underlying common stock at the date of grant. A pro forma effect table is presented in the Pro Forma Compensation Disclosure section of Note K, which assumes the fair value recognition provisions of SFAS No. 123 would have been adopted for all options granted.

        In the future, if employees exercise certain nonstatutory stock options, the Company may realize a tax benefit equal to the tax effect on the difference between the strike price of the option and the fair market value of the stock on the day of exercise. Tax benefits realized, if any, by the Company will be credited to additional paid-in capital. Similar accounting treatment is also given to any tax benefits the Company may realize arising from employees making disqualifying dispositions of incentive stock options.

11.   Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Significant estimates are made for such items as valuation of deferred income taxes, conversion features of convertible debentures and preferred stock, and stock options and warrants outstanding.

NOTE B—PREPAID EXPENSES

        Prepaid expenses consisted of the following:

Consulting fees	$90,000
Insurance	42,181
Other	33,748

$165,929

        In October 2003, the Company entered into a consulting agreement with a financial advisory services company. The terms of the agreement required $108,000 to be paid in fees. The prepaid fees were charged to operations during the first quarter of 2004 when the consulting services were provided in full.

NOTE C—OTHER ASSETS

        Other assets consisted of the following:

Deferred offering costs	$81,900
Patents pending	68,306

$150,206

Deferred Offering Costs

        In March 2002, the Company engaged an investment banking firm to advise the Company regarding raising additional capital through the potential future issuance of the Company's equity, debt or convertible securities. The Company paid a nonrefundable retainer fee of $50,000, out of pocket expenses of $14,900 and granted a four year warrant to purchase 25,000 shares of the Company's common stock at an exercise price of $1.00 per share. The estimated value of the warrant at date of grant was $17,000. These deferred costs were charged to operations in the quarter ending March 31, 2004, when this engagement terminated.

NOTE D—ACCRUED LIABILITIES

        Accrued liabilities consisted of the following:

Compensation	$167,859
Other	5,877

$173,736

NOTE E—LONG-TERM OBLIGATIONS

        Long-term obligations consisted of the following:

10% secured convertible note issued in 2001	$3,617,920
10% secured convertible notes issued in 2002	1,080,000
7% convertible notes issued in 2002	750,000
7% secured convertible notes issued in 2003	3,852,250
Accrued interest	1,131,053

$10,431,223

        A summary of the Company's long-term notes and debentures are as follows:

  •
  10% Secured Convertible Note Issued in 2001: During 2001, the Company had unsecured short-term notes from the Investor in the aggregate principal amount of $2,770,000. The Investor converted this amount and associated accrued interest of $257,920 together with additional financing of $1,065,000 into a convertible note in the principal amount of $4,092,920 (the Convertible Note). During 2003, the Investor converted $475,000 of this note along with accrued interest of $98,465 into 764,620 shares of the Company's common stock at the stipulated per share conversion price of $0.75 per share. The Convertible Note, as amended, is due October 1, 2005 along with accrued interest at 10% per annum. The note is collateralized by substantially all of the Company's assets.

    During the first quarter ending March 31, 2004, the Investor converted $2,063,938 of this note into shares of the Company's common stock at the stipulated per share conversion price of $0.75 per share.

    During March 2004, the Company entered into a securities exchange agreement (the Agreement) with the Investor. Pursuant to the Agreement, the Investor converted the remaining $1,553,982 of this note into shares of the Company's series C convertible preferred stock at the stipulated per share conversion price of $100 per share.

    In conjunction with the issuance of the Convertible Note, the Company issued a warrant to the Investor to purchase 4,000,000 shares of common stock at $1.00 per share through November 26, 2006. The Convertible Note was recorded net of a $1,016,000 discount assigned to the fair value of the warrant. The value assigned to the warrant was amortized as interest expense over the twenty-two month life of the Convertible Note. The fair value assigned to the warrant was estimated on the grant date using the Black-Scholes pricing model. The assumptions used to determine the fair value of the grant included the following assumptions: risk-free interest rate of 3.5%, expected life of three years, stock price volatility of 175%, and expected dividends of zero.

  •
  Zero Interest Convertible Debenture: During 2000 and 2001, the Company had accrued penalties under a previous registration rights agreement with the Investor in the amount of $1,300,250. In 2001, the Investor agreed to reduce the penalty by $300,250 and converted the balance into a convertible debenture in the principal amount of $1,000,000. During 2003, the Investor converted this debenture into 1,333,333 shares of the Company's common stock at the stipulated per share conversion price of $0.75 per share.

  •
  5% Convertible Note: During 2001, a convertible note in the principal amount of $539,625 was issued in exchange for the cancellation of an outstanding 5% debenture in the principal amount of $418,000 plus accrued interest of $121,625. During 2001 and 2002 this note was converted into shares of the Company's common stock at the stipulated per share conversion price equal to a 22% discount to the average of the closing price of the common stock for the five days preceding conversion. This convertible note was recorded net of a $113,000 discount assigned to the fair value of the beneficial conversion feature. This discount was amortized as interest expense when the debt was converted to common stock.

  •
  10% Secured Convertible Notes Issued in 2002: As part of a recapitalization transaction, the Investor agreed to provide additional financing in incremental monthly installments during the six-month period commencing March 1, 2002, subject to certain conditions. As of December 31, 2002, the Company has received $1,080,000 and issued notes payable to the Investor. The notes, as amended, are due October 1, 2005 along with accrued interest at 10% per annum. The notes are convertible into shares of the Company's common stock at a conversion price of $0.75 per share. The notes are collateralized by substantially all of the Company's assets.

    Pursuant to the Agreement entered into on March 31, 2004, the Investor converted $1,080,000 of this note into shares of the Company's series C convertible preferred stock at the stipulated per share conversion price of $100 per share.

  •
  7% Convertible Notes Issued in 2002: As part of an August 2002 bridge note agreement with the Investor, the Investor has provided a total of $750,000 of additional financing in incremental monthly installments during the four-month period commencing August 2002, and issued the corresponding notes payable to the Investor. The note, as amended, is due October 1, 2005 along with accrued interest at 7% per annum. The bridge notes are convertible at the option of the Investor into shares of the Company's common stock at a conversion price of $0.75 per share or into shares of the Company's series B preferred stock at a conversion price of $100 per share. The note is collateralized by substantially all of the Company's assets.

    Pursuant to the Agreement entered into on March 31, 2004, the Investor converted $750,000 of this note into shares of the Company's series C convertible preferred stock at the stipulated per share conversion price of $100 per share.

  •
  7% Secured Convertible Notes Issued in 2003: In January 2003, the Investor agreed to provide up to $2,350,000 of new debt financing. The agreement was amended in October 2003 to provide for up to $2,500,000 of additional funding. As of December 31, 2003, the Company had received advances totaling $3,852,250. Pursuant to this agreement, the Investor shall provide the additional monthly borrowings during 2004, subject to certain conditions. The terms of the notes, as amended December 31, 2003, require the principal and accrued interest at 7% to be repaid on October 1, 2005. In the event that the Company completes a private placement of equity securities resulting in gross proceeds of at least $5,000,000 on or before June 30, 2004 the principal amount and accrued interest due under the note is convertible, at the option of the Investor, into the securities sold in such transaction at a conversion price equal to the sale price of such securities. Upon completion of such an equity transaction, the Investor also has the right to request repayment of the note. The Investor may, at any time, elect to convert some or all of the notes into shares of the Company's common stock at a conversion price of $0.75 per share or into shares of the Company's series B preferred stock at a conversion price of $100 per share. The notes are collateralized by substantially all of the Company's assets. The terms of a Registration Rights Agreement with the Investor, as amended, require the Company to file a registration statement with the SEC covering the resale of any shares of common stock issuable upon any conversion of these notes. This registration statement shall be required to be filed sixty days after the date on which the Investor provides written notice to the Company of its demand that such a registration be filed.

    In March 2004, at the request of the Investor, the Company issued Thomas J. Colatosti, the chairman of the Board, a $375,000 note and the Investor (collectively the Investors) a $2,125,000 note in exchange for the October 31, 2003, $2,500,000 7% Secured Convertible Promissory Note due the Investor. The terms of the notes require the principal and accrued interest at 7% to be repaid on October 1, 2005. In the event that the Company completes a private placement of equity securities resulting in gross proceeds of at least $5,000,000 on or before June 30, 2004 the principal amount and accrued interest due under the notes are convertible, at the option of the Investors, into the securities sold in such transaction at a conversion price equal to the sale price of such securities. Upon completion of such an equity transaction, the Investors also have the right to request repayment of the note. The Investors may, at any time, elect to convert some or all of the notes into shares of the Company's common stock at a conversion price of $0.75 per share or into shares of the Company's series C preferred stock at a conversion price of $100 per share.

    Pursuant to the Agreement entered into on March 31, 2004, the Investor converted $2,352,250 of this note into shares of the Company's series C convertible preferred stock at the stipulated per share conversion price of $100 per share.

  •
  Accrued Interest: As of December 31, 2003, the above listed long-term obligations were amended to provide, among other things, that all accrued interest be repaid on October 1, 2005.

  In connection with the above conversions of notes during the first quarter ending March 31, 2004, the Investor also converted all accrued interest due thereon into shares of the Company's common stock and series C convertible preferred stock at their respective stipulated per share conversion prices of $0.75 and $100 per share.

  Primarily all of the Company's interest expense was related to obligations due the Investor. The conversion and exercise prices of the Company's convertible instruments, options and warrants discussed here and elsewhere were determined by individual negotiation between the Company and the individual security holder or grantee.

NOTE F—COMMITMENTS AND CONTINGENCIES

Operating Leases

        The Company operates a leased facility in Minnesota under a non-cancelable operating lease that expires in August 2007. In addition to base rent, the Company pays for property taxes, maintenance, insurance, and other occupancy expense applicable to the leased premises.

        Minimum rental commitments of non-cancelable operating leases are approximately as follows:

Year ending December 31,
2004	$34,110
2005	34,110
2006	34,110
2007	22,740

$125,070

        Rental expense was approximately $60,000 and $63,000 during 2003 and 2002, respectively.

Employment Agreements

        The Company has employment agreements with two individuals. The employment agreements contain non-compete clauses that restrict the employees from competing with the Company following a termination of employment from the Company. In the event of termination without cause, as defined, the agreements provide each employee with severance payments. As of December 31, 2003, the aggregate commitment is approximately $296,000.

Litigation

        During 1999, a former licensor of technology to the Company commenced litigation claiming breach of contract. The Company filed a counter-claim. In August 2001, the Company and the plaintiff reached a settlement whereby both parties release each other from all claims, the plaintiff agreed to deliver copies of certain software to the Company, and the Company agreed to pay $50,000 to the plaintiff in various installments through April 2002. The entire settlement amount was charged to expense in 2001. The plaintiff has not delivered all of the specified software. Accordingly, the Company has suspended making its scheduled payments. The remaining unpaid balance was $25,000 as of December 31, 2003.

NOTE G—STOCKHOLDERS' EQUITY

Increase in Authorized Shares of Common Stock

        In February 2002, the Company's shareholders approved amendments to its articles of incorporation which increased the number of authorized shares of common stock from 20,000,000 to 60,000,000.

Series B 9% Convertible Preferred Stock

        The Series B Preferred Stock accrues dividends of 9% payable semi-annually on June 15, December 15, and on such date that the preferred stockholder elects to convert preferred stock to common stock, in cash, or at the option of the Company, in additional shares of its common stock. As of December 31, 2003, cumulative dividends in arrears were approximately $86,000. The Series B shares are redeemable at the option of the Company, so long as the Company's common stock is eligible for quotation on the OTC Bulletin Board and the shares issuable upon conversion are subject to an effective registration statement. The Series B shares are convertible into shares of the Company's common stock at a per share conversion price equal to the lesser of $0.75 or a 22% discount to the average closing price of the common stock during the five trading days preceding conversion. The Series B shares have no voting rights.

Series C 7% Convertible Preferred Stock

        In March 2004, we designated 100,000 shares of preferred stock as Series C Convertible Preferred Stock (the "Series C Shares"). The Series C Shares accrue a cumulative annual dividend of 7% on the $100 face amount of such shares payable June 15 and December 15 each year in shares of common stock. In the event of a liquidation, dissolution or winding up of the Company, the Series C shares have a liquidation preference of $100 per share plus all accrued dividends thereon prior to any payment or distribution to holders of our common stock. The Series C Shares are convertible into common stock at a conversion price of $.75 per share. The conversion price is subject to proportional adjustment in the event of stock splits, stock dividends or reclassifications. Subject to certain exceptions, in the event we issue additional shares of common stock at a purchase price less than the conversion price of the Series C Shares, the conversion price shall be lowered to such lesser price. In the event that the trading price of our common stock is less than $1.00 per share for thirty (30) consecutive trading days at any time after March 3, 2007, we will be required to redeem the Series C shares by payment of $100 per share plus all accrued and unpaid dividends due thereon. We are required to obtain the consent of the holders of a majority of the Series C Shares in order to among other things, issue any shares of preferred stock, rights, options, warrants, or any other securities convertible into common stock of the Company, other than those issued to employees of the Company in the ordinary course of their employment or to consultants or other persons providing services to the Company so long as such issuances do not exceed 500,000 shares of common stock.

Warrants

        The Company has issued warrants to certain creditors, investors, underwriters and consultants. A summary of warrant activity is as follows:

	Outstanding	Price per share	Expiration date	Exercisable
Balance, December 31, 2001	5,811,898			5,677,898
Granted to consultants	418,000	$0.45-$1.25	2003-2006	418,000
Expired	(372,216)	$0.84-$3.60	—	(372,216)

Balance, December 31, 2002	5,857,682			5,723,682
Granted to consultants	200,000	$0.49	2006	200,000
Expired	(663,000)	$0.86-$7.50	—	(529,000)

Balance, December 31, 2003	5,394,682			5,394,682

Exercised through December 31, 2003				7,500

The estimated fair value of the warrants granted during 2002 and 2003 was $32,000 and $67,000, respectively. The fair value of warrants is estimated as of the grant date using the Black-Scholes pricing model utilizing the same assumptions described in Note K. The estimated fair value of warrants granted for goods and services is being amortized to expense over the terms of the consulting agreements.

NOTE H—STOCK-BASED COMPENSATION

1996 Stock Option Plan

        During 1996, the Board of Directors and stockholders of the Company adopted the 1996 Stock Option Plan (the 1996 Plan). Under the 1996 Plan, 750,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 100% of fair market value for incentive stock options and 50% for all others. The term of stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The Plan terminates in May 2006.

1999 Stock Option Plan

        During 1999, the Board of Directors of the Company adopted the 1999 Stock Option Plan (the 1999 Plan). The 1999 Plan was not presented to stockholders for approval and thus incentive stock options are not available under the plan. Under the 1999 Plan, 2,000,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of nonstatutory stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The 1999 Plan terminates in August 2009.

Non-Plan Stock Options

        Periodically, the Company has granted options outside of the 1996 and 1999 Plans to various employees and consultants. In the event of change in control, as defined, certain of the non-plan options outstanding vest immediately.

Summary of Option Information

        Information summarizing option activity is as follows:

	Number of shares
						Weighted average exercise price
	1996 plan	1999 plan	Non- Plan	Total	Range of exercise prices
Balance, December 31, 2001	390,380	1,456,669	1,981,000	3,828,049	.19-6.42	.86
Granted	—	380,000	150,000	530,000	.31-.45	.35
Expired or canceled	—	—	(168,000)	(168,000)	1.00	1.00

Balance, December 31, 2002	390,380	1,836,669	1,963,000	4,190,049	.19-6.42	.77
Granted	130,000	150,000	2,460,000	2,740,000	.20-1.32	.89
Exercised	—	(193,743)	(114,581)	(308,324)	.20	.20
Expired or canceled	(33,000)	(616,257)	(1,040,419)	(1,689,676)	.19-3.00	1.04

Balance, December 31, 2003	487,380	1,176,669	3,268,000	4,932,049	.19-6.42	.79

Available for future grants, December 31, 2003	169,620	629,588	NA	799,208

        Additional information regarding outstanding options as of December 31, 2003 is as follows:

Shares under outstanding options				Shares exercisable under outstanding options
		Weighted average exercise price	Weighted average remaining life (in years)
Range of exercise prices	Number of shares			Number exercisable	Weighted average exercise price
$19–.50	2,016,000	$.38	3.9	1,350,905	$.37
51–.97	1,463,049.67		4.1	988,049.73
1.00–1.32	1,400,000	1.31	6.8	50,000	1.18
3.22–6.42	53,000	6.12	3.6	53,000	6.12

        The weighted average fair value of options granted to employees and directors during 2002 and 2003 were $0.17 and $0.62 per share, respectively. The fair value of each option grant is estimated as of the date of the grant using the Black-Scholes option-pricing model utilizing the same assumptions presented in the proforma compensation disclosure section below.

        Options were granted to consultants and strategic partners during 2002 and 2003 totaling 350,000 and 5,000 shares, respectively. The estimated fair value of the options granted to consultants and strategic partners which vested in 2003 and 2002 were $0 and $100,000, respectively.

Proforma Compensation Disclosure

        In December 2002, the Financial Accounting Standards Board (FASB) issued SFASB No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires expanded and more prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results.

        The Company has not adopted a method under SFAS No. 148 to expense stock options but rather continues to apply the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock issued to Employees, and related interpretations in accounting for those plans. No stock-based employee compensation expense for options is reflected in net earnings for the fiscal periods presented as all options granted under those plans had an exercise price equal to or higher than the market price of the underlying common stock at the date of grant.

        If compensation expense for the stock options granted had been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's proforma net loss and proforma loss per share would have been as follows:

	2002	2003
Net loss
As reported	$(4,019,974)	$(3,826,073)
Proforma	(4,166,974)	(3,962,073)
Loss applicable to common stockholders
As reported	$(4,184,939)	$(3,962,828)
Proforma	(4,331,939)	(4,098,828)
Basic and diluted loss per common share
As reported	$(.32)	$(.23)
Proforma	(.33)	(.23)

        In determining the proforma compensation cost of the options granted, the fair value of each grant was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to determine the fair value of each grant included the following weighted average assumptions:

	2002	2003
Risk free interest rate	2.54%	1.90%
Expected life of options (in years)	5.00	3.00
Expected dividends	—	—
Volatility of stock price	154%	120%

NOTE I—INCOME TAXES

        Deferred taxes are due to income tax credits and net operating loss carryforwards, and to the temporary differences between the carrying values of certain assets and liabilities for financial reporting and income tax purposes. Significant components of deferred taxes are as follows at December 31, 2003:

Current asset:
Accrued compensation	$20,000
Non-current asset:
Accrued interest and other	396,000
Income tax credits	166,000
Net operating loss carryforwards	9,070,000
Valuation allowances	(9,652,000)

$-

        A valuation allowance equal to the full amount of the deferred tax asset has been recorded due to the uncertainty of realization of the deferred tax assets due to operating loss history of the Company. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income. Similarly, income tax benefits related to stock options exercised have not been recognized in the financial statements.

        The Company has federal and Minnesota net operating loss carryforwards of approximately $24,504,000 and $12,406,000, respectively, as of December 31, 2003. These operating losses expire between 2011 and 2023. Net operating loss carryforwards will be subject to the limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company.

NOTE J—FAIR VALUES OF FINANCIAL INSTRUMENTS

        The Statement of Financial Accounting Standards Board No. 107 "Disclosures about Fair Value of Financial Instruments" (SFAS 107) requires disclosure of the estimated fair value of an entity's financial instruments. Such disclosures, which pertain to the Company's financial instruments, do not purport to represent the aggregate net fair value of the Company. At December 31, 2003, the carrying value of all material financial instruments, for which it is practicable to estimate the fair value, approximated fair value because of the short maturity of those instruments.

NOTE K—SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	2002	2003
Cash paid for: Interest	$—	$—
Noncash Financing Activities:
Conversion of short-term notes and penalties into long-term notes	—	9,300,170
Conversion of convertible notes, bridge notes, and accrued interest into common stock	322,392	1,573,465
Issuance of common stock in exchange for Series A and Series B preferred stock and cumulative dividends in arrears, thereon	24,937	244,919
Issuance of warrants for reduction in payables	32,000	—

NOTE L—RECLASSIFICATIONS

        Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation. These reclassifications had no effect on the previously reported net loss or stockholders' deficit.

BIO-key International, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31, 2003		September 30, 2004
			(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$1,012,790	$2,971,569
Receivables
Trade, less allowance for doubtful accounts of $2,000 and $1,014,161, respectively		409,803	3,489,028
Advances to stockholders and other		—	196,714
Costs and earnings in excess of billings on uncompleted contracts		—	6,619,726
Inventory		65,857	76,985
Prepaid expenses		165,929	388,923

Total current assets		1,654,379	13,742,945
EQUIPMENT AND FURNITURE AND FIXTURES—at cost, less accumulated depreciation		60,157	578,225
OTHER ASSETS
Intangible assets—net of amortization		—	16,268,614
Deposits		—	2,769,691
Marketable debt securities		—	1,000,000
Financing Fees		—	80,000
Other		150,206	194,665

		150,206	20,312,970

		$1,864,742	$34,634,140

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Current portion of long term debt	$		$2,159,129
Advances from stockholders		34,030	17,931
Accounts payable		351,742	1,720,790
Accrued liabilities		173,736	4,465,112
Deferred rent		—	441,732
Deferred revenue		10,000	4,755,277

Total current liabilities		569,508	13,559,971
LONG-TERM OBLIGATIONS
Convertible notes payable		10,431,223	5,880,871
Deferred rent		—	1,636,098
Deferred revenue		—	59,707

		10,431,223	7,576,676
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock—authorized, 5,000,000 shares of $.01 par value (liquidation preference of $100 per share):
Series B 9% Convertible; issued and outstanding, 4,180 as of December 31, 2003		42	—
Series C 7% Convertible; issued and outstanding, 73,682 shares as of September 30, 2004		—	737
Common stock—authorized, 85,000,000 shares of $.01 par value; issued and outstanding, 21,222,889 and 38,962,281 shares, respectively		212,229	389,623
Additional contributed capital		18,327,992	44,949,815
Deficit		(27,676,252)	(31,842,682)

		(9,135,989)	13,497,493

		$1,864,742	$34,634,140

See accompanying notes to consolidated financial statements.

BIO-key International, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2004	2003	2004
Revenues
Product sales	$987	$15,058	$7,817	$135,106
Licensing fees	141,000	283,120	171,000	862,832
Technical support and other services	5,000	10,640	8,694	141,879

	146,987	308,818	187,511	1,139,817
Costs and other expenses
Cost of product sales	2,641	25,465	8,338	126,131
Selling, general and administrative	511,297	1,733,260	1,548,743	3,900,655
Research, development and engineering	246,523	452,545	721,399	1,067,120

	760,461	2,211,270	2,278,480	5,093,906

Operating loss	(613,474)	(1,902,452)	(2,090,969)	(3,954,089)
Other income (deductions)
Interest expense	(317,609)	(692)	(911,864)	(138,164)
Gain on sale of marketable debt securities	—	33,125	—	33,125
Sundry	1,766	9,855	2,745	26,378

	(315,843)	42,288	(909,119)	(78,661)

NET LOSS	$(929,317)	$(1,860,164)	$(3,000,088)	$(4,032,750)

Basic and diluted loss to common stockholders
Net loss	$(929,317)	$(1,860,164)	$(3,000,088)	$(4,032,750)
Convertible preferred stock dividends and accretion	(5,130)	(4,044)	(88,392)	(157,194)

Loss applicable to common stockholders	$(934,447)	$(1,864,208)	$(3,088,480)	$(4,189,944)

Basic and diluted loss per common share
Net loss	$(.06)	$(.05)	$(.20)	$(.12)
Convertible preferred stock dividends and accretion	—	—	—	—

Loss applicable per common share	$(.06)	$(.05)	$(.20)	$(.13)

Weighted average number of common shares outstanding	16,389,475	38,624,196	15,222,172	33,408,056

See accompanying notes to consolidated financial statements

BIO-key International, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30,
	2003	2004
Cash flows from operating activities
Net loss	$(3,000,088)	$(4,032,750)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	38,819	31,617
Amortization
Intangible assets	—	216,658
Discounts on convertible debt related to warrants and beneficial conversion features	415,634	—
Allowances for doubtful accounts	—	106,000
Gain on sale of marketable debt securities	—	(33,125)
Options and warrants issued for services and other	156,000	24,850
Change in assets and liabilities:
Accounts receivable	(79,380)	(260,951)
Inventory	—	35,559
Prepaid expenses and other	8,714	125,343
Accounts payable	(134,776)	(719)
Accrued liabilities	536,425	242,105
Deferred revenue	10,000	70,598

Net cash used in operations	(2,048,652)	(3,474,815)
Cash flows from investing activities
Acquisition of PSG	—	(498,937)
Acquisition of AMG	—	(10,089,560)
Capital expenditures	(77,392)	(163,022)
Purchases of marketable debt securities	—	(5,887,500)
Proceeds from sale of marketable debt securities	—	4,920,625
Deposits	—	(2,769,140)
Other	(22,712)	(126,358)

Net cash used in investing activities	(100,104)	(14,613,892)
Cash flows from financing activities
Net advances from stockholders	38,532	(49,259)
Issuance of long-term obligations	2,152,250	9,482,680
Financing Fees	—	(80,000)
Repayment of long-term obligations	(400,000)
Sale of common stock	—	11,248,803
Exercise of warrants	—	1,950
Repurchase of warrants and other	—	(125,000)
Offering costs	—	(31,688)

Net cash provided by financing activities	2,190,782	20,047,486

Net increase in cash and cash equivalents	42,026	1,958,779
Cash and cash equivalents, beginning of period	16,748	1,012,790

Cash and cash equivalents, end of period	$58,774	$2,971,569

See accompanying notes to consolidated financial statements.

BIO-key International, Inc. and Subsidiary

NOTES TO FINANCIAL STATEMENTS

December 31, 2003, and June 30, 2004

(Unaudited)

1. Unaudited Statements

        The accompanying unaudited interim consolidated financial statements include the accounts of BIO-key International, Inc. and their wholly owned subsidiary (collectively, the Company) and are stated in conformity with accounting principles generally accepted in the United States, pursuant to the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, certain financial information and footnote disclosures normally included in the financial statements have been condensed or omitted. Intercompany accounts and transactions have been eliminated in consolidation.

        In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all necessary adjustments, consisting only of those of a recurring nature, and disclosures to present fairly the financial position and the results of its operations and cash flows for the periods presented. These interim consolidated financial statements should be read in conjunction with the financial statements and the related notes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

2. Loss per Common Share

        Basic loss per share is calculated by dividing the net loss attributable to common stockholders by the number of weighted average common shares outstanding. Diluted earnings per share are calculated by dividing the net loss attributable to common stockholders by the weighted average common shares, and when dilutive, by including options, warrants and convertible securities outstanding using the treasury stock method. There was no difference between basic and diluted loss per share for all periods presented, because the impact of including options, warrants and convertible securities would be antidilutive.

3. Revenue Recognition

        Revenue from software licensing is recognized in accordance with Statement of Position (SOP) No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-9. Accordingly, revenue from software licensing is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable.

        The Company intends to enter into arrangements with end users for items which may include software license fees, usage fees and services or various combinations thereof. For each arrangement, revenue is recognized when evidence of an agreement has been documented, the fee is fixed or determinable, collection is probable, delivery of the product has occurred and no other significant obligation remains.

        Multiple-Element Arrangements:    For multiple-element arrangements, each element of the arrangement is analyzed and the Company allocates a portion of the total fee under the arrangement to the elements using vendor specific objective evidence of fair value of the element, regardless of any separate prices stated within the contract for each element. Vendor specific objective evidence is based on the price the customer is required to pay when the element is sold separately (i.e., software license fees charged when consulting or other services are not provided, hourly rates charged for consulting services when sold separately from a software license or usage fees). If vendor specific objective evidence of fair value does not exist for any undelivered elements, all revenue is deferred and recognized ratably over the service period if the undelivered element is services, or until sufficient objective evidence of fair value exists or until all elements have been delivered.

        License Revenue:    Amounts allocated to license revenues is recognized at the time of delivery of the software and all other revenue recognition criteria discussed above have been met.

        Revenue from licensing software which requires significant customization and modification is recognized using the percentage of completion method, based on the hours of effort incurred by the company in relation to the total estimated hours to complete. In instances where third party hardware, software or services form a significant portion of a customer's contract, the company recognizes revenue for the element of software customization by the percentage of completion method described above. Third party hardware, software, and services are recognized upon shipment or acceptance as appropriate. If the company makes different judgments or utilizes different estimates of the total amount of work expected to be required to customize or modify the software, the timing and revenue recognition, from period to period, and the margins on the project in the reporting period, may differ materially from amounts reported. Revenues earned but not yet billed are shown as an asset in Costs and Earnings in Excess of Billings in the balance sheet. Billings in excess of cost and earnings are reflected as a liability in the balance sheet. Anticipated contract losses are recognized as soon as they become known and are estimable.

        Service Revenue:    Revenue from services is comprised of consulting and implementation services. Consulting services are generally sold on a time-and-materials basis and include a range of services including installation of software and assisting in the design of interfaces to allow the software to operate in customized environments. Services are generally separable from other elements under the arrangement since performance of the services are not essential to the functionality of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. Revenue from services is generally recognized as the services are performed.

        Usage Fee:    A usage fee is charged on certain applications based on the customer's volume of use. Usage fees are recognized based on the actual level of use by the customer or, in the case of fixed-fee arrangements, ratably over the arranged time period.

        The Company provides potential customers testing kits free of charge or at a minimal cost to test compatibility/acceptance of the Company's technology with the customer's intended applications.

4. Acquisitions

Acquisition of Public Safety Group, Inc.

        On March 30, 2004, we acquired all of the outstanding capital stock of Public Safety Group, Inc. (PSG), a privately-held leader in wireless solutions for law enforcement and public safety markets based in Winter Park, Florida. The acquisition was completed pursuant to the terms of an Agreement and Plan of Merger (the Merger Agreement) by and among the Company, BIO-Key Acquisition Corp., a wholly-owned subsidiary of the Company, PSG and all of the shareholders of PSG. As a result of this transaction PSG became a wholly-owned subsidiary of the Company and now constitutes a division of our business specializing in the law enforcement and public safety markets (the Public Safety Division). The business combination was accounted for using the purchase method.

        Pursuant to the Merger Agreement, we purchased all of the outstanding capital stock of PSG from the former shareholders of PSG in exchange for an aggregate of 2,416,108 shares of our common stock issued to the former shareholders of PSG, 6,000 shares of our common stock issued to Harward Investments, Inc. (Harward) pursuant to an arrangement involving the discharge of certain outstanding debt obligations of PSG to Harward as of March 30, 2004, $500,000 in cash, and our assumption of $600,000 in aggregate net liabilities of PSG. The Merger Agreement provides any liability or obligation of PSG in excess of such $600,000 limitation, whether arising before or after the effective date of the merger, will be solely the responsibility of the former shareholders of PSG. Additional earnout consideration, determined as a proportion of revenues attained by the Public Safety Division over fiscal years 2004 and 2005, may be paid to the former shareholders of PSG. The Company will make payments of such additional consideration on the last day of the month following each month in which the Public Safety Division achieves specified revenue milestones during fiscal years 2004 and 2005. Such payments will be made in cash, unless the aggregate amount of earnout consideration exceeds sixty percent (60%) of the aggregate consideration paid by the Company in the merger transaction. Any such excess amounts will be paid in shares of our common stock priced as of two (2) days prior to the date on which any earnout payment becomes due. In connection with this acquisition, three former employees of PSG, who were also shareholders of PSG, entered into two-year employment agreements with the Company to serve within the Public Safety Division.

        The 2,416,108 shares issued to the PSG shareholders (the Merger Shares) are subject to escrow provisions contained in the Merger Agreement and a related escrow agreement, which provide for periodic releases of the shares from escrow on a schedule determined by the revenues achieved by the Public Safety Division during fiscal years 2004 and 2005. The owners of such escrowed shares, however, will continue to enjoy all the rights and privileges attributable to the shares, including, without limitation, the right to vote and receive dividends. The principal terms of the escrow arrangement are as follows:

  •
  One-twelfth (1/12) of the Merger Shares are held in escrow for the purpose of securing certain prior obligations of PSG to Harward and will be released upon the effectiveness of this registration statement to the shareholders of PSG and Harward.

  •
  The remaining eleven-twelfths (11/12) of the Merger Shares will be released to the former shareholders of PSG at quarterly intervals, on a distribution schedule determined by the revenues achieved by the Public Safety Division during 2004. According to the distribution schedule, all of the Merger Shares will be released as early as September 30, 2006 but no later than December 31, 2007.

  •
  Of the remaining eleven-twelfths (11/12) of the Merger Shares, those shares owned by former employees of PSG who became our employees by virtue of the merger transaction are subject to repurchase by us under certain circumstances involving the termination of such employee's employment. Shares remaining in escrow may also be used to fund indemnification obligations of the former PSG shareholders pursuant to the Merger Agreement.

        A summary of the estimated fair value of the net assets acquired and liabilities assumed, pertaining to the purchased entity, PSG, is as follows:

Current assets	$133,369
Goodwill	2,535,445
Copyrighted software	1,181,429
Marketing agreements	605,340
Trademarks	379,807
Other assets	5,857

Total assets acquired	4,841,247
Current liabilities	(332,307)
Long-term liabilities	(400,000)

Purchase price	$4,108,940

        The Company acquired all of the issued and outstanding stock of PSG, effective March 30, 2004. The following pro-forma financial data, unaudited, reflects revenue, loss from continuing operations, net loss and loss applicable per common share of the Company for the three month periods ending September 30, 2003 and 2004, and nine month periods ending September 30, 2003 and September 30, 2004 as though the transaction occurred as of January 1, 2003 and 2004.

	Three months ended September 30,		Nine months ended September 30,
	2003	2004	2003	2004
Revenue	$382,987	$308,818	$1,093,511	$1,289,817
Loss from continued operations	(983,084)	(1,860,164)	(2,769,389)	(4,397,078)
Net loss	(983,084)	(1,860,164)	(2,769,389)	(4,397,078)
Loss applicable per common share	(0.06)	(0.05)	(0.18)	(0.13)

Acquisition of Mobile Government

        On September 30, 2004, we acquired certain assets and assumed certain liabilities of the Mobile Government division of Aether Systems, Inc (Aether). The aggregate purchase price of the acquisition was $12,167,830. The purchase price is subject to a number of adjustments including changes in working capital, and cash collected and payments made by Aether on behalf of the company. The Company and Aether have not yet reached agreement on the amount, if any, of these adjustments. The company expects to reach final agreement during the fourth quarter of 2004.

        A preliminary summary of the estimated fair value of the net assets acquired and liabilities assumed, is as follows:

Current assets	$9,706,935
Goodwill	9,636,186
Developed technology	710,000
Customer relationships	1,009,000
Trademarks	428,065
Fixed assets	381,358

Total assets acquired	21,871,544
Current liabilities assumed	(9,703,714)

Total purchase price	$12,167,830

        The components of the purchase price are as follows:

Cash paid	$10,000,000
Deferred rent as a result of a sub-lease with Aether	2,077,830
Acquisition costs	90,000

Total purchase price	$12,167,830

        In conjunction with the acquisition of the Mobile Government division, the company was required to place approximately $2,750,000 in escrow as of September 30, 2004, for the following:

    $1,000,000 in escrow deposit supporting a $6,884,588 subordinated secured promissory note issued to Aether to secure performance obligations assumed under a contract with Hamilton County, Ohio. The obligation is expected to extend for one year after final acceptance of the system by the customer. Acceptance is expected to occur in 2006.

    $1,000,000 in escrow available to Lockheed Martin in the event of non-payment of liabilities for work performed on a contract with the Pennsylvania State Police. The escrow is available to Lockheed Martin until conditional acceptance of a defined milestone, which is expected in 2005.

    $750,000 in escrow which is available to the landlord of a subleased facility in the event the company defaults on a lease. The funds will not be available for use by the company until the termination of the lease in August 2008.

Liquidated Damages

        The Company may have to pay liquidated damages to customers in certain circumstance, including instances where its sub-contractors do not perform on time. In addition, the Company sometimes indemnifies certain of its customers against damages, if any, they might incur as a result of a claim brought against them related to third party software imbedded in the Company's products.

        The Company's most significant exposure to liquidated and other damages is with its two largest uncompleted contracts with the Pennsylvania State Police (PSP) and Hamilton County, Ohio (Hamilton). The PSP and Hamilton contracts limit the Company's liability for damage to approximately $7,000,000 and $10,000,000, respectively. The Company's management believes both contracts will be completed with contract terms including defined specification for performance, and accordingly, payments of damages under the contracts are not likely. However, the projects are not complete and there can be no assurances damages will not be incurred in the future. If damages are incurred there can be no assurance that any amounts required to be paid will not be material to the financial statements.

Warranty Reserve

        In some instances the Company may make commitments to provide additional products or services to customers beyond those obligations specified in the contract or those provided in standard maintenance agreements or ordinary upgrades. These commitments usually arise in complex customer installations and are granted to help ensure customer satisfaction. The accrued warranty liability as of September 30, 2004 was $395,120.

5. Concentration of Risk

        Financial instruments which potentially subject the Company to risk, primarily consist of trade receivables. The company extends credit to customers on an unsecured basis in the normal course of business. The company's policy is to perform an analysis of the recoverability of its trade accounts receivables at the end of each reporting period and to establish allowances for those accounts considered to be uncollectable. The company analyses historical bad debts, customer concentrations, and customer credit-worthiness when evaluating the adequacy of the allowance for doubtful accounts. As of September 30, 2004, two customers accounted for approximately 17% of the company's outstanding accounts receivable balance.

6. Prepaid expenses

	December 31, 2003	September 30, 2004
Consulting	$90,000	$88,493
Insurance	42,181	81,800
Other	33,748	218,630

	$165,929	$388,923

        In October 2003, the Company entered into a twelve-month consulting agreement with a financial advisory services company. The terms of the consulting agreement required $108,000 to be paid in fees over the term of the agreement. The consulting fees were charged to operations during the first quarter of 2004 as the consulting services were provided.

7. Equipment and Furniture and Fixtures

	December 31, 2003	September 30, 2004
Equipment	$66,543	$245,417
Leasehold improvements	—	165,756
Furniture and fixtures	36,550	153,303
Software	—	88,302

	103,093	652,778
Less accumulated depreciation	42,936	74,553

	$60,157	$578,225

8. Other Assets

Intangible Assets

	December 31, 2003	September 30, 2004
Copyrighted software	$—	$1,181,429
Customer relationships	—	1,009,000
Trademarks	—	807,872
Developed technology	—	710,000
Marketing agreements	—	605,340

	—	4,313,641
Less accumulated amortization	—	216,658

	—	4,096,983
Goodwill	—	12,171,631

	$—	$16,268,614

Impairment of Goodwill

        The Company has adopted SFAS No. 142. In accordance with the adoption of this standard, the Company has not amortized goodwill. As required under SFAS No. 142, the Company performed an assessment of the carrying value of goodwill using a number of criteria, including the value of the overall enterprise. As of September 30, 2004, the Company believes no material impairment exists. Future impairment charges from existing operations or other acquisitions, if any, will be reflected as an operating expense in the statement of operations.

Amortization of Intangible Assets

        For the three and nine month periods ending September 30, 2004, the company recorded $108,328, and $216,658, respectively, of expenses associated with the amortization intangible assets obtained in the acquisition of PSG. No amortization of intangible assets was recorded during these periods for the assets associated with the Mobile Government division. The company expects to record total amortization expense of approximately $862,700 for each of the next five years.

Deferred Offering Costs

        In March 2002, the Company engaged an investment banking firm to advise the Company regarding raising additional capital through the potential future issuance of the Company's equity, debt or convertible securities. The Company paid a nonrefundable retainer fee of $50,000, out of pocket expenses of $14,900 and granted a four year warrant to purchase 25,000 shares of the Company's common stock at an exercise price of $1.00 per share. The estimated value of the warrant is $17,000. These deferred costs were charged to operations in the quarter ended March 31, 2004, when this engagement terminated.

Marketable Debt Securities

        Debt and equity securities designated as available-for-sale, whose fair values are readily determinable, are carried at fair value with unrealized gains or losses included as a component of accumulated other comprehensive income, net of applicable taxes. Debt and equity securities classified as trading securities are carried at fair value with unrealized gains or losses included in income. Debt securities that are expected to be held-to-maturity are carried at amortized cost. Individual securities classified as either available-for-sale or held-to-maturity are reduced to net realizable value by a charge to income for other than temporary declines in fair value. Realized gains and losses are determined on the average cost method and are reflected in income. As of September 30, 2004, the Company's investments are all classified as held-to-maturity securities and are carried at amortized cost of $1,000,000. The fair market value of these investments as of September 30, 2004 were $995,700 resulting in unrealized losses of $4,300.

Financing Fees

        Financing fees related to the issuance of long-term obligations are capitalized and amortized to interest expense over the lives of the related debt.

9. Accrued Liabilities

	December 31, 2003	September 30, 2004
Unbilled cost	$—	$2,472,395
Compensation	167,859	1,194,997
Warranty	—	395,120
Royalties	—	328,555
Payroll taxes	—	54,949
Other	5,877	19,096

	$173,776	$4,465,112

10. Note Payable

        Pursuant to the PSG Merger Agreement, dated March 30, 2004, the Company assumed a maximum of $600,000 in aggregate net liabilities of PSG, which included a note payable of $400,000. This note was satisfied in April 2004.

11. Long-term Obligations

        Between January 4, 2004, and March 29, 2004 as part of the Company's January 2003 amended funding transaction with an investor group (the Investor), the Investor has provided additional financing of $1,000,000 (the Funding Agreement) in incremental monthly installments.

        On March 30, 2004 the Company issued 18,275 shares of series C convertible preferred stock to the Investor in exchange for the cancellation of $1,770,500 principal amount of outstanding convertible promissory notes and $49,963 of accrued interest due thereunder.

Senior Convertible Debt

        On September 29, 2004, we entered into a Securities Purchase Agreement (the "Senior Purchase Agreement") with Laurus Master Fund, Ltd. ("Laurus") and certain other institutional and accredited investors (together with Laurus, the "Senior Investors"). Under the Senior Purchase Agreement, the Company issued secured convertible term notes (the "Senior Convertible Notes") in the aggregate principal amount of $5,050,000, convertible into common stock of the Company in certain circumstances at $1.35 per share, and issued warrants (the "Senior Warrants") to purchase an aggregate of 1,122,222 shares of our common stock at an exercise price of $1.55 per share. The proceeds from this transaction were used in part to finance the Company's acquisition of Aether Mobile Government (the "Aether Acquisition"). The Company's obligations under the Senior Purchase Agreement, the Senior Convertible Notes and the Senior Warrants are secured by a security interest in all or substantially all of the Company's assets.

        Under the terms of the Senior Convertible Notes, we are required to make monthly payments of accrued interest only beginning on November 1, 2004. In addition, the Senior Convertible Notes provide for monthly payments of principal in equal 1/32 increments thereof, plus accrued interest, commencing February 1, 2005. The Senior Convertible Notes bear interest at an initial rate equal to the prime rate plus two percent (2%), subject to a six percent (6%) floor. The interest rate on the Senior Convertible Notes is subject to reduction on a month-by-month basis if specified conditions are met. In particular, if (a) we register the common stock underlying the Senior Convertible Notes and Senior Warrants on a registration statement declared effective by the Securities and Exchange Commission and (b) our common stock is trading at a 25% or greater premium to the note conversion price, then the interest rate will be adjusted downward by 2.0% for each incremental 25% increase over the note conversion price. Alternatively, if (x) we have not registered such common stock under an effective registration statement, but (y) our common stock is trading at a 25% or greater premium to the note conversion price, then the interest rate will be adjusted downward by 1.0% for each incremental 25% increase over the note conversion price.

        For any cash payments we make on the Senior Convertible Notes (e.g., any amounts due that are not converted into common stock), we are required to pay an amount equal to 102% of the principal amount due. In addition, we can prepay the note at any time upon payment of an amount equal to 110% of the then outstanding principal balance, plus accrued and unpaid interest.

        The Senior Investors have the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the Senior Convertible Notes into shares of our common stock at a conversion price of $1.35 per share. In addition, for each monthly payment under the note, the Senior Investors will be obligated to convert a portion of the monthly payment into common stock at the applicable conversion price, so long as:

  •
  the average closing price of our common stock (for the five trading days immediately preceding the payment date) is greater than $1.48 per share (which represents 110% of the note conversion price, based on the initial conversion price of $1.35),

  •
  Such amount being converted does not exceed 25% of the aggregate dollar trading volume for such immediately preceding twenty-two trading days, and

  •
  the shares of common stock underlying the note are registered under an effective registration statement with the Securities and Exchange Commission.

        The terms of the Senior Convertible Notes and Senior Warrants prohibit conversion of the notes or exercise of the warrants to the extent that conversion of the notes and exercise of the warrants would result in any holder thereof, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

        As security for our obligations to the Senior Investors, we, along with our wholly-owned subsidiary Public Safety Group, Inc. ("PSG"), granted to the Senior Investors a blanket security interest in all of our assets, and we entered into a stock pledge with the Senior Investors for the capital stock in PSG. If an event of default occurs under the Senior Convertible Notes or the other related investment agreements, 120% of the unpaid principal balance on the Senior Convertible Notes, plus accrued interest and fees, shall become immediately due and the Senior Investors shall be entitled to payment of a default interest rate of 1.5% per month on all amounts due under the Senior Convertible Notes. Such events of default include the following:

  •
  a failure to pay interest and principal payments under the Senior Convertible Notes within three days of when due;

  •
  a breach by us of any material covenant or term or condition of the Senior Convertible Notes or in any of the investment agreements, if not cured within 30 days of such breach;

  •
  a breach by us of any material representation or warranty made in the Senior Convertible Notes or in any of the investment agreements;

  •
  If we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us if not vacated within 60 days;

  •
  the filing of any money judgment or similar final process against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

  •
  If our common stock is suspended for five consecutive days or for five days during any ten consecutive days from a principal market or pursuant to a Securities and Exchange Commission stop order; and

  •
  a failure by us to timely deliver shares of common stock when due upon conversions of the Senior Convertible Notes.

        Upon an event of default, the Senior Lenders will be entitled to specified remedies, including remedies under the Uniform Commercial Code.

        We have agreed to register with the Securities and Exchange Commission for resale the shares of common stock that are issuable upon conversion of the Senior Convertible Notes and upon exercise of the Senior Warrants. Under the registration rights agreement, we are obligated to file a registration statement with the Securities and Exchange Commission on or before October 29, 2004, and to use reasonable commercial efforts to have the registration statement declared effective not later than December 28, 2004. The resale registration statement was filed with the Securities and Exchange Commission on October 29, 2004 for the shares underlying the Senior Convertible Notes and Senior Warrants. If we fail to comply with our registration obligations, the Senior Investors will be entitled to certain specified remedies, including monetary liquidated damages. In particular, for each 30 days (or such pro rated number of days) that we are out of compliance with our registration obligations, we will be subject to a liquidated damage assessment of 2% of the then outstanding principal amount of the Senior Convertible Notes.

        Each Senior Investor has agreed, pursuant to the Senior Purchase Agreement, that neither it nor any of its affiliates and investment partners will (and will not cause any other person or entity, directly or indirectly, to) engage in "short sales" of our common stock for as long as any Senior Convertible Notes held by it remain outstanding. "Short sales" are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

Subordinated Debt Financing

        On September 29, 2004, we entered into a Securities Purchase Agreement (the "Subordinated Purchase Agreement") with The Shaar Fund, Ltd. ("Shaar") and other existing shareholders of the Company and accredited investors (collectively, the "Subordinated Investors") for $4,950,000. As of September 30, 2004, the Company has issued unsecured convertible term notes (the "Subordinated Convertible Notes") in the aggregate principal amount of $4,268,000, convertible into common stock of the Company in certain circumstances at $1.35 per share, and issued warrants (the "Subordinated Warrants") to purchase an aggregate of 948,442 shares of our common stock at an exercise price of

$1.55 per share. The proceeds from this transaction were used in part to finance a portion of the Aether Acquisition and will be used in part for working capital purposes.

        Under the terms of the Subordinated Convertible Notes, we are required to make monthly payments of accrued interest only beginning on November 1, 2004. In addition, the Subordinated Convertible Notes provide for monthly payments of principal in equal 1/32 increments thereof, plus accrued interest, commencing February 1, 2005, which payments may be made in shares of common stock at the option of each note holder. The Subordinated Convertible Notes bear interest at an initial rate equal to the prime rate plus seven and one-half percent (7.5%), subject to an eleven percent (11%) floor.

        We may prepay the Subordinated Convertible Notes at any time upon payment of an amount equal to 110% of the then outstanding principal balance, plus accrued and unpaid interest. Upon any such prepayment, the Senior Convertible Notes must also be prepaid. The Subordinated Investors have the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the Subordinated Convertible Notes into shares of our common stock at a conversion price of $1.35 per share.

        The terms of the Subordinated Convertible Notes and Subordinated Warrants prohibit conversion of the notes or exercise of the warrants to the extent that conversion of the notes and exercise of the warrants would result in any holder thereof, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

        If an event of default occurs under the Subordinated Convertible Notes or the other related investment agreements, the unpaid principal balance on the Subordinated Convertible Notes, plus accrued interest, shall, at the noteholder's option, become immediately due and the Subordinated Investors shall be entitled to payment of additional default interest at the rate of 2.0% per month on all amounts due under the Subordinated Convertible Notes. Such events of default include the following:

  •
  a failure to pay interest and principal payments under the Subordinated Convertible Notes within three days of when due;

  •
  a breach by us of any covenant, term or condition in any material respect of the Subordinated Convertible Notes or in any of the investment agreements, if not cured within 30 days of such breach;

  •
  any representation or warranty made in the Subordinated Convertible Notes or in any of the investment agreements being false or misleading in any material respect;

  •
  if we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us;

  •
  the filing of any money judgment or similar final process against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

  •
  if our common stock is suspended for five consecutive days or for five days during any ten consecutive days from a principal market or pursuant to a Securities and Exchange Commission stop order;

  •
  a failure by us to timely deliver shares of common stock when due upon conversions of the Subordinated Convertible Notes; and

  •
  a change in our controlling ownership.

        Upon an event of default, the rights and remedies of the Subordinated Investors will be subordinate to those of the Senior Investors pursuant to a Subordination and Intercreditor Agreement dated as of September 30, 2004 by and among Laurus, as Collateral Agent, Shaar, as Purchaser Agent, Aether Systems, Inc., PSG and the Company.

        We have agreed to register with the Securities and Exchange Commission for resale the shares of common stock that are issuable upon conversion of the Subordinated Convertible Notes and upon exercise of the Subordinated Warrants. Under the registration rights agreement, we are obligated to file a registration statement with the Securities and Exchange Commission on or before October 29, 2004, and to use reasonable commercial efforts to have the registration statement declared effective not later than December 28, 2004. The resale registration statement was filed with the Securities and Exchange Commission on October 29, 2004 for the shares underlying the Subordinated Convertible Notes and Subordinated Warrants. If we fail to comply with our registration obligations, the Subordinated Investors will be entitled to certain specified remedies, including monetary liquidated damages. In particular, for each 30 days (or such pro rated number of days) that we are out of compliance with our registration obligations, we will be subject to a liquidated damage assessment of 2% of the then outstanding principal amount of the Subordinated Convertible Notes.

        Each Subordinated Investor has agreed, pursuant to the Subordinated Purchase Agreement, that neither it nor any of its affiliates and investment partners will (and will not cause any other person or entity, directly or indirectly, to) engage in "short sales" of our common stock for as long as any Subordinated Convertible Notes held by it remain outstanding.

12. Commitments and Contingencies

Operating Leases

        The Company does not own any real estate but conducts operations from four leased premises. These non-cancelable operating leases expire a various times but obligate the company to pay basic rent, property taxes, maintenance, insurance and other occupancy expenses according to the terms of the individual leases. Approximate minimum rental commitments of non-cancelable operating leases are as follows:

Year ending December 31,
2004	$1,151,000
2005	1,190,000
2006	1,228,000
2007	1,255,000
2008	941,000
Thereafter	35,000

$5,800,000

Promissory Note

        As of September 30, 2004, the Company has an outstanding $6,884,588 subordinated secured promissory note issued to Aether to secure obligations assumed under a contract with Hamilton County, Ohio. To this amount, the Company has provided Aether an additional $1,000,000 in cash to secure these obligations. These sums are surety provided to Aether to support Aether's irrevocable letter of credit issued to Hamilton County, Ohio. The irrevocable letter of credit and the subordinated secured promissory note are provided in the event the Company defaults in providing an automated field reporting solutions and real time wireless data infrastructure under a sales agreement between Aether and Hamilton County, Ohio. The terms of the sales agreement and the standby letter of credit and the supporting subordinated secured promissory note dictate Hamilton County, Ohio can only draw on the letter of credit after (1) completing the internal dispute resolutions process set forth in the sales agreement, and (2) providing notice to Aether and the Company of its intent to declare a default under the sales agreement and proceed against the letter of credit. Seizure of the funds under the letter of credit is subject to the limitations of liability contained in the sales agreement. The letter of credit is effective through the warranty period. The warranty period extends one year after final acceptance which is expected to be in 2006. The amount of the letter of credit can be reduced by 25% at the end of the third calendar month of the warranty period provided certain conditions are met. Should Hamilton County, Ohio seize funds provided by the irrevocable letter of credit, Aether can rely on the subordinated secured promissory note.

Employment Agreements

        The Company has employment agreements with seven employees. These agreements allow the continuation of the employee's salary in the event of termination without cause. The agreements also acknowledge the employee's eligibility to participate in the Company's bonus and option plans, the terms of which have not yet been established. Upon completion of one year's employment, one employee is eligible for a bonus of $76,000 and options for 300,000 shares. As of September 30, 2004, the aggregate commitment under these agreements is approximately $1,609,500.

Legal Proceeding

        Prior to our acquisition of it in June 2003, PSG was named as a defendant in a civil action initiated in the Superior Court Department in Hampden County, Commonwealth of Massachusetts by The Vince Group, Inc. ("TVG"). The case has since been removed to the United States District Court for the District of Massachusetts at the request of the Parties. The complaint claims that PSG is obligated to pay a percentage of certain of its revenues to TVG in consideration for a strategic business introduction allegedly made by an agent of TVG. PSG has denied the allegations and filed an answer in the litigation, and as of the date of this report the outcome of the litigation is pending. The claim is for an unspecified amount including actual damages, interest, and attorney's fees. Management believes the claim is without merit and will settle out of court for an amount which will not have a material adverse affect on our business, financial condition or operating results.

Warrants to be issued

        As part of the issuance of senior secured convertible notes and subordinated convertible notes, the Company agreed to provide an advisor with warrants to purchase the Company's common stock. The Company and the advisor disagree on the number of warrants earned under the contract between the company and the advisor. The Company has submitted the matter to NASD for arbitration and final determination of the amount of warrants to be issued.

Royalty Reserve

        From time to time, the Company licenses or sells products which may include technology obtained from third parties under a royalty agreement. These agreements obligate the company to pay the third party a fixed fee or in some instances a percentage of the associated revenue. The fees are generally due and payable only when a contact has been installed and accepted by the customer. At September 30, 2004 the Company had an accrued Royalty balance of $329,555.

13. Stockholders Equity

        In August 2004, the Company's shareholders approved amendments to is articles of incorporation which increased the number of authorized shares of common stock from 60,000,000 to 85,000,000.

Common Stock

        On March 31, 2004, the Company entered into a securities purchase agreement with certain institutional and accredited investors pursuant to which the Company issued and sold an aggregate of 8,888,928 shares of common stock and warrants to purchase an aggregate of 4,444,464 shares of common stock. The investors paid an aggregate purchase price of $1.35 for each share of common stock and warrant to purchase 0.5 of a share of common stock, resulting in gross proceeds of approximately $12,000,000. In connection with the securities purchase agreement, the Investor paid for a portion of their purchased stock and warrants by canceling $347,500 of outstanding debt. The remaining aggregate proceeds of $11,248,803, net of offering costs totaling $403,700, were held in escrow until April 2004. During March 2004, additional out of pocket offering costs of $14,397 were accrued by the Company.

        The Warrants may be exercised at any time prior to June 8, 2009 at an exercise price of $1.755 per share. Each Warrant contains anti-dilution protection, which provides that if at any time on or prior to March 31, 2005, we issue any of our common stock or rights, options, warrants or other securities or debt bearing a right to acquire our common stock at a price less than the then-applicable exercise price of such Warrant, such exercise price will be automatically reduced to such lower price. Fifty percent (50%) of any unexercised portions of the Warrants are callable by the Company if the volume weighted average trading price per share of our common stock exceeds $4.3875 per share for ten (10) consecutive trading days and the Warrants have not been exercised after forty-five (45) days' prior notice from the Company.

        Under the Purchase Agreement, in the event that (i) an investor is not permitted to sell its securities hereunder for any reason for five (5) or more trading days (whether or not consecutive), (ii) any securities covered hereunder are not listed on an eligible trading market or (iii) our common stock is not listed or quoted, or is suspended from trading, on an eligible trading market for a period of three (3) trading days (whether or not consecutive), the Company will be required to pay a cash amount to the investors equal to one percent (1%) of the aggregate purchase price paid by the investors pursuant to the Purchase Agreement for the first month that such event occurs and one percent (1%) for each month thereafter in which such event remains uncured, in each case prorated for any partial month. If the Company fails to make any such payment in a timely manner, such payment shall bear interest at the rate of one percent (1%) per month (prorated for partial months) until paid in full.

Series B Convertible Preferred Stock Dividends

        On March 30, 2004 the Investor converted the remaining 4,180 shares of Series B 9% convertible preferred stock and $107,693 of dividends and accrued interest thereon into 5,257 share of the Company's series C preferred stock. All of the Company's series C preferred stock is convertible into shares of the Company's common stock.

Series C Convertible Preferred Stock Dividends

        The Company's series C preferred stock accrues dividends at 7% payable semi-annually on June 15 and December 15 and on such date that the preferred stockholder elects to convert preferred stock to common stock. As of September 30, 2004 approximately $135,000 cumulative dividends had been earned on the Series C preferred stock. All of the Company's series C preferred stock is convertible into shares of the Company's common stock.

        Between April 7, 2004 and September 27, 2004, the Shaar Fund converted a total of 18,600 shares of the Company's Series C Preferred Stock and $25,988 of accrued dividends thereon into an aggregate total of 2,514,650 shares of the Company's $0.01 par value common stock.

        On April 28, 2004 the Company issued 3,750 shares of the Company's series C 7% convertible preferred stock to the Company's Chairman of the Board in conversion of a $375,000 secured note.

Options and Warrants

        The following summarizes option and warrant activity since December 31, 2003:

	Number of Shares
	1996 Plan	1999 Plan	Non- Plan	Warrants	Total
Balance, December 31, 2003	487,380	1,176,669	3,268,000	5,394,682	10,326,731
Granted	—	—	75,000	4,444,464	4,519,464
Cancelled/expired	(5,000)	—	—	(25,000)	(30,000)

Balance, March 31, 2004	482,380	1,176,669	3,343,000	9,814,146	14,816,195
Granted	—	—	235,000	—	235,000
Cancelled/expired	—	—	—	(531,250)	(531,250)
Exercised	—	—	—	(400,000)	(400,000)

Balance, June 30, 2004	482,380	1,176,669	3,578,000	8,882,896	14,119,945
Granted	—	—	620,000	3,114,668	3,734,668
Cancelled/expired	—	—	—	(167,000)	(167,000)
Exercised	(251,000)	—	—	(3,000)	(254,000)

Balance, September 30, 2004	231,380	1,176,669	4,198,000	11,827,564	17,433,613

Available for future grants September 30, 2004	174,620	629,588	—	—	804,208

        The Company agreed to purchase a warrant for 167,000 shares of common stock from an investor for $121,183. In addition, the investor exercised an option for 251,000 shares of the Company's common stock at a cost of $96,183. The net balance of $25,000 owed to the investor was paid by the Company in August, 2004.

        In April, 2004 a consultant exercised warrants to purchase 400,000 shares of the Company's common stock on a cashless exercise basis. The transaction resulted in the Company issuing the consultant an aggregate of 303,982 shares of the Company's common stock.

Proforma Compensation Disclosure

        In December 2002, the Financial Accounting Standards Board (FASB) issued SFASB No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires expanded and more prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results.

        The Company has not adopted a method under SFAS No. 148 to expense stock options but rather continues to apply the recognition and measurement provisions of APB Opinion No.25, Accounting for Stock issued to Employees, and related interpretations in accounting for those plans. No stock-based employee compensation expense for options is reflected in net income for the fiscal periods presented as all options granted under those plans had an exercise price equal to or lower than the market price of the underlying common stock at the date of grant.

        If compensation expense for the stock options granted had been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's proforma net loss and proforma loss per share would have been as follows:

	Three months ended September 30,		Nine months ended September 30,
	2003	2004	2003	2004
Net loss
As reported	$(929,317)	$(1,860,164)	$(3,000,088)	$(4,032,750)
Proforma	(963,317)	(1,927,164)	(3,102,088)	(4,233,750)
Loss applicable to common stockholders
As reported	(934,447)	(1,864,208)	(3,088,480)	(4,189,944)
Proforma	(968,447)	(1,935,252)	(3,190,480)	(4,548,138)
Basic and diluted loss per common share
As reported	(.06)	(.05)	(.20)	(.13)
Proforma	(.06)	(.05)	(.21)	(.14)

14. Supplementary Disclosures of Cash Flow Information

	Nine months ended September 30,
	2003	2004
Cash paid for: Interest	$—	$2,547
Noncash Financing Activities:
Conversion of convertible debentures, bridge notes, and accrued interest into common stock	—	2,864,293
Issuance of Series C preferred stock in exchange for Series B preferred stock and cumulative dividends in arrears,thereon	—	525,668
Issuance of Series C preferred stock in exchange for debt	—	8,702,463
Issuance of common stock in exchange for options and warrants	—	99,222
Issuance of common stock in exchange for Series A, Series B and Series C preferred stock and cumulative dividends in arrears thereon	100,175	30,461
Issuance of common stock in conjunction with the PSG acquisition	—	3,608,940
Issuance of common stock and warrants in exchange for services	76,000	99,400
Issuance of warrants in conjunction with debt offering	—	1,278,000
Trade receivables assumed by prior shareholders of AMG	—	54,552
Offering costs	—	131,211

15. Events Occurring Subsequent to September 30, 2004

Option grants to board members and former board members

        On October 12, 2004 the Board of Directors granted a newly appointed director of the company, an option to purchase 50,000 shares. The strike price was established on the date of grant and was set at $1.03, the price of common shares at the closing of the market. The option expires seven years from the date of grant. The option vests during the next two years on the anniversary of the grant in equal amounts.

        On November 1, 2004 the Board of Directors granted a former director of the company, an option to purchase 75,000 shares in conjunction with a six month consulting assignment. The strike price was established on the date of grant and was set at $.94, the price of common shares at the closing of the market. The option expires five years from the date of grant. The option vests during the next two years on the anniversary of the grant in equal amounts.

Additional Debt Financing received

        During October and November, the Company received the remaining funding, as allowed under the September 29, 2004 Subordinated Securities Purchase Agreement, and issued $682,000 of convertible term notes, convertible into common stock of the Company in certain circumstances at $1.35 per share. Warrants to purchase an aggregate 151,551 shares of the Company's common stock at an exercise price of $1.55 per share were included with the notes.

2004 Stock Option Plan

        On October 12, 2004,the Board of Directors of the Company approved the 2004 Stock Option Plan (the 2004 Plan). The 2004 Plan has not yet been presented to stockholders for approval and thus incentive stock options are not available under this plan. Under the terms of this plan, 4,000,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The Plan terminates in October 2014.

Conversion of preferred stock

        In October, 2004 the Shaar Fund Ltd, converted 1,500 shares of the Company's series "C" convertible preferred stock and $6,942 of dividends thereon into an aggregate of 209,25 shares of the Company's common stock.

        In December, 2004 the Shaar Fund Ltd, converted 2,000 shares of the Company's series "C" convertible preferred stock and $10,890 of dividends thereon into an aggregate of 281,186 shares of the Company's common stock.

Shareholder vote

        At a shareholder meeting held on December 13, 2004, a proposal to change the Company's state of incorporation from Minnesota to Delaware passed, having received support from 20,400,230 votes or 53% of the shares outstanding.

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of Public Safety Group, Inc.

        We have audited the accompanying balance sheets of Public Safety Group, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Safety Group, Inc. as of December 31, 2003 and 2002, and the results of its operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Divine, Scherzer & Brody, Ltd.

May 28, 2004
Minneapolis, Minnesota

Public Safety Group, Inc.

BALANCE SHEETS

	December 31,
	2003	2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,628	$2,680
Accounts receivable	50,217	50
Advances to stockholders	233,184	136,623
Prepaid expenses	551	—

Total current assets	296,580	139,353
EQUIPMENT, FURNITURE AND FIXTURES — at cost, less accumulated depreciation	5,555	1,485

	$302,135	$140,838

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Notes payable	$503,836	$644,778
Accounts payable	77,823	85,356
Accrued liabilities	101,125	95,312
Deferred revenue	105,944	17,402

Total current liabilities	788,728	842,848
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock—authorized, 2,000,000 shares of $.01 par value; issued and outstanding 781,130 and 781,250 shares, respectively	7,811	7,813
Additional contributed capital	42,840	50,677
Accumulated deficit	(537,244)	(760,500)

	(486,593)	(702,010)

	$302,135	$140,838

The accompanying notes are an integral part of these financial statements.

Public Safety Group, Inc.

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2003	2002
Revenues
License fees	$821,084	220,308
Maintenance fees	114,577	15,904
Technical support and other services	—	13,750

	935,661	249,962
Cost and other expenses
Selling and marketing expense	601,970	254,608
General and administrative expense	57,269	47,621
Research, development and engineering	3,024	4,195

	662,263	306,423
Operating profit (loss)	273,398	(56,461)
Other income (deductions)
Interest expense	(50,244)	(61,846)
Sundry	102	669

	(50,142)	(61,177)

NET EARNINGS (LOSS)	$223,256	$(117,638)

The accompanying notes are an integral part of these financial statements.

Public Safety Group, Inc.

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

Years ended December 31, 2003 and 2002

	Common Stock
			Additional Contributed Capital	Accumulated Deficit
	Shares	Amount			Total
Balance, December 31, 2001	1,000	$10	$990	$(642,862)	$(641,862)
Sale of common stock to officers, employees and consultants at $0.01 per share	749,000	7,490	—	—	7,490
Sale of common stock to an investor at $1.60 per share	31,250	313	49,687	—	50,000
Net loss	—	—	—	(117,638)	(117,638)

Balance, December 31, 2002	781,250	7,813	50,677	(760,500)	(702,010)
Common shares redeemed in exchange for forgiveness of advance to stockholder	(120)	(2)	(7,837)	—	(7,839)
Net earnings	—	—	—	223,256	223,256

Balance, December 31, 2003	781,130	$7,811	$42,840	$(537,244)	$(486,593)

The accompanying notes are an integral part of this statement.

Public Safety Group, Inc.

STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2003	2002
Cash flows from operating activities:
Net earnings (loss)	$223,256	$(117,638)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation	1,132	515
Common stock issued for services	—	525
Change in assets and liabilities:
Accounts receivable	(50,167)	26,198
Prepaid expenses	(551)	2,470
Accounts payable	(7,533)	27,875
Accrued liabilities	5,813	17,630
Deferred revenue	88,542	16,471

Net cash provided by (used in) operating activities	260,492	(25,954)
Cash flows from investing activities:
Capital expenditures	(5,202)	(1,251)
Cash flows from financing activities:
Proceeds from note payable	—	40,000
Payments on notes payable	(140,942)	—
Advances to stockholders	(104,400)	(67,314)
Proceeds from issuance of common stock	—	56,965

Net cash provided by (used in) financing activities	(245,342)	29,651

NET INCREASE IN CASH AND CASH EQUIVALENTS	9,948	2,446
Cash and cash equivalents, beginning of year	2,680	234

Cash and cash equivalents, end of year	$12,628	$2,680

The accompanying notes are an integral part of these financial statements.

Public Safety Group, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE A—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

        Public Safety Group, Inc. (the Company) incorporated on March 1, 2000, with operations in Winter Park, Florida. The Company provides wireless solutions for the public safety industry, government agencies and the private sector. The Company's wireless solutions allow law enforcement officers to access State and Federal databases over a wireless network.

Summary of Significant Accounting Policies

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1.     Revenue Recognition

        Revenues from software licensing are recognized in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP No. 98-9. Accordingly, revenue from software licensing is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable.

        The Company enters into arrangements with end users for items, which may include software license fees, maintenance fees and services or various combinations thereof. For each arrangement, revenues will be recognized when evidence of an agreement has been documented, the fees are fixed or determinable, collection of fees is probable, delivery of product has occurred and no other significant obligations remain.

        Multiple-Element Arrangements: For multiple-element arrangements, each element of the arrangement will be analyzed and the Company will allocate a portion of the total fee under the arrangement to the elements using vendor specific objective evidence within the contract of each element. Vendor specific objective evidence is based on the price the customer is required to pay when the element is sold separately (i.e., software license fees charged when consulting or other services are not provided, hourly rates charged for consulting services when sold separately from a software license or usage fees). If vendor specific objective evidence of fair value does not exist for any undeliverable elements, all revenue will be deferred and recognized ratably over the service period if the undeliverable element is services, or until sufficient objective evidence of fair value exists or all elements have been delivered.

        License Revenues: Amounts allocated to license revenues are recognized at the time of delivery of the software and all other revenue recognition criteria discussed above have been met.

        Maintenance Revenues: Amounts allocated to maintenance revenues are recognized ratably over the contract period. Maintenance contract periods range from nine months to twenty four months. Maintenance contracts provide customers technical assistance and support and new or revised versions of software.

        Service Revenues: Revenues from services are comprised of consulting and implementation services. Services are generally separable from other elements under the arrangement since performance of the services is not essential to the functionality of any other element of the transaction. Revenues from services are generally recognized as the services are performed.

2.     Cash and Cash Equivalents

        Cash equivalents consist of certificates of deposit and all other liquid investments with original maturities of three months or less. The Company maintains its cash balances in a financial institution in Florida. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

3.     Accounts Receivable

        Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. At December 31, 2003 and 2002, the Company deemed all accounts receivable as collectible.

4.     Equipment, Furniture and Fixtures

        Equipment, furniture and fixtures are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated services lives of three to seven years using the straight-line method. Equipment, furniture and fixtures consisted of the following as of December 31:

	2003	2002
Computer equipment	$4,225	$1,276
Computer software	3,222	1,187
Furniture	218	—

	7,665	2,463
Less: accumulated depreciation	(2,110)	(978)

	$5,555	$1,485

5.     Advertising Expense

        The company expenses the costs of advertising as incurred. Advertising expenses for the years ended December 31, 2003, and 2002, were approximately $3,750 and $1,350, respectively.

6.     Research and Development Expenditures

        All costs related to development of new products are charged to expense as incurred. Such costs are required to be expensed until technological feasibility and proven marketability of the product are established.

7.     Income Taxes

        The Company elected in March 2000, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company's taxable income.

8.     Accounting for Stock-Based Compensation

        In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires expanded and more prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results.

        The Company has not adopted a method under SFAS No. 148 to expense stock options but rather continues to apply the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. No stock-based employee compensation expense for options is reflected in net income for the fiscal years presented as all options granted under those plans had an exercise price equal to the market value of the underlying common stock at the date of grant. A pro forma effect table is presented in the Pro Forma Compensation Disclosure section of Note G, which assumes the fair value recognition provisions of SFAS No. 123 would have been adopted for all options granted.

9.     Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Significant estimates are made for such items as the valuation of stock options outstanding.

NOTE B—ADVANCES TO STOCKHOLDERS

        Advances to stockholders are non-interest bearing receivables and are due on demand.

NOTE C—ACCRUED LIABILITIES

        Accrued liabilities consisted of the following as of December 31:

	2003	2002
Interest	$89,364	$93,931
Other	11,761	1,381

	$101,125	$95,312

NOTE D—NOTES PAYABLE

        Notes payable consisted of the following as of December 31:

	2003	2002
Note payable	$503,836	$604,778
Due to reseller	—	40,000

	$503,836	$644,778

        The Company has a note payable with an investment firm. The loan had an original maturity date of June 1, 2003 and was extended by the Company until June 1, 2004, at which time the outstanding principal and all accrued interest is due and payable. Throughout the term of this agreement, the Company is required to make monthly principal payments equal to thirty percent of the Company's actual receipts from license fees during the preceding calendar month. The Company shall also pay all accrued interest on a monthly basis. The note is collateralized by certain personal and intangible property of the Company. Prior to the extension on June 1, 2003, interest accrued at the greater of 4% in excess of the rate established by Bank of America as its "prime rate" from time to time or 10% per annum. Subsequent to June 1, 2003, interest accrues at the rate of 2% in excess of the rate established by Bank of America as its "prime rate" from time to time.

        In December 2002, the Company borrowed $40,000, from a reseller agent. The entire amount was repaid in March 2003, along with interest of $500, in full satisfaction of this obligation.

NOTE E—COMMITMENTS AND CONTINGENCIES

        In June 2003, the Company was named as a defendant in a civil action initiated in the Superior Court Department in Hampden County, Commonwealth of Massachusetts by The Vince Group, Inc. (TVG). The case has since been removed to the United States District Court for the District of Massachusetts at the request of the Parties. The complaint claims that the Company is obligated to pay a percentage of certain of its revenues to TVG in consideration for a strategic business introduction allegedly made by an agent of TVG. The Company has denied the allegations and filed an answer in the litigation, and as of the date of this report the outcome of the litigation is pending. The claim is for an unspecified amount including actual damages, interest, and attorney's fees. Management believes that the claim is without merit and will be settled out of court for an amount that will not have a material adverse affect on the business, financial condition or operating results of the Company. The Merger Agreement (see Note J) provides that any liability or obligation generated by this litigation will be solely the responsibility of the former shareholders of PSG.

NOTE F—STOCKHOLDERS' DEFICIT

        On September 29, 2003, the Company entered into a settlement agreement with a former employee under which the employee returned 120 shares of common stock outstanding in exchange for the Company's forgiveness of an outstanding employee advance of $7,839.

        In January 2002, the Company sold 749,000 shares of common stock for $7,490 ($0.01 per share) to certain officers, employees and consultants of the Company. On February 20, 2002, the Company sold 31,250 shares of common stock to an unrelated party for $50,000 ($1.60 per share).

NOTE G—STOCK-BASED COMPENSATION

        Under agreements entered into on June 20, 2003, the Company has granted options to purchase an aggregate of 600,000 shares of common stock to various key employees. These options have an exercise price of $1.60 per share, vested immediately upon grant and have a remaining life of approximately 4.5 years as of December 31, 2003. These options were canceled in connection with the subsequent acquisition of the Company as discussed in Note J.

Summary Option Information

        The fair value of options granted to employees during 2003 was $1.14 per share. The fair value of each option is estimated as of the date granted using the Black-Scholes option-pricing model utilizing the same assumptions presented in the pro forma compensation disclosure section below.

Pro Forma Compensation Disclosure

        In December 2002, the Financial Accounting Standards Board (FASB) issued SFASB No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition SFAS No. 148 requires expanded and more prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results.

        The Company has not adopted a method under SFAS No. 148 to expense stock options but rather continues to apply the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. No stock-based employee compensation expense for options is reflected in net earnings for the fiscal periods presented as all options granted under those plans had an exercise price equal to or higher than the market price of the underlying common stock at the date of grant.

        If compensation expense for the stock options granted in 2003 had been determined based on the fair value at the grant date consistent with the method of SFAS No. 123, the Company's pro forma net loss and pro forma loss per share for the year ended December 31, 2003, would have been as follows:

Net earnings (loss)
As reported	$223,256
Pro forma	(460,744)

        In determining the pro forma compensation cost of the options granted, the fair value of each grant was estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used to determine the fair value of each grant included the following:

Risk free interest rate	1.90%
Expected life of options (in years)	3
Expected dividends	—
Volatility of stock price	120%

NOTE H—FAIR VALUES OF FINANCIAL INSTRUMENTS

        The Statement of Financial Accounting Standards Board No. 107 "Disclosures about Fair Value of Financial Instruments" (SFAS 107) requires disclosure of the estimated fair value of an entity's financial instruments. Such disclosures, which pertain to the Company's financial instruments, do not purport to represent the aggregate net fair value of the Company. At December 31, 2003 and 2002, the carrying value of all material financial instruments, for which it is practicable to estimate the fair value, approximated fair value because of the short maturity of those instruments and rates available for similar instruments.

NOTE I—SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Years ended December 31,
	2003	2002
Cash paid for:
Interest	$54,810	$42,458
Non-cash transaction
Redemption of common stock in exchange for forgiveness of advance to stockholder	7,839	—

NOTE J—EVENTS OCCURRING SUBSEQUENT TO DECEMBER 31, 2003

        On March 30, 2004, all of the outstanding capital stock of the Company was acquired by a wholly-owned subsidiary of BIO-key International, Inc. ("BIO-key") pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). The shareholders of the Company received an aggregate of 2,416,108 shares of BIO-key common stock and $500,000 in cash. In addition, BIO-key assumed $600,000 in aggregate net liabilities of the Company. The Merger Agreement provides that any liability or obligation of the Company in excess of the $600,000 limitation will be solely the responsibility of the former shareholders of the Company. Additional earnout consideration may also be paid to the former shareholders of the Company based on the revenues attained by the Company during 2004 and 2005.

 Independent Auditors' Report

The Board of Directors and Stockholders
Aether Systems, Inc.:

        We have audited the accompanying balance sheets of Aether Mobile Government (a division of Aether Systems, Inc.) as of December 31, 2003 and 2002 and the related statements of operations, division equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aether Mobile Government as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in note 2 to the financial statements, Aether Mobile Government changed its method of accounting for intangible assets with the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002.

/s/ KPMG LLP
Baltimore, Maryland
September 22, 2004

 AETHER MOBILE GOVERNMENT
(A Division of Aether Systems, Inc.)

Balance Sheets

December 31, 2003 and 2002

(In thousands)

	2003	2002
Assets
Current assets:
Cash	$—	—
Trade accounts receivable, net of allowance for doubtful accounts of $1,161 and $821 at December 31, 2003 and 2002, respectively	4,689	3,952
Costs and earnings in excess of billings on uncompleted contracts	3,308	3,342
Prepaid expenses and other assets	947	1,227

Total current assets	8,944	8,521
Restricted cash	2,749	749
Property and equipment, net	631	966
Intangibles, net	3,256	5,702
Goodwill	13,177	13,177
Other assets	42	42

	$28,799	29,157

Liabilities and Division Equity
Current liabilities:
Accounts payable and accrued expenses	$3,240	2,488
Accrued employee compensation and benefits	1,062	1,592
Billings in excess of costs and earnings on uncompleted contracts	2,197	2,410
Deferred revenue from maintenance agreements	3,276	3,128

Total current liabilities	9,775	9,618
Other liabilities	620	704

Total liabilities	10,395	10,322
Commitments and contingencies
Division equity	18,404	18,835

Total liabilities and division equity	$28,799	29,157

See accompanying notes to financial statements.

 AETHER MOBILE GOVERNMENT
(A Division of Aether Systems, Inc.)

Statements of Operations

Years ended December 31, 2003 and 2002

(In thousands)

	2003	2002
Revenues	$20,898	20,490
Cost of revenues	5,871	6,956

Gross profit	15,027	13,534

Operating expenses:
Research and development (exclusive of option and warrant expense)	5,352	6,251
General and administrative (exclusive of option and warrant expense)	2,710	3,693
Selling and marketing (exclusive of option and warrant expense)	4,253	5,800
Corporate allocation	3,014	4,024
Depreciation and amortization	2,876	3,470
Option and warrant expense	278	1,306
Impairment of intangibles and other assets	—	3,243
Restructuring charge	56	800

Total operating expenses	18,539	28,587

Operating loss	(3,512)	(15,053)
Other income (expense):
Interest income	37	42
Interest expense	—	(16)

Loss before income tax benefit and cumulative effect of change in accounting principle	(3,475)	(15,027)
Income tax benefit	—	618

Loss before cumulative effect of change in accounting principle	(3,475)	(14,409)
Cumulative effect of change in accounting principle relating to adoption of SFAS No. 142	—	(32,037)

Net loss	$(3,475)	(46,446)

See accompanying notes to financial statements.

 AETHER MOBILE GOVERNMENT
(A Division of Aether Systems, Inc.)

Statements of Division Equity

Years ended December 31, 2003 and 2002

(In thousands)

Balance at December 31, 2001	$56,698
Intercompany transfers, net	7,277
Option and warrant expense allocated from Aether Systems, Inc.	1,306
Net loss	(46,446)

Balance at December 31, 2002	18,835
Intercompany transfers, net	2,766
Option and warrant expense allocated from Aether Systems, Inc.	278
Net loss	(3,475)

Balance at December 31, 2003	$18,404

See accompanying notes to financial statements.

 AETHER MOBILE GOVERNMENT
(A Division of Aether Systems, Inc.)

Statements of Cash Flows

Years ended December 31, 2003 and 2002

(In thousands)

	2003	2002
Cash flows from operating activities:
Net loss	$(3,475)	(46,446)
Adjustments to reconcile net loss to net cash used in operating activities:
Cumulative effect of change in accounting principle	—	32,037
Depreciation and amortization	2,876	3,470
Option and warrant expense	278	1,306
Impairment of intangibles and other assets	—	3,243
Changes in assets and liabilities:
Increase (decrease) in trade accounts receivable	(737)	1,513
Decrease in costs and earnings in excess of billings on uncompleted contracts	34	356
Decrease in prepaid expenses and other assets	280	17
Increase (decrease) in accounts payable, accrued expenses and accrued employee compensation and benefits	222	(1,409)
Increase (decrease) in other liabilities	(84)	604
Decrease in billings in excess of costs and earnings on uncompleted contracts	(213)	(943)
Increase (decrease) in deferred revenue from maintenance agreements	148	(823)

Net cash used in operating activities	(671)	(7,075)

Cash flows from investing activities:
Purchases of property and equipment	(95)	(202)
Increase in restricted cash	(2,000)	—

Net cash used in investing activities	(2,095)	(202)

Cash flows provided by financing activities — net transfers from parent	2,766	7,277

Net change in cash and cash equivalents	—	—
Cash and cash equivalents, at beginning of year	—	—

Cash and cash equivalents, at end of year	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$—	16

See accompanying notes to financial statements.

 AETHER MOBILE GOVERNMENT
(A Division of Aether Systems, Inc.)

Notes to Financial Statements

December 31, 2003 and 2002

(1) Organization and Description of the Business

        Aether Mobile Government (Mobile Government) is a division of Aether Systems, Inc. (Aether) and provides wireless data solutions for use by public safety organizations, primarily state and local police, fire and rescue and emergency medical services organizations. Mobile Government's public safety solutions are integrated into 50 different state databases, as well as local and federal databases. Mobile Government's products deliver real-time information in seconds, without the need for human dispatchers or other resources.

        Historically, Mobile Government has suffered operating losses and is dependent on contributions from its parent, Aether, in order to meet its operating and capital requirements.

        On August 16, 2004, Aether announced that it had signed a definitive agreement to sell its Mobile Government segment to BIO-key International, Inc. for $10.0 million in cash. Completion of the sale is subject to customary closing conditions. The purchase price is subject to a post closing adjustment based upon net working capital.

(2) Summary of Significant Accounting Policies

  (a) Basis of Presentation

        Certain corporate overhead expenses have been allocated to Mobile Government as a corporate allocation. These overhead charges include personnel costs for support organizations such as accounting, finance, human resources, legal, procurement, security, investor relations, and senior management. They also include nonpersonnel costs such as insurance, professional fees, and other costs of operating a public company. The corporate overhead charges were allocated to the Mobile Government division based upon that division's percentage of revenue relative to Aether's consolidated revenue. Management believes the basis of the allocations is reasonable.

        Certain corporate nonoperating transactions of Aether have not been allocated to Mobile Government. These items include interest income on Aether's cash and cash equivalents, interest expense, and gains on early retirement of Aether's 6% convertible notes. Only interest income and expense directly attributable to Mobile Government has been included in the Mobile Government financial statements.

        Aether sponsors two defined contribution plans under Section 401(k) of the Internal Revenue Code that provide for voluntary employee contributions of 1 to 15% of compensation for substantially all employees. Aether contributed approximately $211,000 and $277,000 on behalf of the employees of Mobile Government to the plans for the years ended December 31, 2003 and 2002, respectively. Such amounts have been recorded as operating expenses in the accompanying statements of operations.

  (b) Revenue Recognition

        Mobile Government derives most of its revenues from licensing software and providing services, including maintenance and technical support, training and consulting. Software revenue consists of fees for licenses of software products. Mobile Government recognizes revenue when the license agreement is signed, the license fee is fixed and determinable, delivery of the software has occurred, and when it can be estimated that the collectibility of the fees is probable. At the time of the transaction, Mobile

Government assesses whether the fee associated with the revenue transactions is fixed and determinable and whether or not collection is reasonably assured. If a significant portion of a fee is due after the normal payment term, Mobile Government accounts for the fee as not being fixed and determinable. In these cases, Mobile Government recognizes revenue as the fees become due. Mobile Government assesses collection based on a number of factors, including past transaction history with the customer and credit worthiness of the customer. Mobile Government does not request collateral from customers. If it is determined that collection of a fee is not reasonably assured, Mobile Government defers the fee and recognizes revenue at the time it becomes reasonably assured, which is generally upon receipt of cash. If collectibility is assessed differently, the timing and amount of revenue recognition may have differed materially from that reported.

        Revenue from licensing software that requires significant customization and modification is recognized using the percentage of completion method, based on the hours incurred in relation to the total estimated hours. If Mobile Government made different judgments or utilized different estimates of the total amount of work expected to be required to customize or modify the software, the timing of revenue recognition, from period to period, and margins on the project in the reporting period, may differ materially from amounts reported. Revenues earned but not yet billed are reflected as costs and earnings in excess of billings in the balance sheet. Billings in excess of costs and earnings are reflected as a liability in the balance sheet. Anticipated contract losses are recognized as soon as they become known and estimable.

        Revenues from maintenance and technical support agreements, which provide for unspecified when-and-if available product updates and customer telephone support services, are recognized ratably over the term of the service period. For arrangements with multiple elements, Mobile Government allocates revenue to each component of the arrangement using the residual value method. This means that Mobile Government defers revenue from the total fees associated with the arrangement equivalent to the fair value of the element(s) of the arrangement that has not yet been delivered. The fair value of any undelivered elements is established by using historical evidence specific to Mobile Government.

  (c) Cost of Revenues

        Cost of revenues consists primarily of third party royalties and personnel costs related to the cost of maintenance, customization, consulting, and support.

  (d) Fair Value of Financial Instruments

        The carrying amounts of Mobile Government's financial instruments, which include accounts receivable, restricted cash, accounts payable, and accrued expenses approximate their fair value due to the relatively short duration of the instruments.

  (e) Concentration of Risk

        Financial instruments, which potentially subject Mobile Government to credit risk, consist primarily of trade receivables. Mobile Government extends credit to customers on an unsecured basis in the normal course of business. Mobile Government's policy is to perform an analysis of the recoverability of its trade accounts receivable at the end of each reporting period and to establish allowances for those accounts considered uncollectible. Mobile Government analyzes historical bad debts, customer concentrations, customer credit-worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.

        During 2003, Mobile Government generated approximately 13% of its revenue from one customer. The accounts receivable balance from that customer at December 31, 2003 was approximately $248,000. At December 31, 2003 there was no unbilled accounts receivable balance for that customer. No customer represented more than 10% of revenues in 2002.

  (f) Property and Equipment

        Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

  (g) Goodwill

        Goodwill represents the excess of costs over the fair value of assets of businesses acquired. Mobile Government adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

        In connection with SFAS No. 142's transitional goodwill impairment evaluation, the statement required Mobile Government to evaluate whether there was an indication that goodwill was impaired as of the date of adoption. As a result of this evaluation, Mobile Government recorded an impairment charge of $32.0 million, which was recorded as cumulative effect of change in accounting principle in the accompanying statement of operations for the year ended December 31, 2002.

        SFAS No. 142 also requires that Mobile Government make annual assessments of the impairment of goodwill or more frequently to the extent there is a change in circumstances. During 2002, with the assistance of a third party appraiser, Mobile Government arrived at the implied fair value of goodwill using a discounted cash flow methodology. Based on Mobile Government's 2002 evaluation, an additional impairment charge of $3.1 million was recorded as impairment of intangibles in the accompanying 2002 statement of operation. During 2003, Mobile Government used the fair value of a potential sale of the division to evaluate the fair value of the goodwill. The 2003 evaluation indicated no additional impairment charge was necessary. During the second quarter of 2004, in connection with the announced sale of Mobile Government, an $8.9 million noncash impairment charge was recorded to reduce the carrying value of goodwill to the value implied by the negotiated sale price for that business.

  (h) Intangibles and Recovery of Long-Lived Assets

        Identifiable intangible assets consist of completed technology and trademarks, and are amortized on a straight-line basis over five years.

        Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

        During 2003 and 2002, Mobile Government assessed the fair value of certain of its long-lived assets, including software, computer equipment, other tangible assets, and identifiable intangible assets obtained in connection with acquisitions. This assessment resulted in an impairment charge of approximately $125,000 in 2002, which is recorded in impairment of intangibles and other assets in the accompanying statements of operations. Mobile Government determined the fair value of these assets based on a combination of quoted market prices and a cost approach methodology.

  (i) Stock Options and Warrants

        Mobile Government accounts for equity-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FIN 44. Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of Aether's stock and the exercise price. Options are generally granted at an exercise price equal to the fair value of the common stock on the grant date. Aether has historically granted options to substantially all of its employees, including the employees of Mobile Government. All equity-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123, Accounting for Stock Based Compensation. SFAS No. 123 established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, Aether has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123, as amended. The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards held by Mobile Government employees in each period (in thousands):

	Year ended December 31
	2003	2002
Net loss as reported	$(3,475)	(46,446)
Add stock-based employee compensation expense included in reported net loss	278	1,306
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards	(6,358)	(13,429)

Pro forma net loss	$(9,555)	(58,569)

  (j) Research and Development

        Research and development costs are expensed as incurred.

  (k) Advertising Expense

        Advertising costs are expensed as incurred. Production costs for advertising are expensed the first time the related advertisement takes place. Advertising expense was approximately $355,000 and $366,000 for the years ended December 31, 2003 and 2002, respectively.

  (l) Income Taxes

        The results of Mobile Government's operations are included in Aether's consolidated federal tax return and certain separate company and combined state income tax returns. In 2002, Mobile Government received a $618,000 income tax refund as a result of carrying back losses and applying them against prior years taxable income. Mobile Government income tax provision has been determined on a stand-alone basis. Deferred tax assets and liabilities have a full valuation allowance.

        Income taxes are recognized using the asset and liability method. Under the asset and liability method, deferred tax assets, and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all other deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Mobile Government considers the scheduled reversal of deferred tax liabilities, projected income and tax planning strategies when making these assessments.

  (m) Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, long-term contracts, allowances for uncollectible receivables, recoverability of long-lived assets, depreciation and amortization, employee benefits, taxes and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

(3) Costs and Earnings in Excess of Billings on Uncompleted Contracts

        Mobile Government believes substantially all unbilled amounts will be billed within the next twelve months.

(4) Letters of Credit and Restricted Cash

        At December 31, 2003, Mobile Government has an outstanding $7.9 million, irrevocable standby letter of credit which has been issued to Hamilton County, Ohio in the event Mobile Government defaults in providing an automated field reporting solution and real time wireless data infrastructure under a sales agreement. The terms of the sales agreement and the standby letter of credit dictate that Hamilton County, Ohio can only draw on the letter of credit after (1) completing the internal dispute resolution process set forth in the sales agreement and (2) providing notice to Mobile Government of its intent to declare a default under the sales agreement and proceed against the letter of credit. Seizure of the funds under the letter of credit is subject to the limitations of liability contained in the sales agreement. The letter of credit shall be effective through the warranty period, which extends one year after final acceptance, which is expected to be in 2006. The amount of the letter of credit can be reduced by 25% at the end of the third calendar month of the warranty period as long as certain conditions are met. Aether has collateralized the letter of credit with certificates of deposit in an equal amount.

        Additionally at December 31, 2003, $2.0 million was in an escrow available to Lockheed Martin in the event of non-payment of liabilities for work performed on a contract with the Pennsylvania State Police. The escrow is to remain available until conditional acceptance of a defined milestone, which is expected to be in 2005. The $2.0 million escrow is reflected as restricted cash in the 2003 balance sheet.

        The remaining $749,000 of restricted cash collateralizes a $749,000 letter of credit available to the landlord of a leased facility in the event that Mobile Government defaults on the lease.

(5) Property and Equipment

        Property and equipment consists of the following at December 31, 2003 and 2002 (in thousands):

	Estimated useful lives	2003	2002
Furniture and fixtures	5 years	$248	628
Computer and equipment	3 years	406	521
Software	3 years	97	96
Leasehold improvements	Term of lease	613	609

Total property and equipment		1,364	1,854
Less accumulated depreciation		(733)	(888)

Property and equipment net of accumulated depreciation		$631	966

(6) Intangibles Assets

        Intangible assets consists of the following at December 31, 2003 and 2002 (in thousands):

	Estimated useful lives	2003	2002
Trademarks	5 years	$200	200
Other intangibles	5 years	7,239	7,239

Total intangible assets		7,439	7,439
Less accumulated amortization		(4,183)	(1,737)

Intangible assets net of accumulated amortization		$3,256	5,702

        Mobile Government will recognize amortization expense of approximately $2.4 million in 2004 and $900,000 in 2005.

(7) Restructuring Charges

        Restructuring charges were approximately $56,000 and $800,000 for the years ended December 31, 2003 and 2002, respectively. The charges in each period were primarily related to severance associated with staffing reductions. As of December 31, 2003 all amounts have been paid.

(8) Stock Options and Warrants

        Aether has historically granted options to substantially all of its employees and the employees of Mobile Government. In connection with the sale of Mobile Government, approximately 22,500 options with exercise prices of $3.75 to $8.54 and approximately 7,833 restricted shares will become fully vested.

        The per share weighted average value of options granted by Aether to Mobile Government employees during 2003 and 2002 was $4.60 and $3.74, respectively, on the date of grant using the Black-Scholes option-pricing model. The amounts calculated for 2003 and 2002 were based on an expected option life of five years and volatility of 70%. In addition, the calculations assumed a risk-free interest rate of 4.95% to 5.09% in 2003 and 2.46% to 3.25% in 2002. A summary of the stock option activity related to Mobile Government employees for the years ended December 31, 2003 and 2002 is as follows:

	2003		2002
	Number of shares	Weighted average exercise price (per share)	Number of shares	Weighted average exercise price (per share)
Stock options outstanding at beginning of year	646,939	$21.59	615,347	$23.75
Granted	47,250	2.42	331,640	2.91
Exercised	(64,582)	1.29	(22,376)	1.43
Canceled	(24,549)	40.60	(277,672)	40.74

Outstanding at end of year	605,058	22.80	646,939	21.59

Stock options exercisable at year-end	259,233	37.65	297,412	32.27

The following table summarizes information about stock options at December 31, 2003:

	Options outstanding			Options exercisable
Range of exercise prices	Number at December 31, 2003	Weighted average remaining contractual life	Weighted average exercise price (per share)	Number at December 31, 2003	Weighted average exercise price (per share)
		(In years)
Restricted stock	106,004	1.1	$—	—	$—
$1.61-4.80	154,936	8.4	3.75	47,313	3.71
$4.81-8.53	21,000	9.3	5.67	2,500	7.86
$8.54-34.75	149,165	7.5	9.82	74,009	9.60
$34.76-75.38	168,407	6.8	65.83	131,315	64.38
$92.01-235.00	5,546	1.0	99.86	4,096	99.86

	605,058			259,233

(9) Commitments and Contingencies

  (a) Legal Proceedings

        Mobile Government is a party to legal proceedings in the normal course of business. Based on evaluation of these matters and discussions with counsel, Mobile Government believes that liabilities arising from these matters will not have a material adverse effect on the consolidated results of its operations or financial position.

  (b) Leases

        Mobile Government is obligated under a noncancelable operating lease for office space that expires in 2008. Future minimum lease payments under these leases are approximately as follows: (in thousands)

2004	$1,141
2005	1,180
2006	1,218
2007	1,256
2008	855

Total minimum lease payments	$5,650

        Rent expense for leases specific to the Mobile Government has been allocated to Mobile Government in the accompanying consolidated statements of operations. Management believes this allocation is reasonable. Rent expense under operating leases was approximately $1.0 million and $1.1 million for the years ended December 31, 2003 and 2002, respectively.

  (c) Contractual Commitments

        Mobile Government may have to pay liquidated damages to customers in certain circumstances, including if its sub-contractors do not perform on time in some cases. In addition, Mobile Government sometimes indemnifies certain of its customers against damages, if any, they might incur as a result of a claim brought against them related to third party software imbedded in Mobile Government's products. Mobile Government's most significant exposure to liquidated and other damages related to its two largest uncompleted contracts with the Pennsylvania State Police (PSP) and Hamilton County, Ohio (Hamilton). The PSP and Hamilton contracts limit Mobile Government's liability for damages to approximately $7.0 million and $10.0 million, respectively. Mobile Government management believes that both contracts will be completed within contract terms including defined specification for performance and, accordingly, payment of damages under the contracts is not likely. However, as the projects are not complete, there is no assurance that damages will not be incurred in the future and, if incurred, that such amounts will not be material to the financial statements.

  (d) Warranty Reserve

        Mobile Government does not offer an express guarantee on its products. In specific cases, Mobile Government may make noncontractual commitments to provide incremental products or services to customers beyond those that would be delivered through ordinary upgrades and support offered through its standard maintenance programs. In those specific cases, Mobile Government records a liability approximating the estimated cost of providing those incremental products or services.

        The following table provides the changes in the Mobile Government product warranties for the years ended December 31, 2003 and 2002 (in thousands):

	2003	2002
Warranty liability balance at beginning of year	$592	651
Liabilities accrued for warranties issued during the period	—	100
Changes in liability for warranties during the period, including claims paid and expirations	(105)	(159)

Warranty liability balance at end of year	$487	592

 AETHER MOBILE GOVERNMENT
(A DIVISION OF AETHER SYSTEMS, INC.)

BALANCE SHEET

AS OF JUNE 30, 2004

(IN THOUSANDS)

(UNAUDITED)

ASSETS
Current assets:
Cash	$—
Trade accounts receivable, net of allowance for doubtful accounts of $933	2,440
Costs and earnings in excess of billings on uncompleted contracts	5,213
Prepaid expenses and other assets	536

Total current assets	8,189
Property and equipment, net	543
Restricted cash	2,754
Intangibles, net	2,033
Goodwill	4,249
Other assets	24

$17,792

LIABILITIES AND DIVISION EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,257
Accrued employee compensation and benefits	803
Billings in excess of costs and earnings on uncompleted contracts	829
Deferred revenue from maintenance agreements	3,118

Total current liabilities	9,007
Other liabilities	580

Total liabilities	9,587
Commitments and contingencies	—
Division equity	8,205

Total liabilities and division equity	$17,792

See accompanying notes to financial statements.

 AETHER MOBILE GOVERNMENT
(A DIVISION OF AETHER SYSTEMS, INC.)

STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2004

(IN THOUSANDS)

(UNAUDITED)

	2003	2004
Revenues	$11,032	$9,222
Cost of revenues	2,649	3,390

Gross profit	8,383	5,832

Operating expenses:
Research and development (exclusive of option and warrant expense)	2,670	2,962
General and administrative (exclusive of option and warrant expense)	1,285	1,712
Selling and marketing (exclusive of option and warrant expense)	2,612	1,711
Corporate allocation	1,801	2,647
Depreciation and amortization	1,514	1,380
Option and warrant expense	194	155
Impairment of intangibles and other assets	—	8,928
Restructuring charge	49	46

Total operating expenses	10,125	19,541

Operating loss	(1,742)	(13,709)
Other income (expense):
Interest income	—	—
Interest expense	—	—

Net loss	$(1,742)	$(13,709)

See accompanying notes to financial statements.

 AETHER MOBILE GOVERNMENT
(A DIVISION OF AETHER SYSTEMS, INC.)

STATEMENT OF DIVISION EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2004

(IN THOUSANDS)

(UNAUDITED)

Balance at December 31, 2003	$18,404
Inter-company transfers, net	3,510
Net loss	(13,709)

Balance at June 30, 2004	$8,205

See accompanying notes to financial statements.

 AETHER MOBILE GOVERNMENT
(A DIVISION OF AETHER SYSTEMS, INC.)

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2004

(IN THOUSANDS)

(UNAUDITED)

	2003	2004
Cash flows from operating activities:
Net loss	$(1,742)	$(13,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,514	1,380
Option and warrant expense	194	155
Impairment of intangibles and other assets	—	8,928
Changes in assets and liabilities, net of acquired assets and liabilities:
(Increase) decrease in trade accounts receivable	(1,729)	2,249
(Increase) decrease in costs and earnings in excess of billings on uncompleted contracts	155	(1,905)
(Increase) decrease in prepaid expenses and other assets	(61)	269
Increase (decrease) in accounts payable, accrued expenses and accrued employee compensation and benefits	(976)	758
Decrease in other long term liabilities	(43)	(40)
Decrease in billings in excess of costs and earnings on uncompleted contracts	(162)	(1,368)
Increase (decrease) in deferred revenue from maintenance agreements	309	(158)

Net cash used in operating activities	(2,541)	(3,441)
Cash flows used by investing activities — purchases of property and equipment	(47)	(69)
Cash flows provided by financing activities — net transfers from parent	2,588	3,510

Net change in cash and cash equivalents	—	—
Cash and cash equivalents, at beginning of period	—	—

Cash and cash equivalents, at end of period	$—	$—

See accompanying notes to financial statements.

 AETHER MOBILE GOVERNMENT
(A DIVISION OF AETHER SYSTEMS, INC.)

NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2004

(UNAUDITED)

(1) ORGANIZATION AND DESCRIPTION OF THE BUSINESS

        Aether Mobile Government (Mobile Government) is a division of Aether Systems, Inc. (Aether or the Company) and provides wireless data solutions for use by public safety organizations, primarily state and local police, fire and rescue and emergency medical services organizations. Mobile Government's public safety solutions are integrated into 50 different state databases, as well as local and federal databases. Mobile Government's products deliver real-time information in seconds, without the need for human dispatchers or other resources.

        Historically, Mobile Government has suffered operating losses and is dependent on contributions from its parent, Aether, in order to meet its operating and capital requirements.

        On August 16, 2004, Aether announced that it had signed a definitive agreement to sell its Mobile Government segment to BIO-key International, Inc. for $10.0 million in cash. Completion of the sale is subject to customary closing conditions. The purchase price is subject to a post closing adjustment based upon net working capital. The sale closed on September 30, 2004.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   BASIS OF PRESENTATION

        The unaudited balance sheet as of June 30, 2004, the unaudited statements of operations and cash flows for the six months ended June 30, 2004 and 2003, and the unaudited statement of divisional equity for the six months ended June 30, 2004 have been prepared by the Company, without audit. In the opinion of management, all adjustments have been made, which include normal recurring adjustments necessary to present fairly the financial statements. Operating results for the six month periods ended June 30, 2004 are not necessarily indicative of the operating results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The Company believes that the disclosures provided are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and related notes as of December 31, 2003 and 2002 and for the years then ended included elsewhere herein.

        Certain corporate overhead expenses have been allocated to Mobile Government as a corporate allocation. These overhead charges include personnel costs for support organizations such as accounting, finance, human resources, legal, procurement, security, investor relations and senior management. They also include non-personnel costs such as insurance, professional fees and other costs of operating a public company. The corporate overhead charges were allocated to the Mobile Government division based upon that division's percentage of revenue relative to Aether's consolidated revenue. Management believes the basis of the allocations is reasonable.

        Certain corporate non-operating transactions of Aether have not been allocated to Mobile Government. These items include interest income on Aether's cash and cash equivalents, interest expense and gains on early retirement of Aether's 6% convertible notes. Only interest income and expense directly attributable to Mobile Government has been included in the Mobile Government consolidated financial statements.

        Aether sponsors two defined contribution plans under Section 401(k) of the Internal Revenue Code that provide for voluntary employee contributions of 1 to 15 percent of compensation for substantially all employees. Aether contributed approximately $155,000 and $89,000 on behalf of the employees of Mobile Government to the plan for the six months ended June 30, 2003 and 2004, respectively. Such amounts have been recorded as operating expenses in the accompanying consolidating statement of operations.

(b)   REVENUE RECOGNITION

        Mobile Government derives most of its revenues from licensing software and providing services, including maintenance and technical support, training and consulting. Software revenue consists of fees for licenses of our software products. Mobile Government recognizes revenue when the license agreement is signed, the license fee is fixed and determinable, delivery of the software has occurred, and when it can be estimated that the collectibility of the fees is probable. At the time of the transaction, Mobile Government assesses whether the fee associated with the revenue transactions is fixed and determinable and whether or not collection is reasonably assured. If a significant portion of a fee is due after the normal payment term, Mobile Government accounts for the fee as not being fixed and determinable. In these cases, Mobile Government recognizes revenue as the fees become due. Mobile Government assesses collection based on a number of factors, including past transaction history with the customer and credit worthiness of the customer. Mobile Government does not request collateral from customers. If it is determined that collection of a fee is not reasonably assured, Mobile Government defers the fee and recognizes revenue at the time it becomes reasonably assured, which is generally upon receipt of cash. If collectibility is assessed differently, the timing and amount of revenue recognition may have differed materially from that reported.

        Revenue from licensing software that requires significant customization and modification is recognized using the percentage of completion method, based on the hours incurred in relation to the total estimated hours. If Mobile Government made different judgments or utilized different estimates of the total amount of work expected to be required to customize or modify the software, the timing of revenue recognition, from period to period, and margins on the project in the reporting period, may differ materially from amounts reported. Revenues earned but not yet billed are reflected as costs and earnings in excess of billings in the balance sheet. Billings in excess of costs and earnings are reflected as a liability in the balance sheet. Anticipated contract losses are recognized as soon as they become known and estimable.

        Revenues from maintenance and technical support agreements, which provide for unspecified when-and-if available product updates and customer telephone support services, are recognized ratably over the term of the service period. For arrangements with multiple elements, Mobile Government allocates revenue to each component of the arrangement using the residual value method. This means that Mobile Government defers revenue from the total fees associated with the arrangement equivalent to the fair value of the element(s) of the arrangement that has not yet been delivered. The fair value of any undelivered elements is established by using historical evidence specific to Mobile Government.

(c)   COST OF REVENUES

        Cost of revenues consists primarily of third party royalties and personnel costs related to the cost of maintenance, customization, consulting and support.

(d)   FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts of Mobile Government's financial instruments, which include accounts receivable, restricted cash, accounts payable and accrued expenses approximate their fair value due to the relatively short duration of the instruments.

(e)   CONCENTRATION OF RISK

        Financial instruments, which potentially subject Mobile Government to credit risk, consist primarily of trade receivables. Mobile Government extends credit to customers on an unsecured basis in the normal course of business. Mobile Government's policy is to perform an analysis of the recoverability of its trade accounts receivable at the end of each reporting period and to establish allowances for those accounts considered uncollectible. Mobile Government analyzes historical bad debts, customer concentrations, customer credit-worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.

        For the six months ended June 30, 2004, Mobile Government generated approximately 26% of its revenue from one customer. At June 30, 2004, the accounts receivable and costs and earnings in excess of billings from that customer were approximately $355,000 and $3.1 million, respectively.

(g)   PROPERTY AND EQUIPMENT

        Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

(h)   GOODWILL

        Goodwill represents the excess of costs over the fair value of assets of businesses acquired. Mobile Government adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

        In connection with SFAS No. 142's transitional goodwill impairment evaluation, the statement required Mobile Government to evaluate whether there was an indication that goodwill was impaired as of the date of adoption. During the second quarter of 2004, in connection with the announced sale of Mobile Government, an $8.9 million non-cash impairment charge was recorded to reduce the carrying value of goodwill to the value implied by the negotiated sale price for Mobile Government.

(i)    INTANGIBLES AND RECOVERY OF LONG-LIVED ASSETS

        Identifiable intangible assets consist of completed technology and trademarks, and are amortized on a straight-line basis over five years.

        Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(j)    STOCK OPTIONS AND WARRANTS

        Mobile Government accounts for equity-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FIN 44. Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of Aether's stock and the exercise price. Options are generally granted at an exercise price equal to the fair value of the common stock on the grant date. Aether has historically granted options to substantially all of its employees, including the employees of Mobile Government. All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123, "Accounting for Stock Based Compensation". SFAS No. 123 established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, Aether has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123, as amended. The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

	Six Months Ended June 30,
	2003	2004
Net loss as reported	$(1,742)	$(13,709)
Add stock-based employee compensation expense included in reported net loss	194	155
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards	(2,757)	(529)

Pro forma net loss	$(4,305)	$(14,083)

(k)   RESEARCH AND DEVELOPMENT

        Research and development costs are expensed as incurred.

(l)    ADVERTISING EXPENSE

        Advertising costs are expensed as incurred. Production costs for advertising are expensed the first time the related advertisement takes place. Advertising expense was approximately $107,000 and $129,000 for the six months ended June 30, 2003 and 2004, respectively.

(m)  INCOME TAXES

        The results of Mobile Government's operations are included in Aether's consolidated federal tax return and certain combined state income tax returns.

        Income taxes are recognized using the asset and liability method, in accordance with SFAS No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all other deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Mobile Government considers the scheduled reversal of deferred tax liabilities, projected income and tax planning strategies when making these assessments.

(n)   USE OF ESTIMATES

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, long-term contracts, allowances for uncollectible receivables, recoverability of long-lived assets, depreciation and amortization, employee benefits, taxes and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

(3) COSTS AND EARNINGS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS

        Mobile Government believes substantially all unbilled amounts will be billed within the next twelve months.

(4) LETTERS OF CREDIT AND RESTRICTED CASH

        At June 30, 2004, Mobile Government has an outstanding $7.9 million irrevocable standby letter of credit which has been issued to Hamilton County, Ohio in the event Mobile Government defaults in providing an automated field reporting solution and real time wireless data infrastructure under a sales agreement. The terms of the sales agreement and the standby letter of credit dictate that Hamilton County, Ohio can only draw on the letter of credit after (1) completing the internal dispute resolution process set forth in the sales agreement and (2) providing notice to Mobile Government of its intent to declare a default under the sales agreement and proceed against the letter of credit. Seizure of the funds under the letter of credit is subject to the limitations of liability contained in the sales agreement. The letter of credit shall be effective through the warranty period, which extends one year after final acceptance, which is expected to be in 2006. The amount of the letter of credit can be reduced by 25% at the end of the third calendar month of the warranty period as long as certain conditions are met. Aether has collateralized the letter of credit with certificates of deposit in an equal amount.

        Additionally at June 30, 2004, $2.0 million was in an escrow available to Lockheed Martin in the event of non-payment of liabilities for work performed on a contract with the Pennsylvania State Police. The escrow is to remain available until conditional acceptance of a defined milestone, which is expected to be in 2005. The $2.0 million escrow is reflected as restricted cash in the balance sheet.

        The remaining $749,000 of restricted cash collateralizes a $749,000 letter of credit available to the landlord of a leased facility in the event Mobile Government defaults on the lease.

(5) PROPERTY AND EQUIPMENT

        Property and equipment consists of the following at June 30, 2004 (in thousands):

	Estimated useful lives	2004
Furniture and fixtures	5 Years	$248
Computer and equipment	3 Years	447
Software	3 Years	125
Leasehold improvements	Term of Lease	613

Total property and equipment		$1,433
Less accumulated depreciation		(890)

Property and equipment, net of accumulated depreciation		$543

(6) INTANGIBLE ASSETS

        Intangible assets consists of the following at June 30, 2004 (in thousands):

	Estimated useful lives	2004
Trademarks	5 Years	$200
Other intangibles	5 Years	7,239

Total intangible assets		7,439
Less accumulated amortization		(5,406)

Intangible assets net of accumulated amortization		$2,033

(7) RESTRUCTURING CHARGES

        Restructuring charges were approximately $49,000 and $46,000 for the six months ended June 30, 2003 and 2004, respectively; and were primarily related to severance associated with staffing reductions.

(8) COMMITMENTS AND CONTINGENCIES

(a)   LEGAL PROCEEDINGS

        Mobile Government is a party to legal proceedings in the normal course of business. Based on evaluation of these matters and discussions with counsel, Mobile Government believes that liabilities arising from these matters will not have a material adverse effect on the results of its operations or financial position.

(b)   CONTRACTUAL COMMITMENTS

        Mobile Government may have to pay liquidated damages to customers in certain circumstances, including if its sub-contractors do not perform on time. In addition, Mobile Government sometimes indemnifies certain of its customers against damages, if any, they might incur as a result of a claim brought against them related to third party software imbedded in Mobile Government's products. Mobile Government's most significant exposure to liquidated and other damages relates to its two largest uncompleted contracts with the Pennsylvania State Police (PSP) and Hamilton County, Ohio (Hamilton). The PSP and Hamilton contracts limit Mobile Government's liability for damages to approximately $7.0 million and $10.0 million, respectively. Mobile Government management believes that both contracts will be completed within contract terms including defined specification for performance and, accordingly, payment of damages under the contracts is not likely. However, as the projects are not complete, there is no assurance that damages will not be incurred in the future and, if incurred, that such amounts will not be material to the financial statements.

 BIO-key International, Inc.

INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

We are providing the following unaudited pro forma condensed consolidated financial information of BIO-key International, Inc. (BIO-key) and its acquisition of the Mobile Government division of Aether Systems, Inc. to present the results of operations and financial position of BIO-key had the merger been completed at an earlier date.

        On September 30, 2004, we acquired certain assets and assumed certain liabilities of the Mobile Government division of Aether Systems, Inc (AMG). AMG solutions are currently deployed in state and local police, fire and rescue and emergency medical services organizations and are fully integrated into 47 different state information databases, as well as local and federal databases. AMG focuses its products in law enforcement areas around mobile data collection and reporting as well as cross agency data sharing on federal, state and local levels.

        The aggregate purchase price of the acquisition was approximately $12,579,000, which includes the costs of acquisition. The purchase price is subject to a number of adjustments including changes in working capital, and cash collected and payments made by Aether on behalf of the company. The Company and Aether have not yet reached agreement on the amount, if any, of these adjustments. The Company expects to reach final agreement during the fourth quarter of 2004.

        The unaudited pro forma condensed consolidated statement of operations of the Company gives effect to the merger as if it had occurred on January 1, 2003 for the year ended December 31, 2003 and for the six months ended June 30, 2004.

        This unaudited pro forma condensed consolidated financial information is based on the estimates and assumptions set forth herein and in the notes thereto. The pro forma results have been prepared utilizing (a) the audited financial statements of BIO-key included in Form 10-KSB for the year ended December 31, 2003; (b) the unaudited financial statements of BIO-key included in Form 10-QSB for the six months ended June 30, 2004; (c) the audited financial statements of AMG for the year ended December 31, 2003; and (d) the unaudited financial statements of AMG for the six months ended June 30, 2004.

        The following unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of (i) the results of operations of the Company that actually would have occurred had the Merger Agreement been consummated on the dates indicated or (ii) the results of operations of the Company that may occur or be attained in the future. The following information is qualified in its entirety by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", BIO-key's audited consolidated financial statements, including the notes thereto contained in its Annual Report on Form 10-KSB for the year ended December 31, 2003, BIO-key's unaudited consolidated financial statements filed on Form 10-QSB for the quarter ended June 30, 2004, AMG's audited financial statements, including the notes thereto, for the years ended December 31, 2003 and 2002, AMG's unaudited consolidated financial statements for the quarter ended June 30, 2004, included herein, PSG's audited consolidated financial statements for the years ended December 31, 2003 and 2002 filed on Form 8-K dated June 14, 2004, and other historical financial information appearing elsewhere herein.

 BIO-key International, Inc. and Subsidiary

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended December 31, 2003						Pro Forma Consolidated after Acquisitions
				PSG Pro Forma Adjustments		AMG Pro Forma Adjustments
	BIO-key	PSG	AMG
				(Note 2)		(Note 3)
Revenues
Product sales	$102,007	$—	$20,898,000	$—		$—	$21,000,007
License fees	411,400	821,084	—	—		—	1,232,484
Maintenance fees	—	114,577	—	—		—	114,577
Technical support and other services	10,694	—	—	—		—	10,694

	524,101	935,661	20,898,000	—		—	22,357,762
Costs and other expenses
Cost of product sales	87,387	—	5,871,000	—		—	5,958,387
Cost of technical support and other services	1,694	—	—	—		—	1,694
Selling, general and administrative	2,118,122	659,239	6,963,000	—		—	9,740,361
Research, development and engineering	1,030,944	3,024	5,352,000	—		—	6,385,968
Corporate allocation		—	3,014,000	—		—	3,014,000
Depreciation	6,386	—	430,247	—	(4)	(56,188)	380,445
Amortization	—	—	2,445,753 (1)	433,315	(1)	429,413	862,728 (2)
Option and warrant expense	—	—	278,000	—	(2)	(278,000)	—
Restructuring charge	—	—	56,000	—	(2)	(56,000)	—

	3,244,533	662,263	24,410,000	433,315		(2,406,528)	26,343,583

Operating profit (loss)	(2,720,432)	273,398	(3,512,000)	(433,315)		2,406,528	(3,985,821)
Other income (deductions)
Interest expense	(1,109,786)	(50,244)	— (2)	50,244	(5)	(782,474)	(1,892,260)
Sundry	4,145	102	37,000	—	(3)	(37,000)	4,247

	(1,105,641)	(50,142)	37,000	50,244		(819,474)	(1,888,013)

NET EARNINGS (LOSS)	$(3,826,073)	$223,256	$(3,475,000)	$(383,071)		$1,587,054	$(5,873,834)

Basic and diluted earnings (loss) to common stockholders
Net earnings (loss)	$(3,826,073)	$223,256	$(3,475,000)	$(383,071)		$1,587,054	$(5,873,834)
Convertible preferred stock dividends and accretion	(136,755)	—	—	—		—	(136,755)
Earnings (loss) applicable to common stockholders	$(3,962,828)	$223,256	$(3,475,000)	$(383,071)		$1,587,054	$(6,010,589)

Basic and diluted loss per common share
Net loss	$(0.22)						$(0.29)
Convertible preferred stock dividend and accretion	(0.01)						(0.01)

Loss applicable per common share	$(0.23)						$(0.30)

Weighted average number of common shares outstanding	17,543,586						19,965,694

See Notes to Pro Forma Condensed Consolidated Financial Statements

 BIO-key International, Inc. and Subsidiary

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Six months ended June 30, 2004						Pro Forma Consolidated after Acquisitions
				PSG Pro Forma Adjustments		AMG Pro Forma Adjustments
	BIO-key	PSG	Adjustments
				(Note 2)		(Note 3)
Revenues
Product sales	$120,048	$—	$9,222,000	$—		$—	$9,342,048
License fees	579,713	73,079	—	—		—	652,792
Maintenance fees	—	32,609	—	—		—	32,609
Technical support and other services	131,239	43,848	—	—		—	175,087

	831,000	149,536	9,222,000	—		—	10,202,536
Costs and other expenses
Cost of product sales	100,667	—	3,390,000	—		—	3,490,667
Selling, general and administrative	2,056,265	419,330	3,423,000	—		—	5,898,595
Research, development and engineering	600,361	—	2,962,000	—		—	3,562,361
Corporate allocation	—	—	2,647,000	—		—	2,647,000
Depreciation	17,015	—	157,116	—	(4)	(28,093)	146,038
Amortization	108,329	—	1,222,884 (1)	108,329	(2)	(1,222,884)	431,365
					(1)	214,707
Option and warrant expense	—	—	155,000	—	(2)	(155,000)	—
Impairment of intangibles	—	—	8,928,000	—	(2)	(8,928,000)	—
Restructuring charge	—	—	46,000	—	(2)	(46,000)	—

	2,882,637	419,330	22,931,000	108,329		(10,165,270)	16,176,026

Operating profit (loss)	(2,051,637)	(269,794)	(13,709,000)	(108,329)		10,165,270	(5,973,490)
Other income (deductions)
Interest expense	(137,472)	—	—	—	(5)	(434,558)	(572,030)
Sundry	16,523	—	—	—		—	16,523

	(120,949)	—	—	—		(434,558)	(555,507)

NET EARNINGS (LOSS)	$(2,172,586)	$(269,794)	$(13,709,000)	$(108,329)		$9,730,712	$(6,528,997)

Basic and diluted earnings (loss) to common stockholders
Net earnings (loss)	$(2,172,586)	$(269,794)	$(13,709,000)	$(108,329)		$9,730,712	$(6,528,997)
Convertible preferred stock dividends and accretion	(153,150)	—	—	—		—	(153,150)

Earnings (loss) applicable to common stockholders	$(2,325,736)	$(269,794)	$(13,709,000)	$(108,329)		$9,730,712	$(6,682,147)

Basic and diluted loss per common share
Net loss	$(0.07)						$(0.18)
Convertible preferred stock dividend and accretion	(0.01)						(0.00)

Loss applicable per common share	$(0.08)						$(0.18)

Weighted average number of common shares outstanding	30,769,548						36,349,609

See Notes to Pro Forma Condensed Consolidated Financial Statements

 BIO-key International, Inc. and Subsidiary

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Six Months Ended June 30, 2004

Note 1.

        BIO-key is a publicly held corporation who acquired certain assets and assumed certain liabilities of the Mobile Government division of Aether Systems, Inc. For accounting purposes, this transaction has been treated as an acquisition with the net assets of the acquired company being stated at fair value in accordance with the purchase method of accounting.

Note 2.

        The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2004 presented herein have been prepared as if the merger of BIO-key and PSG had been consummated as of January 1, 2003. Pro forma statements of operations adjustments for the twelve months ended December 31, 2003 and for the six months ended June 30, 2004 have been made for the following:

  (1)
  To record amortization for the fair value of finite intangible assets acquired related to the PSG acquisition, as if the acquisition had been consummated as of January 1, 2003. Accordingly, additional amortization of $433,315 and $108,329 is included as a pro forma adjustment for the twelve months ended December 31, 2003 and the six months ended June 30, 2004, respectively.

  (2)
  To eliminate interest expense recorded on the note payable that was paid off pursuant to the Merger Agreement, as if the acquisition had been consummated as of January 1, 2003. Accordingly, a reduction of interest expense of $50,244 is included as a pro forma adjustment for the twelve months ended December 31, 2003.

Note 3.

        The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2004 presented herein have been prepared as if the merger of BIO-key and AMG had been consummated as of January 1, 2003. Pro forma statements of operations adjustments for the twelve months ended December 31, 2003 and for the six months ended June 30, 2004 have been made for the following:

  (1)
  To record amortization for the fair value of the finite intangible assets acquired related to the AMG acquisition as if it had been consummated as of January 1, 2003. Accordingly, additional amortization of $429,413 and $214,707 is included as a pro forma adjustment for the twelve months ended December 31, 2003 and the six months ended June 30, 2004 respectively.

  (2)
  To eliminate amortization, stock option expense, impairment of intangibles, and restructuring charges that would not have been incurred if the acquisition had been consummated as of January 1, 2003. Accordingly, a reduction of expense of $2,779,753 and $10,351,884 is included as a pro forma adjustment for the twelve months ended December 31, 2003 and the six months ended June 30, 2004 respectively.

  (3)
  To eliminate interest income of $37,000 for the twelve months ended December 31, 2003 as no cash was acquired in the acquisition.

  (4)
  The adjustment to depreciation is a result of adjusting certain assets to fair value. Accordingly, a reduction of expense of $56,188 and $28,093 is included as a pro forma adjustment for the twelve months ended December 31, 2003 and the six months ended June 30, 2004 respectively.

  (5)
  To record interest expense on the funds borrowed to finance the acquisition. Accordingly, interest expense of $782,474 and $434,558 is included as a pro forma adjustment for the twelve months ended December 31, 2003 and the six months ended June 30, 2004 respectively.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        Section 302A.521 of the Minnesota Business Corporation Act ("MBCA") generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys' fees and disbursements) if such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        As permitted under the MBCA, the Articles of Incorporation of the Company provide that directors shall have no personal liability to the Company or to its shareholders for monetary damages arising from breach of the director's duty of care in the affairs of the Company. The MBCA does not permit elimination of liability for breach of a director's duty of loyalty to the Company or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith and acts resulting in an improper personal benefit to the director. The By-Laws of the Company provide that the Company shall indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, in accordance with and to the full extent permitted by, the MBCA.

        The indemnification provisions described above would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's Articles of Incorporation, Bylaws, the MBCA, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In addition, the registrant has purchased directors and officers liability insurance.

Item 25. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses in connection with the securities being registered pursuant to this registration statement. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission registration fee	$3,892
Printing and EDGAR formatting fees and expenses	$15,000
Accounting fees and expenses	$25,000
Legal fees and expenses	$50,000
Total	$93,892

        The Company will bear all expenses shown above, and the selling security holders will not bear any portion of these expenses.

Item 26. Recent Sales of Unregistered Securities.

        (a)   Between October 12, 2001 and November 13, 2001, the Company issued an aggregate of 670,445 shares of common stock to The Shaar Fund Ltd. upon conversion of 1,431 shares of the

Company's Series A Convertible Preferred Stock and payment of cumulative dividends in arrears due thereon and interest due on such dividends. These securities were issued to one (1) accredited investor in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (b)   On November 26, 2001, the Company issued a 5% convertible debenture in the principal amount $539,625, a non-interest convertible debenture in the principal amount of $1,000,000, a secured convertible in the principal of $4,092,920, 21,430 shares of Series B Convertible B Preferred Stock and warrants to purchase 4,000,000 shares of common stock to The Shaar Fund Ltd in consideration of the conversion of $3,567,546 of outstanding indebtedness, conversion of 18,449 shares of Series A Convertible Stock together with all accrued dividends and interest due thereon, and gross cash proceeds of $1,065,000. These securities were issued to one (1) accredited investor in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (c)   Between July 22, 1996 and July 18, 2003, the Company issued options under its 1996 Stock Incentive Plan to directors, executive officers, employees and consultants of the Company to purchase shares of common stock at exercise prices equal to the last sales price of the Company's common stock on the date of grant, of which 482,380 remain outstanding. These securities were issued in private placement transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (d)   Between September 1, 1999 and January 4, 2004, the Company issued options under its 1999 Stock Incentive Plan to directors, executive officers, employees, and consultants of the Company to purchase shares of common stock at exercise prices equal to the last sales price of the Company's common stock on the date of grant, of which 1,176,669 remain outstanding. These securities were issued in private placement transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (e)   Between March 24, 1997 and March 15, 2002, the Company issued options to purchase an aggregate of 2,048,380 shares of common stock to executive officers of the Company. These securities were issued in private placement transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (f)    On November 22, 2001, the Company issued options and warrants to purchase an aggregate of 500,000 shares of common stock at an exercise price of $.3832 per share to certain consultants, including Benjamin Netanyahu, the former Prime Minister of Israel, in consideration of services rendered to the Company, 276,000 of which were issued under the Company's 1996 Option Plan. Under the terms of its agreement with the consultants the Company is obligated to pay additional fees to them based on sales generated as a result of their efforts. At Mr. Netanyahu's option, these fees are convertible into up to 575,000 shares of common stock at a conversion price of $.3832 provided that such issuance does not cause Mr. Netanyahu to beneficially own in excess of 4.99% of the Company's outstanding common stock. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the

Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (g)   Between November 27, 2001 and February 6, 2002, the Company issued an aggregate of 623,050 shares of common stock to The Shaar Fund Ltd. upon conversion of $323,626 principal amount and $175 of accrued interest due under the Company's 5% Convertible Debenture due September 30, 2003. These securities were issued to one (1) accredited investor in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (h)   On December 1, 2001, the Company issued warrants to purchase 27,000 shares of common stock at an exercise price of $1.00 per share to a government relations consultant in consideration of services rendered to the Company. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (i)    On March 20, 2002, the Company issued warrants to purchase 168,000 and 25,000 shares of common stock at exercise prices of $1.00 and $1.20 per share, respectively, in settlement of a dispute with a former consultant of the Company. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (j)    On March 22, 2002, the Company issued a four-year warrant to purchase 25,000 shares of common stock to Punk, Ziegel & Company, L.P., a financial advisory firm, at an exercise price of $1.00 per share. The warrant is immediately exercisable and was issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof without payment of underwriting discounts or commissions to any person.

        (k)   Between July 16, 2002 and February 20, 2003, the Company issued warrants to purchase an aggregate of 400,000 shares of common stock at exercise prices of $0.45 and $0.49 per share, respectively, to CEO Cast, Inc., an investor relations consultant, in consideration of services rendered to the Company. On April 13, 2004, we issued an aggregate of 303,982 shares of our common stock upon exercise of such warrants by CEO Cast, Inc. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (l)    On October 31, 2003, the Company issued a Secured 7% Convertible Promissory Note in the principal amount of up to $2,500,000 to The Shaar Fund Ltd. Upon closing, we received cash proceeds of $600,000. The remaining $1,900,000 was advanced between December 3, 2003 and March 29, 2004. The Note was recently amended and currently provides for the principal and accrued interest due under the Note to be converted at the option of the holder into either common stock at a conversion price of $.75 per share or series C convertible preferred stock at a conversion price of $100 per share. As of April 2004, the note and accrued interest thereon have been converted into our series C preferred stock. The Note was issued to one accredited investor in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder, without payment of underwriting discounts or commissions to any person.

        (m)  Between December 11, 2003 and March 2, 2004, the Company issued an aggregate of 4,120,345 shares of common stock upon conversion of $2,538,938 principal amount and $551,321 of accrued interest due under our Secured Convertible Note dated November 26, 2001. The shares were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder without payment of underwriting discounts or commission to any person.

        (n)   On March 3, 2004, the Company issued 65,000 shares of series C convertible preferred stock to The Shaar Fund Ltd. in exchange for the cancellation of $5,736,232 principal amount of outstanding convertible promissory notes and $758,302 of accrued interest due thereunder. The series C convertible preferred are convertible at the option of the holder into common stock at a conversion price of $.75 per share, subject to certain anti-dilution adjustments. The securities were issued to one accredited investor in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder, without payment of underwriting discounts or commissions to any person.

        (o)   On March 30, 2004, the Company issued 5,257 shares of series C convertible preferred stock to The Shaar Fund Ltd. in exchange for the cancellation of all of our issued and outstanding shares of series B preferred stock. The series C convertible preferred are convertible at the option of the holder into common stock at a conversion price of $.75 per share, subject to certain anti-dilution adjustments. The securities were issued to one accredited investor in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder, without payment of underwriting discounts or commissions to any person.

        (p)   On March 30, 2004, the Company issued 18,275 shares of series C convertible preferred stock to The Shaar Fund Ltd. in exchange for the cancellation of $1,777,500 principal amount of outstanding convertible promissory notes and $49,962.50 of accrued interest due thereunder. The series C convertible preferred are convertible at the option of the holder into common stock at a conversion price of $.75 per share, subject to certain anti-dilution adjustments. The securities were issued to one accredited investor in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder, without payment of underwriting discounts or commissions to any person.

        (q)   On March 30, 2004, the Company issued an aggregate of 2,422,108 shares of common stock to ten (10) individuals and Harward Investments, Inc. in connection with the Company's acquisition of Public Safety Group, Inc. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (r)   On March 31, 2004, the Company issued an aggregate of 8,888,928 shares of common stock and warrants to purchase 4,444,464 shares of common stock to forty-nine (49) accredited investors for an aggregate purchase price of approximately $12,000,000 in cash. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (s)   On March 31, 2004, the Company issued warrants to purchase an aggregate of 440,000 shares of its common stock to Jesup & Lamont Securities Corp., and certain of its employees, each at an exercise price of $1.35 per share. The warrants are immediately exercisable and were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof without payment of underwriting discounts or commissions to any person.

        (t)    On April 29, 2004, the Company issued 3,750 shares of series C convertible preferred stock to Thomas J. Colatosti in exchange for the cancellation of $375,000 principal amount of outstanding convertible promissory notes. The series C convertible preferred are convertible at the option of the holder into common stock at a conversion price of $.75 per share, subject to certain anti-dilution adjustments. The securities were issued to one accredited investor in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder, without payment of underwriting discounts or commissions to any person.

        (u)   In a cashless exchange in July 2004, the Company issued 251,000 shares of common stock in exchange for the cancellation of warrants valued at $96,183.

        (v)   In July 2004, the Company provided an employee of the Company a seven-year option to purchase 75,000 shares of the Company's common stock at an exercise price of $1.35 per share. The option vests in three annual installments commencing July 1, 2005.

        (w)  In July 2004, the Company issued five-year warrants to purchase an aggregate of 150,000 shares of common stock at an exercise price of $0.97 per share to certain consultants. The warrants shall vest as follows: 50,000 shares immediately, 75,000 shares on July 15, 2005 and 25,000 shares on July 15, 2006.

        (x)   On September 29, 2004, the Company issued secured convertible term notes in the aggregate principal amount of $5,050,000 and warrants to purchase 1,122,222 shares of common stock at an exercise price of $1.35 per share to Laurus Master Fund, Ltd. and other institutional and accredited investors. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (y)   On September 29, 2004, the Company issued secured convertible term notes in the aggregate principal amount of $4,950,000 and warrants to purchase 1,099,997 shares of common stock at an exercise price of $1.35 per share to The Shaar Fund Ltd. and other institutional and accredited investors. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

        (z)   In September 2004, the Company issued an employee a stock option to purchase 200,000 shares of the Company's common stock at an exercise price of $1.05 per share. The option has a term of seven (7) years and vests in three equal annual installments commencing on September 15, 2005.

        (aa) In October 2004, the Company issued an employee a stock option to purchase 300,000 shares of the Company's common stock at an exercise price of $1.11 per share. The option has a term of seven (7) years and vests in three equal annual installments commencing on October 4, 2005.

        (bb) In October 2004, the Company issued a director, Richard E. Gaddy, a stock option to purchase 50,000 shares of the Company's common stock at an exercise price of $1.03 per share. The option has a term of seven (7) years and vests in two equal annual installments commencing on October 12, 2005.

Item 27. Exhibits.

        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 28. Undertakings.

        (a)   The registrant hereby undertakes:

    (1)
    to file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2)
    for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3)
    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in Eagan, Minnesota on December 22, 2004.

BIO-KEY INTERNATIONAL, INC.
By:	/s/ MICHAEL W. DEPASQUALE Michael W. DePasquale Chief Executive Officer

Power of Attorney and Signatures

        Know all by these presents, that each individual whose signature appears below constitutes and appoints Michael W. DePasquale, Harlan Plumley and Charles J. Johnson, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MICHAEL W. DEPASQUALE Michael W. DePasquale	Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2004
/s/ HARLAN PLUMLEY Harlan Plumley	Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2004
/s/ THOMAS J. COLATOSTI Thomas J. Colatosti	Chairman of the Board of Directors	December 22, 2004
/s/ JEFFREY J. MAY Jeffrey J. May	Director	December 22, 2004
/s/ RICHARD E. GADDY Richard E. Gaddy	Director	December 22, 2004

EXHIBIT INDEX

Exhibit No.	Description
2.1(1)	Agreement and Plan of Merger dated as of March 30, 2004 by and among BIO-key International, Inc., BIO-Key Acquisition Corp., Public Safety Group, Inc. ("PSG") and each of the shareholders of PSG
2.2(2)	Asset Purchase Agreement dated as of August 16, 2004 by and among BIO-key International, Inc., Aether Systems, Inc., Cerulean Technologies, Inc. and SunPro, Inc.
3.1(3)	Amended and Restated Articles of Incorporation
3.2(4)	Certificate of Amendment to Amended and Restated Articles of Incorporation
3.3(5)	Certificate of Designation of Series A 9% Convertible Preferred Stock
3.4(6)	Amended and Restated Certificate of Designation of Series A 9% Convertible Preferred Stock
3.5(7)	Certificate of Designation of Series B 9% Convertible Preferred Stock
3.6(8)	Amendment to the Amended and Restated Articles of Incorporation filed February 28, 2002
3.7(9)	Certificate of Designation of Series C Convertible Preferred Stock
3.8(3)	Amended and Restated By-laws
3.9(14)	Amendment to the Amended and Restated Articles of Incorporation filed September 14, 2004
4.1(3)	Specimen certificates for shares of BIO-key International, Inc. common stock
5.1(15)	Opinion of Faegre & Benson LLP
10.1(3)	SAC Technologies, Inc. 1996 Stock Option Plan
10.2(6)	Amendment No. 1 to the SAC Technologies, Inc. 1996 Stock Option Plan
10.3(6)	SAC Technologies, Inc. 1999 Stock Option Plan
10.4(7)	Warrant issued to The Shaar Fund Ltd.
10.5(7)	Security Interest Provisions
10.6(7)	Employment Agreement by and between BIO-key International, Inc. and Mira LaCous dated November 20, 2001
10.7(7)	Option to Purchase 140,000 Shares of Common Stock issued to Mira LaCous
10.8(11)	Option to Purchase 150,000 Shares of Common Stock issued to Thomas J. Colatosti
10.9(11)	Non-Qualified Stock Option Agreement under the registrant's 1999 Stock Incentive Plan to Purchase 200,000 Shares of Common Stock issued to Thomas J. Colatosti
10.10(11)	Employment Agreement by and between BIO-key International, Inc. and Michael W. DePasquale dated January 3, 2003
10.11(11)	Option to Purchase 580,000 Shares of Common Stock issued to Michael W. DePasquale
10.12(11)	Note Purchase Agreement dated January 27, 2003
10.13(11)	Secured Convertible Promissory due June 30, 2004
10.14(11)	Option to Purchase 200,000 Shares of Common Stock issued to Charles P. Romeo
10.15(9)	Amendment No. 1 to Note Purchase Agreement dated October 31, 2003 by and between BIO-key International, Inc. and The Shaar Fund Ltd.
10.16(9)	Securities Exchange Agreement dated March 3, 2004 by and between BIO-key International, Inc. and The Shaar Fund Ltd.

10.17(9)	Registration Rights Agreement dated March 3, 2004 by and between BIO-key International, Inc. and The Shaar Fund Ltd.
10.18(9)	Secured Convertible Promissory Note due October 31, 2005 in the principal amount of up to $2,125,000
10.19(9)	Secured Convertible Promissory Note due October 31, 2005 in the principal amount of up to $375,000
10.20(9)	Option to Purchase 500,000 Shares of Common Stock issued to Michael W. DePasquale
10.21(9)	Option to Purchase 150,000 Shares of Common Stock issued to Thomas J. Colatosti
10.22(9)	Option to Purchase 50,000 Shares of Common Stock issued to Thomas J. Colatosti
10.23(9)	Option to Purchase 50,000 Shares of Common Stock issued to Jeff May
10.24(9)	Option to Purchase 50,000 Shares of Common Stock issued to Charles Romeo
10.25(9)	Option to Purchase 300,000 Shares of Common Stock issued to Randy Fodero
10.26(12)	Amendment Agreement dated March 30, 2004 by and between BIO-key International, Inc. and The Shaar Fund Ltd.
10.27(13)	Securities Purchase Agreement dated as of March 31, 2004 (the "March Securities Purchase Agreement") by and among BIO-key International, Inc. and each of the Purchasers named therein.
10.28(13)	Form of Warrant issued by BIO-key International, Inc. pursuant to the March Securities Purchase Agreement.
10.29(2)	Securities Purchase Agreement dated as of September 29, 2004 (the "Laurus Securities Purchase Agreement") by and between BIO-key International, Inc., Laurus Master Fund, Ltd. and the other Purchasers party thereto.
10.30(2)	Form of Secured Convertible Term Note issued by BIO-key International, Inc. pursuant to the Laurus Securities Purchase Agreement.
10.31(2)	Form of Common Stock Purchase Warrant issued by BIO-key International, Inc. pursuant to the Laurus Securities Purchase Agreement.
10.32(2)	Master Security Agreement dated as of September 29, 2004 by and between BIO-key International, Inc., Public Safety Group, Inc. and Laurus Master Fund, Ltd., as Collateral Agent.
10.33(2)	Subsidiary Guaranty dated as of September 29, 2004 made by Public Safety Group, Inc. in favor of Laurus Master Fund, Ltd. and the other Purchasers party thereto.
10.34(2)	Stock Pledge Agreement dated as of September 29, 2004 by and between BIO-key International, Inc. and Laurus Master Fund, Ltd. and the other Purchasers party thereto.
10.35(2)	Registration Rights Agreement dated as of September 29, 2004 by and between BIO-key International, Inc., Laurus Master Fund, Ltd. and the other \ Purchasers party thereto.
10.36(2)	Securities Purchase Agreement dated as of September 29, 2004 (the "Shaar Securities Purchase Agreement") by and between BIO-key International, Inc., The Shaar Fund, Ltd. and the other Purchasers party thereto.
10.37(2)	Form of Convertible Term Note issued by BIO-key International, Inc. pursuant to the Shaar Securities Purchase Agreement.
10.38(2)	Form of Common Stock Purchase Warrant issued by BIO-key International, Inc. pursuant to the Shaar Securities Purchase Agreement.
10.39(2)	Registration Rights Agreement dated as of September 29, 2004 by and between BIO-key International, Inc., The Shaar Fund, Ltd. and the other Purchasers party thereto.

10.40(2)	Intercreditor Agreement dated as of September 30, 2004 by and among Laurus Master Fund, Ltd., individually and as Collateral Agent, Aether Systems, Inc., Public Safety Group, Inc. and BIO-key International, Inc.
10.41(2)	Subordination and Intercreditor Agreement dated as of September 30, 2004 by and among Laurus Master Fund, Ltd., as Collateral Agent, The Shaar Fund, Ltd., as Purchaser Agent, Aether Systems, Inc., Public Safety Group, Inc. and BIO-key International, Inc.
10.42(2)	Subordinated Secured Promissory Note dated September 30, 2004 issued by BIO-key International, Inc. and Public Safety Group, Inc. in favor of Aether Systems, Inc.
10.43(14)	Option to Purchase 200,000 shares of common stock issued to Harlan Plumley
10.44(14)	Employment Agreement dated as of September 15, 2004 by and between BIO-key International, Inc. and Harlan Plumley
10.45(14)	Option to Purchase 300,000 shares of common stock issued to Kenneth Souza
10.46(14)	Employment Agreement dated as of October 4, 2004 by and between BIO-key International, Inc. and Kenneth Souza
10.47(14)	Option to Purchase 50,000 shares of common stock issued to Richard Gaddy
10.48(14)	BIO-Key International, Inc. 2004 Stock Incentive Plan
21.1(15)	List of subsidiaries of BIO-Key International, Inc.
23.1(10)	Consent of Divine, Scherzer & Brody, Ltd.
23.2(10)	Consent of KPMG LLP
23.3(15)	Consent of Faegre & Benson LLP (Included in Exhibit 5.1)
24.1(10)	Power of Attorney (Included on the signature page to this registration statement)

(1)
Filed as an exhibit to the registrant's current report on Form 8-K filed with the Securities and Exchange Commission on April 14, 2004 and incorporated herein by reference.

(2)
Filed as an exhibit to the registrant's current report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2004 and incorporated herein by reference.

(3)
Filed as an exhibit to the registrant's registration statement on Form SB-2, File No. 333-16451 dated February 14, 1997 and incorporated herein by reference.

(4)
Filed as an exhibit to the registrant's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on May 24, 1999 and incorporated herein by reference.

(5)
Filed as an exhibit to the registrant's current report on Form 8-K filed with the Securities and Exchange Commission on July 8, 1999 and incorporated herein by reference.

(6)
Filed as an exhibit to the registrant's annual report on Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2000 and incorporated herein by reference.

(7)
Filed as an exhibit to the registrant's current report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2001 and incorporated herein by reference.

(8)
Filed as an exhibit to the registrant's registration statement on Form SB-2, File No. 333-85056 dated March 27, 2002 and incorporated herein by reference.

(9)
Filed as an exhibit to the registrant's annual report on Form 10-KSB filed with the Securities and Exchange Commission on March 26, 2004 and incorporated herein by reference.

(10)
Filed herewith.

(11)
Filed as an exhibit to the registrant's annual report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.

(12)
Filed as an exhibit to the registrant's registration statement on Form SB-2, File No. 333-115037 dated April 30, 2004 and incorporated herein by reference.

(13)
Filed as an exhibit to the registrant's current report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2004 and incorporated herein by reference.

(14)
Filed as an exhibit to the registrant's registration statement on Form SB-2, File No. 333-120104 dated October 29, 2004 and incorporated herein by reference.

(15)
Previously Filed

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF THE BUSINESS
DESCRIPTION OF PROPERTY
LEGAL PROCEEDINGS
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
ACQUISITION OF PUBLIC SAFETY GROUP, INC.
PRIVATE PLACEMENT TRANSACTION
ACQUISITION OF AETHER MOBILE GOVERNMENT
CONVERTIBLE DEBT FINANCING TRANSACTIONS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
  ITEM 7—FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants
BIO-key International, Inc. BALANCE SHEET December 31, 2003
BIO-key International, Inc. STATEMENTS OF OPERATIONS Years ended December 31,
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
BIO-key International, Inc. STATEMENTS OF CASH FLOWS Years ended December 31,
BIO-key International, Inc. NOTES TO THE FINANCIAL STATEMENTS December 31, 2002 and 2003
BIO-key International, Inc. and Subsidiary CONSOLIDATED BALANCE SHEETS
BIO-key International, Inc. and Subsidiary CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
BIO-key International, Inc. and Subsidiary CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
BIO-key International, Inc. and Subsidiary NOTES TO FINANCIAL STATEMENTS December 31, 2003, and June 30, 2004 (Unaudited)
Report of Independent Certified Public Accountants
Public Safety Group, Inc. BALANCE SHEETS
Public Safety Group, Inc. STATEMENTS OF OPERATIONS
Public Safety Group, Inc. STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) Years ended December 31, 2003 and 2002
Public Safety Group, Inc. STATEMENTS OF CASH FLOWS
Public Safety Group, Inc. NOTES TO FINANCIAL STATEMENTS December 31, 2003 and 2002
Independent Auditors' Report
AETHER MOBILE GOVERNMENT (A Division of Aether Systems, Inc.) Balance Sheets December 31, 2003 and 2002 (In thousands)
AETHER MOBILE GOVERNMENT (A Division of Aether Systems, Inc.) Statements of Operations Years ended December 31, 2003 and 2002 (In thousands)
AETHER MOBILE GOVERNMENT (A Division of Aether Systems, Inc.) Statements of Division Equity Years ended December 31, 2003 and 2002 (In thousands)
AETHER MOBILE GOVERNMENT (A Division of Aether Systems, Inc.) Statements of Cash Flows Years ended December 31, 2003 and 2002 (In thousands)
AETHER MOBILE GOVERNMENT (A Division of Aether Systems, Inc.) Notes to Financial Statements December 31, 2003 and 2002
AETHER MOBILE GOVERNMENT (A DIVISION OF AETHER SYSTEMS, INC.) BALANCE SHEET AS OF JUNE 30, 2004 (IN THOUSANDS) (UNAUDITED)
AETHER MOBILE GOVERNMENT (A DIVISION OF AETHER SYSTEMS, INC.) STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2004 (IN THOUSANDS) (UNAUDITED)
AETHER MOBILE GOVERNMENT (A DIVISION OF AETHER SYSTEMS, INC.) STATEMENT OF DIVISION EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2004 (IN THOUSANDS) (UNAUDITED)
AETHER MOBILE GOVERNMENT (A DIVISION OF AETHER SYSTEMS, INC.) STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2004 (IN THOUSANDS) (UNAUDITED)
AETHER MOBILE GOVERNMENT (A DIVISION OF AETHER SYSTEMS, INC.) NOTES TO FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED)
BIO-key International, Inc. INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
BIO-key International, Inc. and Subsidiary UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
BIO-key International, Inc. and Subsidiary UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
BIO-key International, Inc. and Subsidiary NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Year Ended December 31, 2003 and Six Months Ended June 30, 2004
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 24. Indemnification of Directors and Officers.
  Item 25. Other Expenses of Issuance and Distribution.
  Item 26. Recent Sales of Unregistered Securities.
  Item 27. Exhibits.
  Item 28. Undertakings.
SIGNATURES
EXHIBIT INDEX